Exhibit 99.4


                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF DELAWARE


In re                                     )
                                          )
STONE & WEBSTER, INCORPORATED,            )      Chapter 11
et al.,                                   )
                        Debtors.          )      Case No. 00-02142 (PJW)



                  DISCLOSURE STATEMENT WITH RESPECT TO THIRD
                   AMENDED AND RESTATED PLAN OF LIQUIDATION
                     DATED APRIL 22, 2003 PROPOSED BY THE
                    OFFICIAL COMMITTEE OF EQUITY HOLDERS OF
                         STONE & WEBSTER, INCORPORATED


             [THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE COURT.]



                                           Ian C. Bifferato, Esq.
                                           BIFFERATO, BIFFERATO & GENTILOTTI
                                           1308 Delaware Avenue
                                           Wilmington, DE  19806
                                           Tel:  302/429-1900
                                           Fax:  302/429-8606

                                           David F. Heroy
                                           Robert V. Shannon
                                           Carmen H. Lonstein
                                           BELL, BOYD & LLOYD LLC
                                           70 West Madison Street, Suite 3300
                                           Chicago, IL  60602
                                           Tel:  (312)372-1121
                                           Fax:  (312)372-2098

                                           Counsel to the Official Committee
                                           of Equity Holders




                               TABLE OF CONTENTS

                                                                         Page

I.       INTRODUCTION.......................................................1

         A.       RECOMMENDATION............................................1

         B.       COMPARISON OF THE EQUITY PLAN TO DEBTORS' PLAN............2

                  1.       Pension Reversion................................2

                  2.       Subrogation Claims...............................2

                  3.       Intercompany Claims/Prepetition..................2

                  4.       Intercompany Claims/Post-petition................3

                  5.       Management.......................................3

         C.       OTHER BASES FOR RECOMMENDATION............................4

                  1.       SWINC Creditor Recoveries........................4

                  2.       SWINC Equity Recoveries..........................4

                  3.       Liquidation Costs................................4

                  4.       Pension Reversion................................4

                  5.       SWE&C Creditor Returns...........................4

         D.       PURPOSE OF THIS DOCUMENT..................................5

         E.       HOLDERS OF CLAIMS OR INTERESTS ALLOWED TO VOTE............6

         F.       VOTING ON THE EQUITY PLAN.................................7

                  1.       Acceptance Requirements..........................7

                  2.       Confirmation Despite Rejection-Cramdown..........7

                  3.       Time and Place of the Confirmation Hearing.......7

                  4.       Deadline for Voting..............................7

                  5.       Deadline for Objecting to Confirmation of
                           the Equity Plan..................................7

                  6.       Administrative Claims and Bar Date...............8

                  7.       Identity of Persons to Contact for More
                           Information Regarding the Equity Plan............8

         G.       DISCLAIMER................................................8

         H.       PLAN OVERVIEW.............................................9

                  1.       Consolidation Into Two Estates...................9

                           (a)      Disputes Regarding Consolidation.......10

                           (b)      Equity Committee's Change in Position..10

                           (c)      Justification for Consolidation Into
                                    Two Estates............................10

                  2.       Reorganized SWINC/Pension Reversion.............11

                  3.       Property In Each Consolidated Estate............11

                  4.       Projected Distributions.........................12

                           a.       SWINC Consolidated Estate..............12

                           b.       SWE&C Consolidated Estate..............12

II.      BACKGROUND........................................................12

         A.       Description of the Debtors and the Debtors' Business.....12

                  1.       The Debtors.....................................12

                  2.       The Engineering, Construction and
                           Consulting Business.............................13

                  3.       The Nordic Business.............................13

         B.       Events Leading to the Debtors' Chapter 11 Filings........13

         C.       Significant Funded Indebtedness..........................14

         D.       Summary of Securities Litigation.........................15

III.     SIGNIFICANT EVENTS DURING THE DEBTORS' CHAPTER 11 CASES...........15

         A.       First Day Orders.........................................16

         B.       Advisors to the Debtors..................................16

         C.       Appointment of Creditors' Committee......................16

         D.       Appointment of Equity Committee..........................16

         E.       Post-Petition Lender.....................................16

         F.       Significant Court Orders.................................16

         G.       Substantive Consolidation Litigation.....................18

                  1.       Status of Consolidation Litigation..............18

                  2.       Summary of the Competing Views on
                           Substantive Consolidation.......................18

                           a.       Equity Committee Position on
                                    Substantive Consolidation..............18

                           b.       Debtors' Position on Substantive
                                    Consolidation..........................19

                           c.       Summary of Creditors' Committee's
                                    Position on Substantive Consolidation..20

         H.       Creditor-Related Activities..............................21

         I.       Employee Matters.........................................22

         J.       Sale of Substantially All of the Debtors' Assets.........22

                  1.       The Sale Agreement..............................22

                  2.       Working Capital Adjustment......................23

         K.       Filing of Schedules and Statements of Financial Affairs..23

         L.       Claims Process...........................................24

                  1.       Claims Bar Date and Proofs of Claim.............24

                  2.       Claims Objections and Claims Reconciliation.....24

                  3.       Preparation of Claims Estimates.................25

                  4.       Material Claims Litigation Matters..............25

                           a.       Maine Yankee Litigation................25

                           b.       Isobord................................26

                           c.       CanFibre of Riverside..................27

                           d.       CanFibre of Lackawanna.................27

                           e.       Abdullah Bugshan & SAMBA...............28

                  5.       Asbestos Claims.................................29

                           a.       Description of Claims..................29

         M.       Management of the Debtors................................30

         N.       Pension Plan.............................................30

IV.      THE PLAN OF LIQUIDATION...........................................31

         A.       Summary of Payments to Creditors and Interest Holders....31

                  1.       The SWINC Consolidated Estate...................31

                  2.       The SWE&C Consolidated Estate...................32

                  3.       Information in Exhibits to the Equity Plan......33

                  4.       Non-Debtor Subsidiaries.........................35

                  5.       The SWINC and SWE&C Liquidation Boards..........35

                  6.       Distributions...................................36

         B.       Summary of  Treatment for Holders of Allowed Claims
                  and Allowed Interests Against the SWINC Consolidated
                  Estate...................................................36

         C.       Summary of  Treatment for Holders of Allowed Claims
                  and Allowed Interests Against the SWE&C Consolidated
                  Estate...................................................38

         D.       Overview of the Requirements for a Plan Under the
                  Bankruptcy Code..........................................39

         E.       Partial Consolidation....................................39

         F.       Treatment of Unclassified Claims.........................40

                  1.       Administrative Claims...........................40

                  2.       Priority Tax Claims.............................40

         G.       Treatment of Classified Claims Against and Interests
                  in the Debtors included in the SWINC Consolidated
                  Estate...................................................41

                  1.       Treatment of Class 1A Claims (Secured
                           Claims--SWINC Consolidated Estate)..............41

                  2.       Treatment of Class 2A Claims (Priority
                           Claims--SWINC Consolidated Estate)..............42

                  3.       Treatment of Class 3A Claims (Unsecured
                           Claims--SWINC Consolidated Estate)..............42

                  4.       Treatment of Class 4A (Subordinated Claims-
                           SWINC Consolidated Estate)......................42

                  5.       Treatment of Class 5A Interests (Common
                           Stock--SWINC)...................................42

                  6.       Treatment of Class 6A Claims (510(b) /
                           Securities Litigation Claims--SWINC
                           Consolidated Estate)  ..........................43
..
         H.       Treatment of Classified Claims Against and Interests
                  in the Debtors included in the SWE&C Consolidated
                  Estate...................................................43

                  1.       Treatment of Class 1B Claims (Secured
                           Claims--SWE&C Consolidated Estate)..............43

                  2.       Treatment of Class 2B Claims (Priority
                           Claims--SWE&C Consolidated Estate)..............44

                  3. Treatment of Class 3B Claims (Unsecured Claims of $1,500 or less or that are Voluntarily
                           Reduced to $1,500 - SWE&C Consolidated Estate)..44

                  4.       Treatment of Class 4B-1 Claims (Unsecured
                           Claims-- SWE&C Consolidated Estate).............44

                  5.       Treatment of Class 4B-2 Claims (Asbestos
                           Claims - SWE&C Consolidated Estate).............45

                  6.       Treatment of Class 5B (Subordinated Claims-
                           SWE&C Consolidated Estate)......................45

                  7.       Treatment of Class 6B (SWINC Intercompany Claim
                           against the SWE&C Consolidated Estate)..........45

                  8.       Treatment of Class 7B (SWE&C & SWE&C
                           Subsidiary Interests)...........................45

         I.       The Asbestos Trust.......................................45

                           a.       The Asbestos Trustee...................46

                                    (1)     Appointment....................46

                                    (2)     Rights, Powers and Duties
                                            of the Asbestos Trustee........46

                                    (3)     Compensation of the Asbestos
                                            Trustee........................47

                                    (4)     Indemnification................47

                                    (5)     Insurance......................47

                                    (6)     Asbestos Insurance Policies....47

         J.       Miscellaneous Provisions.................................47

                  1.       Modification....................................47

                  2.       Authorization of Corporate Action...............47

                  3.       Substantial Consummation........................48

         K.       Assumption or Rejection of Executory Contracts and
                  Unexpired Leases.........................................48

                  1.       Rejection.......................................48

                  2.       Pension Plan....................................48

         L.       Reserves.................................................48

                  1.       SWINC Consolidated Estate.......................48

                  2.       SWE&C Consolidated Estate.......................48

                  3.       Reorganized SWINC...............................48

         M.       Objections to Claims and Pursuit of Causes of Action.....49

         N.       Payment of Fees Under 28 U.S.C.ss.1930....................49

V.       CONFIRMATION REQUIREMENTS AND PROCEDURES..........................49

         A.       Who May Vote or Object...................................49

         B.       Vote Required for Class Acceptance.......................50

         C.       The Confirmation Hearing; Requirements for Confirmation..50

                  1.       Unfair Discrimination and Fair and Equitable
                           Tests...........................................51

                           a.       Secured Creditors......................51

                           b.       Unsecured Creditors....................51

                           c.       Equity Interests.......................51

                  2.       Best Interests Test.............................52

                  3.       Feasibility.....................................52

         D.       Risks Associated with the Equity Plan....................53

VI.      EFFECT OF CONFIRMATION OF PLAN....................................54

         A.       General Authority........................................54

         B.       Compromise and Settlement of Certain Class of
                  Controversies............................................54

         C.       Vesting of Assets........................................54

                  1.       SWINC Consolidated Estate.......................54

                  2.       SWE&C Consolidated Estate.......................54

                  3.       Reorganized SWINC...............................54

         D.       Discharge Provisions.....................................55

         E.       Term of Existing Injunctions or Stays....................55

         F.       Exculpation..............................................55

         G.       Preservation of Rights of Action.........................56

         H.       Injunction...............................................56

         I.       Retention of Jurisdiction................................57

         J.       Alternatives To Confirmation of the Plan.................58

                  1.       Liquidation Under Chapter 7.....................58

                  2.       Alternative Plans of Reorganization.............58

VII.     FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.......................59

         A.       General..................................................59

         B.       Federal Income Tax Consequences to the Debtors...........59

                  1.       Regular Federal Income Tax......................59

                  2.       Alternative Minimum Tax.........................60

         C.       Federal Income Tax Consequences to Holders of Claims.....60

         D.       Information Reporting and Backup Withholding.............60

         E.       Importance of Obtaining Professional Tax Assistance......61

VIII.    CONCLUSION AND RECOMMENDATION.....................................61



                                I. INTRODUCTION

                  The official committee of equity security holders (the "Equity Committee") was appointed by the United States Trustee to represent the interests of the holders of the common stock of Stone & Webster Incorporated ("SWINC"). The Equity Committee has proposed its Third Amended and Restated Plan of Liquidation dated April 22, 2003 (the "Plan" or "Equity Plan") for SWINC and its debtor subsidiaries ("the Debtors").

                  The Debtors consist of SWINC and seventy-two (72) of its direct and indirect subsidiaries. The Equity Plan divides the Debtors into two groups of entities - the SWINC Consolidated Estate (consisting of SWINC and certain of its Debtor subsidiaries not involved in the construction and engineering business) and the SWE&C Consolidated Estate (consisting of Stone and Webster Engineers and Constructors, Inc. ("SWE&C") and all of the Debtor subsidiaries and affiliates involved in the construction and engineering business). The other plan of liquidation filed by the Debtors, the Creditors' Committee and Federal Insurance Company on April 22, 2003 (the "Debtors' Plan") divides the Debtors into the same two groups of entities.

                  The Equity Plan is a plan of liquidation. In other words, the assets of each of the SWINC Consolidated Estate and the SWE&C Consolidated Estate will be sold, and the proceeds distributed to the creditors and equity holders of each Consolidated Estate in accordance with the terms of the Equity Plan. The Debtors' Plan is also a plan of liquidation.

                  The Equity Committee has proposed the Equity Plan as a fair and reasonable solution to the remaining issues in these cases. It provides for an end to the chapter 11 process, new management for the remaining liquidation issues (supervised by interests aligned with SWINC stockholders as to the SWINC Consolidated Estate), and a means for making maximum distributions to creditors and stockholders, while respecting the legal rights of the constituencies of both the SWINC and SWE&C Consolidated Estates. As such, the Equity Committee believes that the Equity Plan provides a superior alternative to the resolution of these cases.

                  This Disclosure Statement contains information regarding the history of the Debtors, their businesses, the filing of their chapter 11 petitions, the provisions of the Equity Plan and alternatives thereto, including a comparison of the Debtors' Plan and Equity Plan. Its purpose is to provide adequate information in order to assist voting parties in making an informed decision whether to accept the Equity Plan or the Debtors' Plan or some other alternative as required by Bankruptcy Code Section 1125.

                  Most creditors of the SWINC Consolidated Estate will not vote to accept or reject the Equity Plan because they will be paid in full and are therefore not impaired. All general unsecured creditors of the SWE&C Consolidated Estate will be entitled to vote on the Equity Plan because they will not be paid in full and are therefore impaired. Stockholders of SWINC will be able to vote on both Plans. If a person is entitled to vote on both the Equity Plan and the Debtors' Plan, the voting party may vote to accept both Plans, may vote to reject both Plans, or may vote to accept one Plan while voting to reject the other.

                  A chart summarizing the treatment of claims and interests under the Equity Plan is included in Article IV, section B of this Disclosure Statement. A chart comparing the Debtors' Plan to the Equity Plan is attached as Exhibit G to this Disclosure Statement.

         A.       RECOMMENDATION

                  THE EQUITY COMMITTEE URGES ALL HOLDERS OF CLAIMS AND INTERESTS IN THE IMPAIRED CLASSES TO VOTE TO ACCEPT THE EQUITY PLAN AND TO EXPRESS A PREFERENCE FOR THE EQUITY PLAN OVER THE DEBTORS' PLAN. THE EQUITY COMMITTEE BELIEVES, AFTER EVALUATING ALL RISKS AND OTHER FACTORS, THAT THE EQUITY PLAN PROVIDES THE HIGHEST PRESENT VALUE RECOVERIES TO CREDITORS AND EQUITY SECURITY HOLDERS WHILE RESPECTING LEGAL RIGHTS OF THE PARTIES, RESOLVES ALL OF THE KEY ISSUES IN THE DEBTORS' BANKRUPTCY CASES AND IS SUPERIOR WHEN COMPARED TO THE DEBTORS' PLAN AND OTHER ALTERNATIVES.

         B.      COMPARISON OF THE EQUITY PLAN TO DEBTORS' PLAN.

                  The Debtors' Plan differs from the Equity Plan in two primary respects: (i) the Debtors' Plan proposes to transfer $21.9 to $27.9 million from SWINC to the SWE&C Consolidated Estate as part of a purported "settlement" of disputes concerning consolidation and ownership of the surplus in SWINC's pension plan, reducing returns to creditors and stockholders of the SWINC Consolidated Estate; and (ii) management is to be different under the two plans. A more complete description of the differences follows.

                  1.       Pension Reversion

                           Under the Equity Plan, the SWINC Consolidated
Estate owns the projected surplus in the Pension Plan which is estimated to have a value of approximately $54.2 million (the "Pension Reversion"). Under the Debtors' Plan, a minimum of $21.9 and up to $27.9 million of this value would be transferred from SWINC to the SWE&C Consolidated Estate. The Debtors argue that this transfer would settle two alleged disputes: (1) a dispute concerning consolidation of the SWINC and SWE&C Consolidated Estates into a single estate; and (2) a dispute concerning the Debtors and the Creditors' Committee's argument that SWE&C and other Debtors, not just SWINC, own the Pension Reversion. The Equity Committee does not believe that there are bona fide disputes as to either SWINC's ownership of the Pension Reversion or the separateness of the SWINC Consolidated Estate and the SWE&C Consolidated Estate and does not believe that the Bankruptcy Court will approve the proposed settlement under the applicable facts and law.

                           The Equity Committee believes that the economic
impact of the purported "settlement" proposed in the Debtors' Plan would unjustifiably increase the risk to creditors of the SWINC Consolidated Estate and SWINC stockholders. Further, the proposed settlement would limit the potential recovery by SWINC stockholders to the $.50 per share offered in the Debtors' Plan if SWINC stockholders accept the Debtors' Plan, while unjustifiably increasing the projected returns to creditors of the SWE&C Consolidated Estate from 10.4% projected under the Equity Plan to 89% of Allowed Claims.

                  2.       Subrogation Claims

                           Both SWINC and SWE&C are potentially liable to the
Debtors' largest unsecured creditors, Federal Insurance Company and Maine Yankee Power Atomic Company. Under the Equity Plan, both the SWINC and SWE&C Consolidated Estates would remain liable for these debts, and each Consolidated Estate would keep its subrogation rights against the other in the event that it paid more than its share under applicable law. Under the Debtors' Plan, only the SWINC Consolidated Estate would be liable for these two claims and would not have any right of subrogation against the SWE&C Consolidated Estate to recover the SWE&C Consolidated Estate's share of the debts. The Equity Committee estimates that this shifting of liability for these debts to the SWINC Consolidated Estate unjustifiably shifts approximately $7.9 million from the SWINC Consolidated Estate to the SWE&C Consolidated Estate.

                  3.       Intercompany Claims/Prepetition

                           Each Debtor maintained separate books and financial
records prior to the bankruptcy cases, including detailed financial accounting as part of a cash management system that accounted for all transfers to third parties and transfers among the Debtors. The net result of prepetition transfers among the Debtors, based upon analysis by the Equity Committee's financial advisors, is that the SWINC Consolidated Estate holds an unsecured prepetition claim against the SWE&C Consolidated Estate in the estimated amount of $50 million. Under the Equity Plan, this claim would be preserved if the unsecured creditors of the SWE&C Consolidated Estate vote to reject the Equity Plan, resulting in an estimated recovery of $3.6 million by the SWINC Consolidated Estate from the SWE&C Consolidated Estate. If the unsecured creditors of the SWE&C Consolidated Estate vote to accept the Equity Plan, however, this prepetition intercompany claim would be voluntarily subordinated to the claims of other creditors of the SWE&C Consolidated Estate and would not receive any distribution from the SWE&C Consolidated Estate. Under the Debtors' Plan, this prepetition intercompany claim would be automatically subordinated and receive no distribution.

                  4.       Intercompany Claims/Post-petition

                           The Equity Plan preserves a post-petition
administrative claim by the SWINC Consolidated Estate against the SWE&C Consolidated Estate in the estimated amount of $4.98 million. Under the Debtors' Plan, there are no express provisions preserving this claim. Schedules filed with the Debtors' Plan on April 1, 2003, however, acknowledge the existence of this claim.

                  5.       Management

                           Under the Equity Plan, current management of the
Debtors would be replaced by individuals appointed by separate liquidation boards for each of the SWINC Consolidated Estate and the SWE&C Consolidated Estate. New management would, in the opinion of the Equity Committee, provide a beneficial change. The members of the liquidation board for the SWINC Consolidated Estate would also serve as the directors of Reorganized SWINC (which, as discussed below, is the new entity that will emerge from bankruptcy and be dissolved in a state court dissolution proceeding in order to maximize the Pension Reversion) and as trustees for a liquidating trust created for the benefit of SWINC's stockholders.

                           The Equity Committee's designees for the SWINC
Liquidation Board will include: (1) a designated manager to be named by not later than May 2, 2003; (2) Mr. James Kjorlien of CRT Capital Group, LLC, a current stockholder; and (3) a designee to be named from Grace Brothers Ltd., Chair of the Equity Committee. In addition, the Equity Committee may nominate an additional two persons to serve on the SWINC Liquidation Board by not later than fifteen (15) days prior to the hearing on confirmation of the Equity Plan. Because the members of the SWINC Liquidation Board will include at least two stockholders of SWINC the Equity Committee believes that the SWINC Liquidation Board will have the greatest incentive in minimizing costs.

                           With respect to the SWE&C liquidation board, the
Equity Plan provides that the Equity Committee, the Debtors and the Creditors' Committee shall each designate one individual, for a total of three individuals, to serve as members of the SWE&C liquidation board. If the Holders of Unsecured Claims against SWE&C and the SWE&C Subsidiaries vote to reject the Plan, however, the SWINC Liquidation Board would designate the individual that would otherwise be designated by the Creditors' Committee.

                           Daily management has been supplied so far by Mr.
James Carroll, the current Chief Restructuring Officer of the Debtors, at an annual compensation of approximately $487,500. Mr. Carroll has advised the Equity Committee that he would not continue to serve after confirmation of the Equity Plan. Upon confirmation of the Equity Plan, Mr. Carroll thus is expected to resign and, consistent with his fiduciary duties, cooperate in turning over the Debtors' books and records and related information to new management in order to provide continuity in the administration of the Debtors after the Effective Date of the Equity Plan.

                           The Debtors' Plan similarly provides for separate
management for the SWINC Consolidated Estate and the SWE&C Consolidated Estate. Under the Debtors' Plan, the SWINC Consolidated Estate would be managed by the SWINC Plan Administrator, designated to be Mr. Carroll, pursuant to the terms of a "SWINC Plan Administrator Agreement." It is unclear whether Mr. Carroll would be responsible for reporting to any third parties such as the board of Reorganized SWINC, because the SWINC Plan Administrator Agreement has not been included with the Debtors' Disclosure Statement.

                           The Debtors' Plan provides that Reorganized SWINC
would be managed by its board of directors which will consist of three individuals: one to be designated by the Debtors, one to be designated by the Equity Committee and one to be designated by Federal Insurance Company. The individual designated by the Debtors is Mr. Carroll.

                           With respect to the SWE&C Liquidation Board, the
Debtors' Plan provides that the Creditors' Committee will appoint a SWE&C Liquidating Trustee prior to the Confirmation Date. The SWE&C Liquidating Trustee is required to consult with the SWE&C Liquidating Trust Advisory Board which is to be comprised of three individuals appointed by the Creditors' Committee prior to the hearing on confirmation of the Debtors' Plan.

                           The Debtors' Plan thus would provide for continued
supervision of the liquidation process by current management and its professionals, plus professionals from the Creditors' Committee. Though providing continuity of interests and personnel knowledgeable about the Debtors, their assets and liabilities, these would be in essence the same management and professionals that have supervised a three year, unfinished bankruptcy process for liquidation cases that has consumed more than $35 million in professional fees. The Equity Committee believes that management of the SWINC Consolidated Estate by a new team controlled by stockholders of SWINC, as proposed by the Equity Plan, will result in lower future fees because of management by parties having interests aligned with those of SWINC stockholders.

         C.       OTHER BASES FOR RECOMMENDATION

                  1.       SWINC Creditor Recoveries.

                           Under the Equity Plan, unsecured creditors of the
SWINC Consolidated Estate would be paid in full plus interest at the rate provided in the underlying agreement or at the federal judgment rate in effect on the Confirmation Date (estimated to be 1.28%). The timing of payments will depend on the resolution of claims filed against SWINC and the SWINC Subsidiaries and the termination of the SWINC pension plan, though the Equity Committee expects that the SWINC Consolidated Estate will have at least $30 million available for an interim distribution soon after the Effective Date of the Equity Plan. The remainder will be funded from the termination of the pension plan, which is projected to occur between six to eighteen months after the Equity Plan becomes effective. Unsecured Creditors of the SWINC Consolidated Estate thus would receive under the Equity Plan the highest recoveries possible under applicable law.

                  2.       SWINC Equity Recoveries.

                           Under the Equity Plan, stockholders of SWINC are to
receive all amounts remaining in the SWINC Consolidated Estate after the creditors of the SWINC Consolidated Estate have been paid in full plus interest. Payments to SWINC stockholders are estimated to range from $.83 to $1.43 per share if the class of unsecured claims against the SWE&C Consolidated Estate, Class 4B-1, votes to accept the Plan and in the range of $1.02 to $1.67 if Class 4B-1 votes to reject the Plan. Total payments to SWINC stockholders also will be maximized because none of the SWINC assets available to the SWINC Consolidated Estate will be transferred to the SWE&C Consolidated Estate.

                  3.       Liquidation Costs.

                           The Equity Plan seeks to minimize costs in two
ways. By ending the chapter 11 process, the Debtors will no longer be subject to the administrative fees and expenses of multiple professionals representing competing constituencies. Instead, each Consolidated Estate will have new management and professionals with its own aligned interests. In addition, new management for the SWINC Consolidated Estate controlled by SWINC's stockholders should reduce the remaining costs of these cases.

                  4.       Pension Reversion.

                           SWINC's Pension Reversion, valued at $54.2 million
by the Equity Committee after payment of taxes under the Equity Plan, is the largest single asset in these bankruptcy cases. The Equity Plan maximizes the value of this asset for the benefit of SWINC and its creditors and equity security holders. It preserves it for the exclusive benefit of the SWINC Consolidated Estate and provides for a statutory liquidation process as soon as practicable after the Effective Date in order to minimize tax liability. The Debtors and the Creditors' Committee dispute the Equity Committee's valuation and its position that SWINC is the exclusive legal owner of the Pension Reversion.

                  5.       SWE&C Creditor Returns.

                           The Equity Committee believes that the Equity Plan
also maximizes returns to SWE&C within the confines of applicable law. Holders of allowed unsecured claims against the SWE&C Consolidated Estate are projected to receive a distribution in the range of 7.5% to 10.4% and possibly higher, depending upon the outcome of the claims objection and resolution process, and depending on whether the holders of its unsecured claims vote to accept the Plan. If the holders of unsecured claims against the SWE&C Estate vote to reject the Plan, such holders are projected to receive distributions in the range of 5.7% to 7.2% of their allowed claims.

                           To be sure, the projected returns to creditors of
the SWE&C Consolidated Estate would be higher, as much as 89% of Allowed Claims, under the Debtors' Plan. The only reason for that, however, would be the proposed transfer of $21.7 to $27.9 million from SWINC to the SWE&C Consolidated Estate as a purported "settlement" of issues concerning consolidation and ownership of the Pension Reversion. If the Equity Committee is correct that this transfer of value will not be approved by the Bankruptcy Court, then the return to creditors of the SWE&C Consolidated Estate under the Debtors' Plan would be far less. In such an event, in the view of the Equity Committee, the returns to creditors of the SWE&C Consolidated Estate ultimately would be better under the Equity Plan because there would be no need to solicit a new plan once the proposed settlement under the Debtors' Plan is not approved, and because costs would be lower for the reasons stated above.

                           The Equity Committee recommends that the creditors
of the SWE&C Consolidated Estate vote to accept the Equity Plan because the Equity Plan is the most fair to all creditors and stockholders and because acceptance of the Equity Plan will ensure that the SWINC Consolidated Estate's claim against the SWE&C Consolidated Estate (estimated to be $50 million) is voluntarily subordinated. Such subordination would increase recoveries by creditors of the SWE&C Consolidated Estate from the range of 5.7% to 7.2% to that of 7.5% to 10.4% and possibly higher depending upon the outcome of the claims resolution process. CREDITORS OF THE SWE&C CONSOLIDATED ESTATE CAN VOTE YES ON BOTH THE EQUITY PLAN AND THE DEBTORS' PLAN.

FOR ALL THE FOREGOING REASONS THE EQUITY COMMITTEE RECOMMENDS A VOTE FOR ITS PLAN AS PROVIDING A SUPERIOR ALTERNATIVE FOR THE CREDITORS AND EQUITY HOLDERS OF THE DEBTORS' ESTATES.

         D.       PURPOSE OF THIS DOCUMENT

                  The Bankruptcy Code requires that the party or parties proposing a chapter 11 plan prepare and file with the Court a document called a "disclosure statement." THE DOCUMENT YOU ARE READING IS THAT DISCLOSURE STATEMENT FOR THE EQUITY PLAN (THE "DISCLOSURE STATEMENT"). THIS DISCLOSURE STATEMENT INCLUDES ALL OF THE EXHIBITS TO THIS DISCLOSURE STATEMENT WHICH ARE INCORPORATED AS IF FULLY SET FORTH HEREIN.

                  This Disclosure Statement summarizes the contents of the Equity Plan and describes certain information relating to the Equity Plan and the process the Court follows in determining whether to confirm the Equity Plan. This Disclosure Statement describes the Debtors, their assets, liabilities and financial performance, and contains a summary and analysis of the Equity Plan.

                  On ________, 2003, after notice and a hearing, the Court signed the Disclosure Statement Order, a copy of which is attached as Exhibit C to the Equity Plan, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to make an informed judgment whether to accept or reject the Equity Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE COURT AS TO THE FAIRNESS OR MERITS OF THE EQUITY PLAN.

                  All Holders of Claims and Interests should review this Disclosure Statement and the Equity Plan before voting to accept or reject the Equity Plan. If there are any inconsistencies between the Equity Plan and this Disclosure Statement, the Equity Plan provisions will govern.

READ THIS DISCLOSURE STATEMENT CAREFULLY TO LEARN:

         (1)      WHO CAN VOTE ON OR OBJECT TO THE EQUITY PLAN;

         (2) WHAT THE TREATMENT OF YOUR CLAIM OR INTEREST IS (i.e., what your claim or interest will receive if the Equity Plan is confirmed) AND HOW THIS TREATMENT COMPARES TO WHAT YOUR CLAIM OR INTEREST WOULD RECEIVE IN A CHAPTER 7 LIQUIDATION;

         (3) THE HISTORY OF THE DEBTORS AND SIGNIFICANT EVENTS DURING THE BANKRUPTCY;

         (4) WHAT THINGS THE COURT WILL LOOK AT TO DECIDE WHETHER TO CONFIRM THE EQUITY PLAN;

         (5)      WHAT IS THE EFFECT OF CONFIRMATION; AND

         (6)      WHETHER THE EQUITY PLAN IS FEASIBLE.

                  THE DISCLOSURE STATEMENT CANNOT ADVISE YOU ABOUT YOUR RIGHTS. YOU SHOULD CONSULT YOUR OWN LEGAL AND/OR FINANCIAL ADVISOR TO OBTAIN MORE SPECIFIC ADVICE ON HOW THE EQUITY PLAN WILL AFFECT YOU AND WHAT IS THE BEST COURSE OF ACTION FOR YOU TO TAKE.

                  THE COURT HAS NOT YET CONFIRMED THE EQUITY PLAN. IN OTHER WORDS, THE TERMS OF THE EQUITY PLAN ARE NOT YET BINDING ON ANYONE. HOWEVER, IF THE COURT LATER CONFIRMS THE EQUITY PLAN, THEN THE EQUITY PLAN WILL BE BINDING ON ALL CREDITORS AND INTEREST HOLDERS IN THESE CASES.

         E.       HOLDERS OF CLAIMS OR INTERESTS ALLOWED TO VOTE

                  Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or interests that are impaired and that are in a class that will receive a distribution under the Equity Plan are entitled to vote to accept or reject a proposed chapter 11 plan.

                  Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

                  Under the Equity Plan, with respect to the SWINC Consolidated Estate, only Holders of Interests in Class 5A (SWINC Common Stock) and Holders of Claims in Class 6A (Securities Litigation Claims) are impaired and entitled to vote. All other Holders of Claims against the SWINC Consolidated Estate will not vote because they are unimpaired due to being paid in full plus interest.

                  With respect to the SWE&C Consolidated Estate, under the Equity Plan, Holders of Unsecured Claims and Interests in Classes 3B, 4B-1, 4B-2, 5B, 6B and 7B are impaired under the Plan because they will not be paid in full. The non-insider Holders of Claims and Interests in these Classes as of the Voting Record Date are entitled to vote to accept or reject the Plan. These Classes will be solicited for votes by the Equity Committee.

                  Classes of Claims or Interests that receive no distribution on account of their Claims or Interests are deemed to have rejected the Equity Plan and are not entitled to vote to accept or reject the Equity Plan. A LISTING OF THE CLASSES THAT ARE ENTITLED TO VOTE IS CONTAINED IN MORE DETAIL IN SECTION V.A. OF THIS DISCLOSURE STATEMENT.

                  Holders of the Claims identified on Exhibit E to the Equity Plan are not entitled to vote unless otherwise agreed to by the Equity Committee or ordered by the Court pursuant to Federal Bankruptcy Rule 3018(a), as more fully set forth in section V.A. of this Disclosure Statement, and the proposed Disclosure Statement Order attached as Exhibit "C" to the Equity Plan.

         F.       VOTING ON THE EQUITY PLAN

                  1. Acceptance Requirements. The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan.

                  2. Confirmation Despite Rejection--Cramdown. Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class. This is commonly called "cramdown."

                  3. Time and Place of the Confirmation Hearing. The hearing at which the Court will determine whether or not to confirm the Equity Plan will take place on May 20, 2003, at 9:30 a.m. in the Courtroom of the Honorable Peter J. Walsh, United States Judge for the Bankruptcy Court for the District of Delaware, 824 North Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                  4. Deadline for Voting . If you are entitled to vote, it is in your best interest to vote timely on the enclosed ballot (the "Ballot") and return the Ballot in the enclosed envelope to:

                           Trumbull Services Company, Inc.
                           4 Griffin Road North
                           Windsor, Connecticut 06095
                           (Attn: Stone & Webster Incorporated, et al.)

                           Your ballot must be received by __________,
prevailing Eastern Time, on ________________, 2003, or it will not be counted. Facsimile voting is not allowed, unless the claimant has the express prior permission of the Equity Committee in writing. At the Equity Committee's request, the Court has established certain procedures for the solicitation and tabulation of votes on the Equity Plan. They are described in the Disclosure Statement Order, a copy of which is attached as Exhibit C to the Equity Plan. If you are a Holder of a Claim or Interest entitled to vote on the Equity Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot or if you have any questions concerning the Disclosure Statement, the Equity Plan or the procedure for voting on the Equity Plan, please contact Mark A. Young, Bell, Boyd & Lloyd LLC, 70 West Madison Street, Suite 3300, Chicago, Illinois 60602. Mr. Young can be contacted by telephone at (312)/372-1121 or by e-mail: myoung@bellboyd.com

                           If you hold Claims in more than one Class entitled
to vote on the Equity Plan, you will receive separate Ballots that must be used for each separate Class of Claims. If you hold Claims against more than one Consolidated Estate, you will receive separate Ballots that must be used for each Consolidated Estate.

                  5. Deadline for Objecting to Confirmation of the Equity Plan. Objections to the confirmation of the Equity Plan must be filed with the Court and delivered to (a) Counsel for the Equity Committee, Carmen
H. Lonstein, Esq., Bell, Boyd & Lloyd LLC, 70 West Madison Street, Suite 3300, Chicago, Illinois 60602 and Ian C. Bifferato, Bifferato, Bifferato & Gentilotti, 1308 Delaware Avenue, Wilmington, Delaware 19806; and (b) the Office of the United States Trustee, Julie Compton, Esq., 601 Walnut Street, Suite 950 West, Philadelphia, Pennsylvania 19106, with copies to: (i) Gregg M. Galardi, Esq., Skadden, Arps, Slate, Meagher & Flom LLP, One Rodney Square, P.O. Box 636, Wilmington, Delaware 19899-0636; (ii) Lorraine S. McGowen, Esq., Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103-0002; and (iii) Adam G. Landis, Esq., Klett, Rooney, Lieber & Schorling, The Brandywine Building, 1000 West Street, Suite 1410, Wilmington, Delaware 19801, on or before [__________], 2003 at [4:00 p.m.], prevailing Eastern
Time.

                  6. Administrative Claims and Bar Date. As set forth in the Confirmation Hearing Notice, all applications for allowance or payment of Administrative Claims against any Debtor, including applications for compensation of professionals retained pursuant to sections 327 or 1103 of the Bankruptcy Code for services rendered and for reimbursement of expenses incurred on or after the Petition Date and on or before the Effective Date, including for substantial contribution under section 503(b)(3)(D) of the Bankruptcy Code, shall be filed not later than thirty (30) days after the Effective Date, including any Administrative Claim held by a Consolidated Estate against another Consolidated Estate. The Equity Committee will, by not later than ninety (90) days after the Effective Date, request that the Court schedule a hearing on such applications, and the attorneys for the Equity Committee shall give notice of the hearing in accordance with the Bankruptcy Rules. ANY SUCH CLAIM NOT FILED WITHIN THESE DEADLINES SHALL BE FOREVER BARRED.

                  7. Identity of Persons to Contact for More Information Regarding the Equity Plan. Any Person desiring further information about the Equity Plan should contact counsel for the Equity Committee: Carmen H. Lonstein, Bell, Boyd & Lloyd LLC, 70 West Madison Street, Suite 3300, Chicago, IL 60602; Telephone (312) 372-1121; Telecopy (312) 372-2098.

         G.       DISCLAIMER.

                  NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT IS OR SHALL BE DEEMED TO BE AN ADMISSION OR STATEMENT AGAINST INTEREST OR WAIVER OF ANY LEGAL POSITION BY THE PLAN PROPONENT FOR PURPOSES OF ANY PENDING OR FUTURE MATTER OR PROCEEDING. SPECIFICALLY AND WITHOUT LIMITATION, THE PLAN PROPONENT PRESERVES ANY AND ALL RIGHTS TO APPEAL THE NOVEMBER 14 ORDER (DOCKET #3564) ENTERED IN CONNECTION WITH THE CREDITORS' COMMITTEE CONSOLIDATION MOTION, AS DISCUSSED BELOW.

                  ALTHOUGH THE ATTORNEYS AND OTHER PROFESSIONALS EMPLOYED BY THE PLAN PROPONENT HAVE ASSISTED IN THE PREPARATION OF THIS DISCLOSURE STATEMENT BASED UPON FACTUAL INFORMATION AND ASSUMPTIONS PROVIDED BY THE DEBTORS AND OTHERS, THEY HAVE NOT INDEPENDENTLY VERIFIED SUCH INFORMATION AND MAKE NO REPRESENTATIONS AS TO THE ACCURACY THEREOF. THE MEMBERS OF THE EQUITY COMMITTEE AND THE ATTORNEYS AND OTHER PROFESSIONALS EMPLOYED BY THE EQUITY COMMITTEE SHALL HAVE NO LIABILITY FOR THE INFORMATION IN THE DISCLOSURE STATEMENT.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. PERSONS HOLDING OR TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING CLAIMS AGAINST, OR INTERESTS IN, THE DEBTOR OR ANY OF THE SUBSIDIARY DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                  THE PLAN PROPONENT HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING RECOMMENDATION LETTER, REGARDING THE EQUITY PLAN OR THE SOLICITATION OF ITS ACCEPTANCE.

                  The financial data relied upon in formulating the Equity Plan is based entirely on the Debtors' books and records. The liquidation analyses, estimates and other financial information referenced in this Disclosure Statement and attached hereto as Exhibits have been developed with the assistance of the professional advisors employed by the Equity Committee. Although these professional advisors assisted in the preparation of this Disclosure Statement, in doing so such professionals relied upon factual information and assumptions regarding financial, business and accounting data provided by the Debtors and third parties, much of which information has not been audited. THE PROFESSIONAL ADVISORS OF THE EQUITY COMMITTEE HAVE NOT INDEPENDENTLY VERIFIED SUCH INFORMATION AND, ACCORDINGLY, MAKE NO REPRESENTATIONS OR WARRANTIES AS TO ITS ACCURACY. Moreover, although reasonable efforts have been made to provide accurate information, the Equity Committee cannot warrant or represent that the information in this Disclosure Statement, including any and all financial information, is without inaccuracy or omissions, or that actual values or distributions will comport with the estimates set forth herein. No entity may rely upon the Equity Plan or the Disclosure Statement or any of the accompanying Exhibits for any purpose other than to determine whether to vote in favor of or against the Equity Plan. The Equity Committee represents that everything stated in this Disclosure Statement is true to the best of its knowledge.

                  The discussion in this Disclosure Statement may contain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue," or the negative thereof, or other variations thereon or comparable terminology. The reader is cautioned that all forward looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward looking statements. The liquidation analyses, distribution projections and other information are estimates only, and the timing and amount of actual distributions to Holders may be affected by many factors that cannot be predicted.

         H.       PLAN OVERVIEW.

                  THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS DISCLOSURE STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND IN THE EQUITY PLAN. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS SUMMARY AND THE EQUITY PLAN, THE EQUITY PLAN WILL CONTROL. FOR A MORE DETAILED SUMMARY OF THE EQUITY PLAN, SEE ARTICLE IV OF THIS DISCLOSURE STATEMENT.

                  ALL HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE EQUITY PLAN IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO OBJECT TO CONFIRMATION OF THE EQUITY PLAN AND WHETHER TO VOTE TO ACCEPT OR REJECT THE EQUITY PLAN. ALL SUMMARIES CONTAINED IN AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH DOCUMENTS, OTHER EXHIBITS HERETO AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE COURT. THIS DISCLOSURE STATEMENT WILL NOT BE UPDATED AFTER COURT APPROVAL AND, SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE THAT (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN ARE MATERIALLY ACCURATE; OR (B) THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION.

                  1.       Consolidation Into Two Estates

                  The Equity Plan implements consolidation among two groups of
Debtors: (A) the assets and liabilities of SWINC and those of the SWINC Subsidiaries identified on Exhibit A-1 to the Plan are consolidated into the SWINC Consolidated Estate; and (B) the assets and liabilities of SWE&C and those of the SWE&C Subsidiaries identified on Exhibit A-2 to the Plan are consolidated into the SWE&C Consolidated Estate.

                  The Equity Plan contemplates that Holders of Allowed Claims or Interests against SWINC and/or a Subsidiary in the SWINC Consolidated Estate will be paid only from assets of the SWINC Consolidated Estate and that Holders of Allowed Claims or Interests against SWE&C and/or a Subsidiary in the SWEC Consolidated Estate will be paid only from assets of the SWE&C Consolidated Estate. The SWINC Consolidated Estate will retain and consist of the assets of SWINC and the SWINC Subsidiaries as provided in the Equity Plan. The SWE&C Consolidated Estate will retain and consist of the assets of SWE&C and the SWE&C Subsidiaries as provided in the Equity Plan.

                           (a) Disputes Regarding Consolidation.

                           The Equity Plan divides the Debtors into two
consolidated estates. The Debtors' Plan provides for the same two consolidated estates.

                           A major dispute among the Equity Committee, the
Debtors and the Creditors' Committee has concerned whether and to what extent any of the Debtors' Estates should be substantively consolidated; that is, whether the assets and liabilities of the Debtors should be pooled so that all creditors of the Debtors are paid from a single consolidated estate. This dispute arises in connection with a motion filed by the Creditors' Committee in August 2001, seeking to consolidate the Debtors' assets into a single estate (the "Consolidation Motion"). In the view of the Equity Committee, such consolidation would mostly benefit creditors of Stone & Webster Engineering Corporation ("SWEC") and Stone & Webster Management Consultants, Inc. ("SWMC") but would hurt primarily the creditors and stockholders of SWINC.

                           The Equity Committee has opposed the Consolidation
Motion and disputed the Creditors' Committee contention that there is a legal or factual basis to consolidate the Debtors into a single estate. Consequently, the plans of liquidation previously proposed by the Equity Committee proposed to liquidate the Debtors on a non-consolidated basis.

                           (b) Equity Committee's Change in Position.

                  Driven by a desire to save costs and expedite a resolution of these cases, the Equity Committee has changed its position and proposed a plan that consolidates the Debtors into two consolidated estates because: (1) the Equity Committee's analysis indicated that the creditors of the SWINC Consolidated Estate would suffer no adverse economic impact as a result of the proposed consolidation because they would be paid in full plus interest under either a non-consolidated plan or the current Equity Plan; (2) the facts and circumstances of how the Debtors conducted business prior to their bankruptcy cases could not support substantive consolidation of the SWINC Consolidated Estate with the SWE&C Consolidated Estate but might support a finding of consolidation amongst the Debtors included in the SWE&C Consolidated Estate if accepted by creditors of that Consolidated Estate, which consolidation would not harm SWINC or other parties; (3) the professional fees incurred in these cases have materially diminished the assets otherwise available to the Debtors, rendering SWEC and SWMC administratively insolvent unless they are consolidated with their immediate parent company, SWE&C, (4) as discussed further in this Article III, section G(1) below, on November 14, 2002, the Court ruled that consolidation of the Debtors' estates is permissible as a matter of law if appropriate under applicable law and the facts and circumstances of these cases; and (5) continuing litigation regarding consolidation could impose significant additional administrative costs and delay on these estates.

                      (c)      Justification for Consolidation Into Two Estates.

                  The Equity Committee believes that the consolidation proposed by the Equity and the Debtors' Plans will be approved by the Bankruptcy Court for the following reasons:


            o SWINC Consolidated Estate: the twenty-one Subsidiary Debtors included in this Consolidated Estate have no third party creditors or have nominal creditors that are projected to being paid in full with interest. Only SWINC is projected to have Allowed Claims held by third party creditors. The proposed consolidation as to the SWINC Consolidation Estate is thus akin to consolidation for administrative purposes with no possible harm to creditors or stockholders.

            o SWE&C Consolidated Estate: The facts and circumstances regarding prepetition conduct (i.e., commingling of operations and assets, representations to third parties, nature of business and intercorporate dealings) arguably could support this consolidation as a matter of law, though creditors of SWEC and SWMC will benefit to the detriment of creditors of SWE&C.

            o     Consolidation of SWINC with the SWE&C Consolidated Estate:
                  The Equity Committee does not believe that there would be any credible evidence to support a further consolidation between the two Consolidated Estates, is not aware of any creditors having incurred detrimental reliance to the contrary and believes that creditors and stockholders of SWINC would suffer manifest prejudice as a result of such consolidation.

                  2.     Reorganized SWINC/Pension Reversion.

                  On the Effective Date SWINC will transfer to Reorganized SWINC the Pension Plan assets plus any funds necessary to fund an implementation reserve for Reorganized SWINC in the initial amount of $1 million. This implementation reserve will ensure that Reorganized SWINC will have sufficient cash to complete its dissolution and the termination of the Pension Plan. All other assets of SWINC and the SWINC Subsidiaries are to be retained by the SWINC Consolidated Estate. Reorganized SWINC will issue one share of Common Stock, and that share will be distributed to the SWINC Liquidating Trust, created under the Plan for the benefit of Holders of Common Stock in SWINC.

                  The SWINC Liquidating Trust, as the Holder of the share of Common Stock in Reorganized SWINC, will not receive any payment from Reorganized SWINC unless and until all Allowed Claims against the SWINC Consolidated Estate have been paid in full in accordance with the terms of the Plan. Reorganized SWINC will be liable to the SWINC Consolidated Estate for all Allowed Claims against the SWINC Consolidated Estate, pursuant to section
12.2.3 of the Plan. The SWINC Consolidated Estate, in turn, will remain liable to the Holders of Allowed Claims against and Interests in SWINC and the SWINC Subsidiaries for all Distributions required to be made to such Holders under the Equity Plan. Thus, even though Reorganized SWINC is discharged from direct liability to Holders of Claims and Interests against SWINC and the SWINC Subsidiaries, it remains liable to the SWINC Consolidated Estate for payment of all such Claims and Interests. The purpose of this limited discharge in favor of Reorganized SWINC is to prevent the duplicative re-filing of proofs of claim in the state court dissolution proceeding to be commenced by Reorganized SWINC in order to liquidate the Pension Plan. Thus, the dissolution proceeding should proceed more quickly while claims are simultaneously resolved in the bankruptcy proceedings. All such Holders, however, would retain claims against the SWINC Consolidated Estate.

                  Reorganized SWINC's primary purpose would be to liquidate the Pension Plan in a Delaware dissolution proceeding. It is contemplated that the process will take six to eighteen months but will result in the maximization of the value of the Pension Reversion by payment of a lower marginal rate of excise tax (20% instead of 50%).

                  3.      Property In Each Consolidated Estate.

                  The Equity Plan provides that, on the Effective Date, the SWINC Consolidated Estate and the SWE&C Consolidated Estate shall each be entitled to retain and become vested in certain assets, as follows:

                           a. The SWINC Consolidated Estate, pursuant to
section 12.2.1 of the Plan, shall be vested in and entitled to retain: 1) all cash held by SWINC and the SWINC Subsidiaries, including without limitation the cash necessary to fund an implementation reserve to ensure that the SWINC Consolidated Estate will have sufficient cash to fund the implementation and effectuation of the intents and purposes of the Plan. The initial amount of the reserve will be $3 million; 2) all causes of action of SWINC retained for enforcement pursuant to Articles XVI and XVII of the Plan; and 3) all other property of the estate of SWINC or the SWINC Subsidiaries and all causes of action of the SWINC Subsidiaries retained for enforcement pursuant to Articles XVI and XVII of the Plan;

                           b. The SWE&C Consolidated Estate, pursuant to
section 12.2.4 of the Plan, shall be vested in and entitled to retain: 1) all assets of any kind whatsoever owned by SWE&C and any SWE&C Subsidiary, including without limitation all causes of action of SWE&C and any SWE&C Subsidiary retained for enforcement pursuant to Articles XVI and XVII of the Plan; and 2) an implementation reserve. The initial amount of this reserve will be $3 million.

                  4.       Projected Distributions.

                           a. SWINC Consolidated Estate. The Plan generally
provides for the payment in full by the SWINC Consolidated Estate on the Effective Date of Allowed Claims entitled to priority under the Bankruptcy Code (Administrative Claims, Priority Tax Claims and Priority Claims). The Equity Plan further provides for the payment in full with interest to Holders of Allowed Claims in Classes 3A and 4A (Unsecured Claims and Subordinated Claims) as promptly as practicable after the Effective Date. The Equity Committee estimates that the SWINC Consolidated Estate will make an interim distribution of approximately $30 million to Holders of Unsecured Claims shortly after the Effective Date, reserving the applicable percentage payable on account of Disputed Claims that are not expected to be resolved as of the Effective Date. The amount of the initial distribution as a percentage of claims and the amount and speed of subsequent distributions will depend on the status of the claims resolution process on the date of the distribution.

                           Following the Effective Date of the Equity Plan,
none of the SWINC Subsidiaries will conduct any business operations, except as necessary to maximize the recovery for Holders of Claims and Interests against the SWINC Consolidated Estate, as determined in the sole discretion of the SWINC Liquidation Board.

                           The SWINC Consolidated Estate will also make a
significant distribution to Holders of SWINC Common Stock in the range of $.83 to $1.43 per share, depending upon the outcome of the claims resolution process and if the Holders of Unsecured Claims against the SWE&C Consolidated Estate (Class 4B-1) vote to accept the Equity Plan. If such Holders vote to reject the Equity Plan, the Stockholders of SWINC will receive higher distributions in the range of $1.02 to $1.67 depending upon the outcome of the claims resolution process because the SWINC Consolidated Estate's prepetition claim against the SWE&C Consolidated Estate, estimated at $50 million, would then be entitled to participate in distributions to Holders of Unsecured Claims against the SWE&C Consolidated Estate. If the Holders of Unsecured Claims against the SWE&C Consolidated Estate vote to accept the Equity Plan, that prepetition intercompany claim would be subordinated and would receive nothing.

                           b. SWE&C Consolidated Estate. The Equity Plan
provides for the payment in full by the SWE&C Consolidated Estate on the Effective Date of Allowed Claims entitled to priority under the Bankruptcy Code (Administrative Claims, Priority Tax Claims and Priority Claims) and Convenience Claims (Claims of $1,500.00 or less or Claims that are voluntarily reduced to $1,500 by the Holder of the Claim) (Class 3B). The Equity Plan further provides for the ratable distribution of the SWE&C Consolidated Estate's remaining cash to Holders of Unsecured Claims (Class 4B-1) (and also to the SWINC Consolidated Estate on account of its claim against the SWE&C Consolidated Estate, but only if Class 4B-1 votes to reject the Plan), as promptly as practicable after the Effective Date in the sole discretion of the SWE&C Liquidation Board. As shown in Exhibit B to the Plan, the Equity Committee estimates that the SWE&C Consolidated Estate will pay each Holder of an Allowed Unsecured Claim against the SWE&C Consolidated Estate up to approximately 7.5% to 10.4% of its Allowed Claim if Class 4B-1 votes to accept the Plan and the SWINC Consolidated Estate's claim is thereby subordinated, and approximately 5.7% to 7.2% if Class 4B-1 votes to reject the Plan and the SWINC Consolidated Estate's prepetition intercompany claim thereby shares with the Class 4B-1 Claims.

                           Neither SWE&C nor any of the SWE&C Subsidiaries
will conduct any business operations, except as necessary to maximize the recovery for Holders of Claims and Interests against the SWE&C Consolidated Estate, as determined in the sole discretion of the SWE&C Liquidation Board.

                                II. BACKGROUND

         A. Description of the Debtors and the Debtors' Business.

                  1.      The Debtors. The Debtors consist of seventy-three
(73) separate corporate entities that filed petitions for relief under Chapter 11 of the Bankruptcy Code. In addition, and on information and belief, as of the Petition Date, SWINC owned directly or indirectly twenty-five (25) non-debtor entities ("Non-Debtor Affiliated Entities"), principally organized under foreign laws and operating outside of the United States including, without limitation, Stone & Webster Canada Limited, Stone & Webster Group Limited, Stone & Webster Construction Limited, Stone & Webster Engineering Limited, Stone & Webster Management Consultants, Limited and Stone & Webster Engineers and Constructors BV. The Non-Debtor Affiliated Entities are listed on Exhibit A-3 to the Equity Plan. Prior to filing these Chapter 11 cases, the Debtors were considered global leaders in engineering, construction and consulting for power, process, environments/infrastructure and industrial markets worldwide.

                  2. The Engineering, Construction and Consulting Business. SWINC, SWEC, SWE&C, and most of the Subsidiary Debtors were principally engaged in providing professional engineering, construction and consulting services, with SWE&C and SWEC exclusively devoted to engineering and construction. They provided engineering, design, construction and full environmental services for power, process, governmental, industrial, transportation and civil works projects. They were active in the nuclear power business for utility and governmental clients, and they undertook a significant amount of modification and maintenance work on existing nuclear power plants as well as decommissioning and decontamination projects.

                           The Debtors' engineering, construction and
consulting businesses included three divisions and a consulting organization which was responsible for marketing and executing projects within a section on a worldwide basis. Where appropriate, lump sum contracts were employed as a means of providing comprehensive services.

                           Prior to the Petition Date, from 1995 through 1998,
SWINC also took steps to grow key businesses through acquisitions intended to strengthen its construction and engineering capabilities. For example, in 1998, SWINC acquired Belmont Constructors Company, Inc., a full-service construction firm. To expand its ability to furnish technical solutions to the global power industry, SWMC, the consulting subsidiary of SWINC, acquired Power Technologies, Inc., a business widely known for its software systems, consulting services, education programs and customized hardware packages for a range of power industry applications.

                           In fiscal 1999, the engineering, construction and
consulting businesses had $1.14 billion in revenues, and an operating loss of $142.5 million. During that period, the businesses recorded a loss of $150.1 million in contract related provisions, primarily due to increases in estimated costs to complete several lump sum contract projects. Moreover, as of December 31, 1999, the businesses had contracts in backlog amounting to $2.6 billion.

                  3. The Nordic Business. Certain of the Subsidiary Debtors owned and operated fourteen cold storage warehousing facilities located primarily in the southeastern United States. They provided low cost, energy efficient refrigerator and freezer storage facilities, customized material handling services and blast freezing capacity. In 1998, to enhance its cold storage services, SWINC acquired The Nordic Group, a leading owner and operator of refrigerated warehouses throughout the southeastern United States and Ohio, with 11 refrigerated facilities and almost 23 million cubic feet of refrigerator and freezer space. At the 1998 year-end, the Nordic Group business, together with Stone & Webster's Commercial Cold Storage, Inc. subsidiary, was restructured to become the Debtors' Nordic Refrigerated Services (the "Nordic Business"), which, as of the Petition Date, on information was the fifth largest public refrigerated logistics company in the United States and ninth largest in the world. The company served primarily two groups of customers: prepared food manufacturers, who require cold storage and logistics services in their distribution channels, and poultry producers, who require blast freezing and storage capacity. In October 1999, the Debtors announced their intention to sell the Nordic Business, a large part of which had been acquired in 1998.

         B. Events Leading to the Debtors' Chapter 11 Filings.

                  Since mid-1996, the Debtors had been restructuring due to problems at the engineering, construction and consulting businesses. For the several years before the Petition Date, the Debtors had experienced significant operating losses. Such losses were the result of many factors, including major contract disputes in Saudi Arabia and a similar unresolved claim in Ghana, lower demand by energy companies, protracted weakness in the petrochemical industry, the lingering effects of the economic slowdown in Asia, a major market for new process plant construction, rapid consolidation and reduced spending in the oil sector, and higher than anticipated costs related to lump sum contracts due to the Boston labor market. By the second quarter of 1999, SWINC and certain of the Subsidiary Debtors began experiencing liquidity problems. By the end of the third quarter of 1999, the Debtors had fully drained the cash available under their existing credit facility. As a consequence, the amount of their past due trade payables increased, in turn causing certain of their vendors and subcontractors to delay work on projects.

                  In November 1999, the Debtors sought and obtained an agreement with their principal bank-lending group to expand and extend the credit facility. Under that agreement, the facility was increased by $30 million, to a maximum of $160 million, and the maturity of the credit facility was extended through May 31, 2000.

                  During the fourth quarter of 1999, the Debtors sought to reduce debt and raise working capital by selling assets. In that regard, they not only sought purchasers for the Nordic Business but also for other assets. They sold the Boston, Massachusetts headquarters building for $187 million, and used $140 million of the proceeds to permanently reduce their credit facility to $20 million. SWINC also received an additional $15 million by selling 1,000,000 shares of SWINC Common Stock from its treasury to the Pension Plan at $15.00 per share in December of 1999. Nonetheless, as of the end of fiscal 1999, the entire $20 million available for direct borrowings under the credit facility remained outstanding and nearly $90 million of a $100 million letter of credit facility was used.

                  Despite the efforts to restructure operations, sell the Nordic Business and raise working capital, the Debtors continued to experience severe liquidity problems. Anticipating the inability to pay down or refinance the credit facility upon maturity, the Debtors, in April 2000, sought and entered into another agreement with their bank-lending group. Under this agreement, the maturity date of the credit facility was further extended to January 31, 2001. The agreement further provided, among other things, that the proceeds from a sale of the Nordic Business would be used to repay the outstanding direct borrowings and provide support to the bank-lending group for the nearly $90 million in outstanding letters of credit.

                  In mid- to late April, 2000, the Debtors discovered a substantial unanticipated cost overrun on a key construction project. They were required to restate their 1999 consolidated financial statements to record a provision of $27.5 million to complete work on the project. In conjunction with that restatement, the Debtors' independent public accountants issued a modified opinion regarding their ability to continue as a going concern, which in turn slowed cash receipts, further exacerbating cash flow problems.

                  In late April 2000, the Debtors embarked on an aggressive strategy under which they sought alternative financing, strategic mergers and possible additional asset sales. They solicited traditional and non-traditional lenders regarding possible interim and long-term financing. They entered into substantive discussions with possible strategic partners regarding potential transactions involving the sale of not only the Nordic Business but also all or part of the engineering, construction and consulting businesses.

                  In early May 2000, the Debtors signed a letter of intent with Jacobs Engineering Group, Inc. ("Jacobs") regarding a transaction pursuant to which Jacobs would acquire substantially all of the assets of the Debtors in exchange for Jacobs immediately providing a $50 million secured revolving credit facility, Jacobs assuming all of the Debtors' balance sheet liabilities and Jacobs paying an additional $150 million in cash and stock. The Debtors then negotiated the final terms of an agreement with Jacobs. An agreement was reached on June 2, 2000.

                  On that day, the Debtors each voluntarily filed for relief under chapter 11 of the Bankruptcy Code.

         C. Significant Funded Indebtedness.

                  As of the Petition Date, SWINC's principal financing facility was the Credit Agreement dated as of July 30, 1999, among SWINC, Bank of America, N.A., as agent and letter of credit issuing bank, HSBC Bank USA, as co-agent, and the other financial institutions party thereto. Most of the Subsidiary Debtors were indebted to the Banks under the Guaranty dated as of July 30, 1999 executed or subsequently joined by certain of SWINC's direct and indirect subsidiaries and delivered to Bank of America, N.A., as agent under the Credit Agreement. SWINC and certain of the Subsidiary Debtors were obligated to other secured creditors in connection with certain advised unconfirmed lines of credit pursuant to which the other secured creditors had extended various letters of credit for the benefit of the Debtors.

                  As of the Petition Date, the Debtors were indebted to the Banks in an aggregate principal amount, including aggregate exposure on undrawn letters of credit, of approximately $107 million, plus unpaid fees, expenses and accrued interest as of the Petition Date. Pursuant to the collateral documents, a collateral agent held security interests in all or substantially all real and personal property of each of the Debtors.

                  SWINC also was a party to the prepetition $50 million Revolving Credit Agreement dated May 9, 2000 (the "Jacobs Credit Facility") between SWINC, as borrower, and Jacobs, as lender. The Jacobs Credit Facility was an integral part of the Debtors' efforts to sell substantially all of their assets to Jacobs. As of the Petition Date, approximately $22 million in aggregate borrowings was outstanding under the Jacobs Credit Facility.

                  Under the Jacobs Credit Facility's supporting documents, the Debtors granted Jacobs a security interest in substantially all of their tangible and intangible assets, and through the Intercreditor Agreement between Jacobs and Bank of America, N.A., as collateral agent for certain other lenders under the Collateral Agency and Intercreditor Agreement dated as of July 30, 1999, Jacobs obtained a first priority lien in certain equipment, accounts receivable and other property.

         D.       Summary of Securities Litigation.

                  Prior to the commencement of the Chapter 11 Cases, SWINC was named a defendant in In re Stone & Webster, Inc., Securities Litigation (00-CV-10974-RCL), a purported securities class action lawsuit in the United States District Court District of Massachusetts. The lawsuit began as four purported securities class action lawsuits filed in or about May 2000: Everson
v. Stone & Webster, Inc., et al., (00-CV-11008-RCL); Blank v. Stone & Webster, Inc., et al., (00-CV-10926-RCL); Dubois v. Stone & Webster, Inc., et al., (00-CV-10883-RCL); and Brody v. Stone & Webster, Inc. et al., (00-CV-10874-RCL) (collectively, the "Class Action Lawsuits"). In addition, two securities class action lawsuits which make similar allegations were filed against H. Kerner Smith and Thomas Langford, but not SWINC: Madelbaum v. Smith et al., (00-CV-11126-RCL) and Hanson v. Smith et al., (00-CV-11183-RCL). On or about July 25, 2000, SWINC notified the court that, pursuant to Bankruptcy Code section 362, the Class Action Lawsuits are subject to the automatic stay applicable to proceedings against a debtor in bankruptcy and the assets of the debtor in bankruptcy.

                  On September 25, 2000, the court granted a motion to consolidate the six lawsuits. On January 4, 2001, a Consolidated and Amended Class Action Complaint (the "Amended Complaint") was filed. The Amended Complaint added PricewaterhouseCoopers, LLP as a defendant, and alleged that SWINC violated federal securities laws pursuant to sections 10(B) and 18 of the Securities and Exchange Act of 1934, by, among other things, making materially false and misleading statements or omissions regarding SWINC's financial condition prior to SWINC's announcements relating to its decision to revise its 1999 financial statements. The class period for the Amended Complaint is January 22, 1998 through May 8, 2000. Plaintiffs seek an unspecified amount of compensatory damages plus costs and attorney fees. The defendants other than SWINC filed motions to dismiss. On March 28, 2003, the Court granted the motions to dismiss with respect to certain counts of the Amended Complaint as to Defendants Thomas Langford and H. Kerner Smith and with respect to all counts against PricewaterhouseCoopers, LLP. Since then, the Court has scheduled a pretrial conference with respect to the remaining counts against Mr. Langford and Mr. Smith in the Securities Litigation for May 28, 2003.


         III. SIGNIFICANT EVENTS DURING THE DEBTORS' CHAPTER 11 CASES

                  On June 2, 2000, each of the Debtors filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. At that point, all actions and proceedings against the Debtors and all acts to obtain property from the Debtors were stayed under section 362 of the Bankruptcy Code. The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in any of these bankruptcy cases. The Bankruptcy Court has jointly administered the Debtors' bankruptcy cases for procedural purposes only in accordance with Rule 1015 of the Federal Rules of Bankruptcy Procedure.

         A. First Day Orders.

                  On or about June 2, 2000, several orders were entered as is typical of a large chapter 11 case, including, authorization of (i) joint administration pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure, (ii) payment of prepetition employee compensation, and (iii) an interim stipulation on an agreement between the Debtors and their bank lenders regarding the use of cash collateral and adequate protection.

         B.       Advisors to the Debtors

                  The Debtors have retained Skadden, Arps, Slate, Meagher & Flom as their bankruptcy counsel. The Debtors have retained Lazard Freres & Co., LLC as their financial advisor and PricewaterhouseCoopers (now FTI Consulting) as their accountant and auditor.

         C.       Appointment of Creditors' Committee.

                  The United States Trustee appointed an Official Committee of Unsecured Creditors of the Debtor and its subsidiaries on or about June 14, 2000. As of April 16, 2002, the Creditors' Committee was comprised of three members: (1) Canfibre of Riverside, Inc., (2) MDC Systems, Inc., and (3) Harborview Electric, Ltd. The Creditors' Committee has retained Orrick Herrington & Sutcliff LLP and Klett Rooney Lieber & Schorling as counsel and Chanin Capital Partners LLC as its financial advisor.

         D.       Appointment of Equity Committee.

                  The United States Trustee appointed an Official Committee of Equity Holders of SWINC on or about June 26, 2000. The current members of the Equity Committee and the number of shares of SWINC common stock they each held as of December 1, 2002 are as follows: (1) Dimensional Fund Advisors, 10 South Wacker Drive, Suite 2275, Chicago, IL 60606 (220,000 shares of SWINC common stock); (2) Harold Rickles, 16482 Ann Lee Drive, North Rose, NY 14516 (6,000 shares of SWINC common stock); and (3) Grace Brothers, Ltd., 1560 Sherman Avenue, Suite 900, Evanston, IL 60201 (322,900 shares of SWINC common stock) and 757,200 shares of SWINC Common Stock owned by affiliate Rock Finance LP. A fourth member, Gregory Blair, resigned on March 13, 2003. As of the filing of this Disclosure Statement, Dimensional Fund Advisors informed the Equity Committee that they have sold their shares of SWINC common stock and intended to resign. The Office of the United States Trustee may appoint replacements to serve on the Equity Committee. The Equity Committee has retained Bell, Boyd & Lloyd LLC and Bifferato, Bifferato & Gentilotti as counsel and Ernst & Young Corporate Finance, LLC and Ernst & Young LLP as its financial advisors.

         E. Post-Petition Lender.

                  On or about June 2, 2000, the Debtors entered into the Jacobs Credit Facility, which provided them with up to $50 million in post-petition financing. On information, on or about July 17, 2000, the Debtors paid Jacobs $10,000,000 owing under the Jacobs Credit Agreement from the proceeds of the sale of substantially all of the Debtors' assets to Shaw discussed below, and the Jacobs Credit Agreement was terminated. Accordingly, the Debtors no longer have any obligations under the Jacobs Credit Agreement. As a result of the Shaw sale, the Debtors also no longer have any obligations to the bank lenders, except for certain contingent indemnification Claims that the bank lenders assert against certain of the Debtors. The Equity Committee does not believe that any of these Debtors will have any obligations as a result of these Claims.

         F. Significant Court Orders.

                  Although the Debtors are authorized to operate their businesses as debtors-in-possession, they may not engage in transactions outside the ordinary course of business without approval of the Court after notice and opportunity for a hearing as provided for in the Bankruptcy Code and Bankruptcy Rules. On and after the Petition Date, the Debtors sought and obtained from the Court certain orders that are of particular importance in the operation of the Debtors' businesses during the pendency of the Chapter 11 Cases, including orders:

         o authorizing the employment and compensation of professionals utilized by the Debtors in the ordinary course of business;

         o authorizing the retention of bankruptcy-related professionals and establishing payment procedures for such professionals;

         o authorizing the continued maintenance of the Debtors' bank accounts,

         o continued use of existing business forms, continued use of the Debtors' consolidated cash management system and continued ability to transfer funds to non-debtor wholly-owned subsidiaries;

         o authorizing payments to employees of accrued prepetition wages, salaries and benefits;

         o prohibiting utilities from altering, refusing or discontinuing services on account of prepetition invoices and establishing procedures for determining requests for additional adequate assurance of payment;

         o  authorizing payment of prepetition sales, use and other taxes;

         o authorizing payment of certain prepetition claims of critical trade creditors;

         o prohibiting certain project owners from withholding or offsetting payments due to Debtors or paying subcontractors directly on account of prepetition claims;

         o  authorizing payment of certain prepetition shipping charges;

         o  authorizing post-petition financing and use of cash collateral;

         o authorizing rejection of certain executory contracts and unexpired personal property leases that were not providing benefit to the Debtors;

         o approving the implementation of a program to pay valid prepetition mechanics' liens filed by various contractors against the Debtors' properties;

         o extending the time for the Debtors to assume or reject unexpired leases of nonresidential real property;

         o extending the time for the Debtors to remove pending litigation to the Bankruptcy Court; and extending the exclusive periods during which the Debtors may file and solicit acceptances to plans of reorganization. The exclusive periods expired without any Debtor having filed a plan.

         o authorizing the continued retention and compensation of James Carroll as Chief Restructuring Officer. Pursuant to Court order dated July 8, 2002 Mr. Carroll's annual compensation package for the period ending January 31, 2003 consisted of a base salary of $375,000 and a bonus of $112,500 payable in two equal installments, for total annual compensation of $487,500. Additionally, the Court's order authorizes a $300,000 lump sum severance payment if Mr. Carroll is terminated involuntarily, prior to January 21, 2003. As of April 22, 2003, Mr. Carroll is still the Chief Restructuring Officer.

         G. Substantive Consolidation Litigation.

                 1. Status of Consolidation Litigation

                  On August 9, 2001, the Creditors' Committee initiated a dispute concerning substantive consolidation by filing the Consolidation Motion seeking to substantively consolidate all of the Debtors into a single estate. On May 24, 2002, the Equity Committee filed a Motion for Summary Judgment (the "Summary Judgment Motion") on the Consolidation Motion. On November 14, 2002 the Court issued a Memorandum Opinion and Order Denying the Motion of the Official Committee of Equity Security Holders for Summary Judgment and Granting in Part the Motion of the Official Committee of Unsecured Creditors for Substantive Consolidation (the "November 14 Order"). (Docket #3564)

                  In the November 14 Order, the Court ruled, inter alia, that it would be permissible for a chapter 11 plan to contain provisions for substantive consolidation. The Equity Committee filed an appeal of the November 14 Order on November 25, 2002. Maine Yankee Atomic Power Company ("Maine Yankee"), a creditor of SWEC and SWINC, filed a separate appeal of the November 14 Order on the same date (the "Grupo Appeal"). On January 6, 2003, the Equity Committee, the Debtors, the Creditors' Committee and Maine Yankee entered into a Stipulation to Dismiss Appeals of Interlocutory Order (the "Grupo Appeal Stipulation"). Pursuant to the Grupo Appeal Stipulation, the Creditors' Committee, the Debtors, the Equity Committee and Maine Yankee have agreed that the November 14 Order is an interlocutory (non-final) order and that the issues appealed in the Grupo Appeal can be raised at such time as the Court enters an order confirming a plan that provides for substantive consolidation.

                  Notwithstanding the proposed division of the Debtors into two consolidated entities, the SWINC Consolidated Estate and the SWE&C Consolidated Estate in the Equity Plan, the Equity Committee opposes the consolidation of all of the Debtors estates into one single estate and believes there is no legal or factual basis to support the consolidation of the SWINC Consolidated Estate and the SWE&C Consolidated Estate into a single estate. The Equity Committee further believes that the only consolidation likely to be approved by any court would be a consolidation of SWINC with the SWINC Subsidiaries, and a separate consolidation of SWE&C with the SWE&C Subsidiaries, as provided in the Debtors' Plan and the Equity Plan and described above. The Debtors and the Creditors Committee disagree, however.

                  The Equity Committee files this Plan without waiver of any right to appeal any order confirming a plan which provides for substantive consolidation and hereby expressly reserves all rights raised in the Grupo Appeal and preserved in the Grupo Appeal Stipulation, as an alternative in the event the Equity Plan is not confirmed.

                  2.       Summary of the Competing Views on Substantive
Consolidation.

                           a. Equity Committee Position on Substantive
Consolidation.

                           The Equity Committee further believes that any
further substantive consolidation between the two proposed consolidated estates would depend largely upon an analysis of the relationship between the Debtors included in the SWINC Consolidated Estate, on the one hand, and the Debtors included in the SWE&C Consolidated Estate, on the other hand. The Equity Committee believes that such an analysis overwhelmingly demonstrates that no further consolidation would be necessary or appropriate as between the SWINC Consolidated Estate and the SWE&C Consolidated Estate. Indeed, the Equity Committee believes that, contrary to the assertions made by the Creditors' Committee, the overwhelming evidence will demonstrate that each of the Debtors: (i) has assets and liabilities that are readily ascertainable;
(ii) observed corporate formalities under applicable state law; (iii) engaged in business as a separate corporate entity; (iv) maintained detailed financial accounting systems that were audited and tested each year by outside auditors, including PriceWaterhouseCoopers and its predecessors in interest, including adequate accounting for all third party and intercorporate financial transactions in accordance with generally accepted accounting principles; and
(v) has no identifiable creditors that relied on contrary representations to their detriment.

                           The Equity Committee further believes that the
following additional undisputed facts make it overwhelmingly clear that there is no legal or factual basis to further substantively consolidate the SWINC Consolidated Estate or any of its assets with the SWE&C Consolidated Estate:
(i) there has been no commingling of funds between the Debtors as all cash transfers between the Debtors were tracked in detail at all times through a cash management system, a common and accepted business practice among multi-tiered affiliated corporations; (ii) the Debtors have maintained contemporaneous records of intercompany transactions and continue to maintain such detailed records as part of the Debtors' cash management system; and
(iii) even though the Debtors had certain common officers and directors, each of the Debtors maintained corporate formalities, including maintaining minutes and records of separate board meetings.

                           The Equity Committee also believes that Debtors'
own prior admissions would preclude consolidation of SWINC with the SWE&C Consolidated Estate. In Stone and Webster Management Consultants, Inc. and Stone & Webster Incorporated v. Travelers Indemnity Company, No. 94 Civ. 6619, 1996 U.S. Dist. Lexis 4852 (S.D.N.Y. April 16, 1996) (the "Travelers Litigation"), Travelers Indemnity Company ("Travelers") contended that a certain notice to SWEC constituted notice to SWINC and SWMC under a theory of agency under New York law. The Court, after reviewing numerous affidavits submitted by the senior management and executives of SWEC, SWMC and SWINC, accepted the factual assertions made in the Affidavits submitted by SWEC, SWMC, and SWINC as to their corporate separateness, finding that SWEC, SWMC and SWINC had separate management, personnel and legal staff. Id at 4855. The Court granted partial summary judgment in favor of SWMC and SWINC determining that an earlier notice to SWEC could not be imputed to either SWINC or SWMC. The Equity Committee contends that the Affidavits submitted on behalf of SWEC, SWMC and SWINC in the Travelers Litigation constitute evidentiary admissions of their corporate separateness binding on the Debtors. The Creditors' Committee and the Debtors disagree with these contentions, and all parties expect the conflicts to be resolved by the Bankruptcy Court.

                           b. Debtors' Position on Substantive Consolidation.
The following is an excerpt of the Debtors' position on substantive consolidation from the Disclosure Statement with Respect to Amended Debtors' Plan of Reorganization of the Debtors in Possession, Official Committee of Unsecured Creditors, and Federal Insurance Company dated March 14, 2003 (the "Debtors' Plan Disclosure Statement"). For a more complete explanation of the Debtors' Plan and their position on the purported settlement of the Consolidation Motion, which settlement is disputed by the Equity Committee, see the Disclosure Statement filed with the Debtors' Plan.

                  "The Debtors also responded to the Consolidation Motion. In connection with substantive consolidation, the Debtors argued that the facts, circumstances and equities do not justify substantive consolidation into one single estate. Instead, the Debtors contend as a reasonable compromise and settlement of the dispute over substantive consolidation that, pursuant to Bankruptcy Code section 1123(a)(5)(C) and upon confirmation of a plan of reorganization, SWINC and the 72 Subsidiary Debtors should be substantively consolidated into two estates -- the Consolidated SWINC Estate and the Consolidated SWE&C Estate. The Debtors base their position on at least three significant facts: (i) the legal sponsor of the Pension Plan is SWINC; (ii) the Nordic operating division ("Nordic") was marketed separately for sale; and (iii) at least some significant creditors appeared to rely on the separate financial wherewithal of SWINC and SWE&C.

                  With respect to the Pension Plan, the Debtors agree that SWINC is presently the sole sponsor, however, prior to SWINC becoming the sole legal sponsor of the Pension Plan, each individual Debtor was a sponsor and, even after SWINC became the sole legal sponsor, the over funded Pension Plan was carried on the books and records of SWEC. Moreover, Mercer Human Resources Consulting reported on a non-consolidated basis by operating unit of the Debtors with respect to the Pension Plan expenses and assets, in addition to reporting on a consolidated basis at the SWINC level in accordance with generally accepted accounting principles.

                  Additionally, the Debtors believe it is significant that before the Petition Date, the Debtors separately solicited the sale of Nordic. During this solicitation process, the Debtors eventually received bids for the purchase of Nordic. None of these bids were finalized before the Pension Date. However, when the Debtors entered into the asset purchase agreement with Jacobs, Nordic was initially carved out of the transaction, and during the post-petition sale process, the Debtors received a firm bid in excess of $75 million from a third party. At the auction, Shaw purchased Nordic as part of the overall transaction with the Debtors. As a consequence of the transaction with Shaw, substantially, if not all creditors of Nordic were paid in full. It is for these reasons that the Debtors contend that all excess proceeds from the sale to Shaw could be allocated to the sale of the Nordic operating division and be made available to SWINC, as the direct parent of Nordic, either as a payment of outstanding intercompany obligations owed to SWINC or as a dividend.

                  Finally, the Debtors also believe that the other significant fact supporting substantive consolidation into two estates is that major creditors of the Debtors appeared to rely on the separate financial wherewithal of SWINC and SWE&C. For example, Maine Yankee contracted with SWEC concerning the decommission of Maine Yankee's nuclear power plant in Wiscasset, Maine. Maine Yankee sought and obtained from SWE&C, and later SWINC, guaranties with respect to SWEC's performance. In addition, Federal filed proofs of claim against SWE&C, S&W Construction and Rocky Flats Engineers and Constructors, LLC, as primary obligors on various agreement with Federal. In addition, Federal also asserted a claim directly against SWINC arising out of the direct claims against the primary obligors pursuant to certain General Indemnity Agreements executed between Federal and SWINC."

                           The Equity Committee agrees with the Debtors'
contentions regarding the separateness of the SWINC Consolidated Estate and the SWE&C Consolidated Estate but does not agree to the extent that the Debtors may contend that facts exist that may support further consolidation of the SWINC Consolidated Estate with the SWE&C Consolidated Estate. All parties expect the conflicts to be resolved by the Bankruptcy Court.

                           c. Summary of Creditors' Committee's Position on
Substantive Consolidation. The following is an excerpt of the Creditors' Committee's position on substantive consolidation from the Debtors' Plan Disclosure Statement. For a more complete explanation of the Creditors' Committee's position with respect to the Consolidation Motion and its support of the Debtors' Plan see the Disclosure Statement filed with the Debtor's Plan at pages 25-27.

                  "In the Substantive Consolidation Motion, the Creditors' Committee has argued that SWINC and most of its 72 Subsidiary Debtors used the same name, and did not routinely distinguish among themselves when dealing with creditors, referring to all Debtors as "Stone & Webster" or using SWINC as a proxy for Subsidiary Debtors. Additionally, in public documents the Debtors frequently described their various business interests as "divisions" or "segments" of SWINC, rather than describing them as "subsidiaries." In further support of substantive consolidation, the Creditors' Committee argued that SWINC and the Subsidiary Debtors historically had issued consolidated financial statements and filed consolidated tax returns, and that the Debtors provided only consolidated financial statements to their largest creditors.

                  Additionally, the Creditors' Committee contended that SWINC, the ultimate parent of all other 72 Debtors, and its Subsidiary Debtors maintained common officers and other employees paid by SWEC during the final years before the Debtors commenced the Chapter 11 Cases. These shared employees, paid by SWEC, performed human resources, accounting, legal and risk management services for the benefit of all of the Debtors. Similarly, the Creditors' Committee contends, accounting firms, law firms, engineers, consultants and insurers rendered services to all of the Debtors paid for by SWEC, without being reimbursed by the other Debtors for their proportionate Debtors' intercompany accounts. In that regard, the Creditors' Committee challenged the accuracy of the Debtors' intercompany accounts. The Creditors' Committee also argued that the Subsidiary Debtors had common directors consisting largely, if not entirely, of their common officers, who acted at the behest of SWINC in carrying out SWINC's policies and directives. In fact, the Creditors' Committee contended that on at least one occasion, SWINC and its Subsidiary Debtors implemented a fundamental change in corporate structure and form, without first fulfilling proper corporate authorization.

                  The Creditors' Committee has also argued that the Debtors' centralized cash management system provides further support for substantive consolidation. Under this system, virtually all of each Debtors' funds were moved into and through centralized accounts on an as-needed basis to meet the short and long term cash requirements of all of the Debtors. Although the Debtors contend that as an outgrowth of this centralized cash management system, intercompany liabilities routinely were recorded by and between SWINC and the Subsidiary Debtors (and by and between the Subsidiary Debtors themselves) in the ordinary course of the Debtors' business, the Creditors' Committee challenged the accuracy of the intercorporate accounts and the Debtors' ability to keep and reconcile these accounts. Moreover, the Creditors' Committee contended that the Debtors never disclosed to potential and existing creditors the amount or identity of any intercorporate liabilities, and that parties considering extending credit to any particular Stone & Webster entity could not have been aware of the magnitude of alleged liabilities that the Debtors' books now reflect.

                  The Creditors' Committee has also asserted that each of the Debtors transferred product, services or liabilities to other Debtors on a regular basis, that these transfers were not reflected on the Debtors' books at arm's-length pricing, and that the Debtors could not then and cannot now verify that the amounts showing on the Debtors' books and records reflect balances that would exist if transactions between the Debtors had been appropriately recorded for purposes of separate company reporting. Due to the volume of transactions between SWINC and the Subsidiary Debtors, as well as the significant passage of time, the Creditors' Committee argued that it would be extraordinarily time consuming and prohibitively expensive to determine on an Estate by Estate basis the adjustments needed to approximate intercorporate balances reasonably. Even then there could be no assurance that the end product would be a fair approximation of such balances due to: (a) numerous uncertainties with respect to available historical knowledge and support documentation; and (b) complexities such as extensive acquisition and disposition activity by the Debtors.

                  The Creditors' Committee also based its Consolidation Motion on the fact that Shaw paid one purchase price for all of the Debtors' assets, and, at the time of the purchase and sale, there was no allocation of the purchase price among the various Debtors. In that regard, Shaw acquired both tangible and intangible assets, and the Creditors' Committee contends that valuing numerous contracts assumed by Shaw from SWEC and other Subsidiary Debtors is virtually impossible and, in any event, likely to be a prohibitively expensive process. Accordingly, the Creditors' Committee has argued that substantive consolidation is required to ensure that the sale proceeds are distributed equitably among the Debtors' creditors and interest holders."

                           The Equity Committee disagrees with the contentions
of the Creditors' Committee, and all parties expect the conflicts to be resolved by the Bankruptcy Court.

         H. Creditor-Related Activities.

                  The Debtors mailed a Notice of Commencement of the Chapter 11 Cases to all known and potential creditors. The Debtors then filed consolidated schedules of assets, liabilities and executory contracts, and statements of financial affairs as noted in section K below.

                  On July 18, 2000, the Court entered an Order (Docket #370) establishing the August 25, 2000 Bar Date for filing proofs of claim, as noted in Section K below (the "Bar Date Order"). The Bar Date Order also approved the form Notice of Bar Date For Filing Proofs of Claim (the "Bar Date Notice") to be sent to all creditors informing them of the Bar Date for filing proofs of claim and containing instructions for the filing of any such claims. On July 19, 2000, Trumbull Services LLC, the claims and noticing agent employed in these Chapter 11 Cases ("Trumbull" or the "Claims Agent") mailed the Bar Date Notice to all creditors pursuant to the Bar Date Order.

                  The Claims Agent also caused the Bar Date Notice to be published in widely circulated newspapers. The Bar Date Notice required, inter alia, that creditors file a separate proof of claim for each Debtor against which the creditors asserted a Claim.

                  The Bar Date Notice was mailed with Official Form No. 10 as the proof of claim form. (Docket No. 466). Official Form No. 10 contains instructions which state, inter alia, "Fill in the name of the... debtor in the bankruptcy case, and the bankruptcy case number. If you received a notice of the case from the court, all of this information is near the top of the notice." The information at the top of the Bar Date Notice, however, contained the jointly administered case caption for the Debtors' Chapter 11 Cases as follows: "In re Stone and Webster Incorporated, et al, Case No. 00-2142" (the "Joint Case Caption"). While the Bar Date Notice enclosed a list of the 73 Debtors, the list did not include any of the separate bankruptcy case numbers for the 73 Debtors. Instead, Exhibit 1 to the Bar Date Notice lists each of the Debtors with their tax identification number only. The only bankruptcy case number on the Bar Date Notice is in the Joint Case Caption.

                  Many creditors followed the exact instructions on Official Form 10 and filled in the Joint Case Caption information on the top of their proofs of claim. As a result, many Claims in these cases were filed against "In re Stone and Webster Incorporated, et al, Case No. 00-2142." The Equity Committee believes that many claimants filled in the Joint Case Caption information on their proofs of claim pursuant to the instructions on Official Form 10 and because the Bar Date Notice lacked a list with all the debtor bankruptcy case numbers.

                  The Claims Agent has maintained an official register of all proofs of claim filed against the Debtors (the "Official Claims Register"). The Equity Committee believes that the Official Claims Register does not presently reflect the proper liabilities allocable to each Debtor because certain Claims have been docketed against SWINC merely because they have stated the Joint Case Caption on the face of the proof of claim due to the factors mentioned above. Indeed, the Equity Committee believes that a review of the supporting documentation for many such Claims will support a reclassification of many Claims to other Debtor Subsidiaries based on the supporting documentation attached to the proofs of claim.

                  Consequently, the Equity Committee filed certain motions and objections seeking to reclassify and allocate certain proofs of claim filed to the proper Debtor based upon supporting documentation attached to the proofs of claim and, to the extent no such documentation is provided, based upon the Debtors' books and records. Following a hearing on March 4, 2003, the Court generally granted those motions, continuing the motions as to only a few claims that are likely to be resolved at an April 23, 2003, hearing. The Equity Committee has reserved the right of the Equity Committee, the Debtors, and the Creditors' Committee to object to the allowance of any reclassified claims at a later time for purposes of distributions under the Equity Plan.

                  THE EQUITY COMMITTEE MAY ELECT TO OBJECT AND SEEK THE DISALLOWANCE OF ANY PROOFS OF CLAIM OF ANY CREDITORS ON ANY BASIS UNDER APPLICABLE STATE AND FEDERAL LAW, INCLUDING WITHOUT LIMITATION ON THE BASIS THAT CERTAIN PROOFS OF CLAIM DID NOT SPECIFY THE DEBTOR AGAINST WHICH THE CREDITOR ASSERTED THE CLAIM, OR LISTED MORE THAN ONE DEBTOR, OR FAIL TO PROVIDE ADEQUATE SUPPORTING DOCUMENTATION TO SUPPORT A CLAIM AGAINST A DEBTOR.

         I.       Employee Matters.

                  On August 14, 2000, the Court entered an order authorizing the implementation of an employee retention program that sought to amend certain severance and bonus plans already in existence as well as establish new employee incentives to remain in the Debtors' employment.

         J.       Sale of Substantially All of the Debtors' Assets

                  1. The Sale Agreement. On or about June 2, 2000, the Debtors entered into the asset purchase agreement with Jacobs. Pursuant to the Jacobs Asset Purchase Agreement, Jacobs agreed to purchase substantially all of the Debtors' assets for $25 million in cash, plus shares of common stock of Jacobs having a market value of $125 million, plus the assumption of all liabilities arising under certain assigned contracts, all liability under the mortgage loan secured by a Houston office building, all of the Debtors' outstanding bank debt, all liabilities related to letters of credit, and all liabilities for borrowings under the Jacobs Credit Agreement. The purchase price was subject to adjustment based on a final determination of the Debtors' working capital as of the date of the sale. The Debtors estimated that the amount of ordinary course post-petition accrued liabilities to be assumed by Jacobs was approximately $425 million.

                           In order to implement the Jacobs Asset Purchase
Agreement, on June 7, 2000, the Debtors filed the Motion for Orders Pursuant to 11 U.S.C. ss.ss. 105(a), 363, 365 and 1146(c) and Federal Rules of Bankruptcy Procedure 2002, 6004, 6006, 9014 and 9019 (A) Approving Asset Purchase Agreement; (B) authorizing (i) Sale of Substantially All of the Debtors' Assets Free and Clear of Liens, Claims and Encumbrances, (ii) Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (iii) Assumption of Certain Liabilities; and (C) Approving Bidding Procedures and the Form and Manner of Notice Thereof (the "Sale Motion") seeking an order approving the bidding procedures, as well as an order to be entered at a subsequent hearing approving the sale to Jacobs or the highest bidder at an auction to be held pursuant to the Bidding Procedures (the "Auction"). On June 23, 2000, the Court approved the Bidding Procedures.

                           After approval of the Bidding Procedures, the
Auction was held on July 6, 2000. At the Auction, the Debtors, with the agreement of the Creditors' Committee, determined that Shaw was the highest bidder. At the Auction, Shaw agreed to pay $37.6 million in cash, up to 2.18 million shares of Shaw common stock, the assumption of certain liabilities, including, without limitation, all liabilities arising under the assigned contracts, the bank debt and other obligations in respect of the letters of credit, inter-company receivables and payables, liabilities arising under the Jacob Credit Agreement and liabilities arising under many employee contracts. The assets sold to Shaw expressly excluded the Debtors' rights in, to and under the Pension Plan. On or about July 13, 2000, the Court entered an order approving the sale to Shaw, which closed on or about July 17, 2000.

                  2. Working Capital Adjustment. Pursuant to the terms of the Asset Purchase Agreement among the Debtor and Shaw (the "Shaw Asset Purchase Agreement"), the purchase price for the Debtors' assets was subject to adjustment based on a final determination of the Debtors' working capital as of the date of the sale (the "Final Working Capital"). Under the Shaw Asset Purchase Agreement, if the Final Working Capital was in excess of the base working capital set forth in the Shaw Asset Purchase Agreement (the "Base Working Capital"), then Shaw was required to pay the Debtors an additional sum equal to a percentage of the amount by which the Final Working Capital exceeds the Base Working Capital. If the Final Working Capital was less than the Base Working Capital, the Debtors were required to pay Shaw a sum equal to a percentage of the amount by which the Base Working Capital exceeds the Final Working Capital. Rather than incur the expense and spend resources preparing the audited closing balance sheet, the Debtors sought approval of a letter agreement among the Debtors and Shaw approving a settlement of disputes with respect to the Shaw Asset Purchase Agreement (the "Shaw Agreement"). By order dated December 18, 2000, the Court approved the Shaw Agreement. Generally, the Shaw Agreement provided that SWINC was relieved of its obligation to prepare and provide Shaw with a Closing Balance Sheet, a Purchase Price Adjustment Schedule or other information required under section 2.05(c) of the Shaw Asset Purchase Agreement. Both parties were relieved of any obligation to make an Adjustment Amount payment. Further, the Shaw Agreement established deadlines for the Debtors and Shaw to review and determine each party's respective liability with respect to disputed filed cure claims and filed proofs of claim. Pursuant to the Shaw Agreement, on or before January 15, 2001, Shaw was required to provide the Debtors, the Creditors' Committee and the Equity Committee with a list of cure claims and proofs of claims that Shaw contends
(i) are filed cure claims or filed proofs of claim that do not constitute, in whole or in part, Assumed Liabilities, or (ii) the asserted amount of any such filed cure claim or any such filed proof of claim is overstated, and sets forth the specified basis for such contention i.e., that the Claims were overstated as to amount or were not an assumed liability under the Shaw Agreement. On or before January 31, 2001, Shaw was required to file and serve an objection to those proofs of claim or cure claims that Shaw agrees are its liabilities under the Shaw Agreement but has a dispute as to the amount of the proof of claim or cure claim. On or before January 31, 2001, the Debtors were required to file a motion seeking to reclassify any cure claims or proofs of claim filed that they believe are Shaw's liability under the Shaw Agreement but which Shaw contends are the Debtors' liability. As set forth in section L(2) of this Disclosure Statement, the Debtors and Shaw have filed numerous objections to proofs of claim for liabilities assumed by Shaw pursuant to the Shaw Agreement.

         K.       Filing of Schedules and Statements of Financial Affairs.

                  On or about June 15, 2000, the Debtors requested that they be authorized to file schedules and statements of affairs on a consolidated basis. On or about July 12, 2000, the Debtors filed consolidated Schedules and Statements of Financial Affairs with the Court. The Court, however, has not yet ruled on the Debtors' request that they be authorized to file consolidated schedules and statements of affairs. No Debtor filed a proof of claim against any other Debtor. The Equity Committee believes that amended non-consolidated schedules of assets and liabilities, including intercompany liabilities, will be filed within sixty (60) days after the Effective Date, unless prior to the Effective Date the Debtors file schedules satisfactory to the Equity Committee allocating the scheduled claims to the SWINC Consolidated Estate or SWE&C Consolidated Estate, as appropriate based upon the business relationship between the underlying scheduled claimant and the appropriate Debtor.

                  At the request of the Equity Committee and following a hearing on December 6, 2002, the Court directed the Debtors to work with the Equity Committee to allocate all scheduled claims not superseded by proofs of claim or assumed by Shaw under the Shaw Asset Purchase Agreement (the "Active Scheduled Claims") to each Debtor entity liable for said claim. On April 2, 2003, the Debtors filed an Amendment to Schedule F of Assets and Liabilities which identifies all Active Scheduled Claims and allocates those claims to the SWINC Consolidated Estate or the SWE&C Consolidated Estate.

         L.       Claims Process

                  1. Claims Bar Date and Proofs of Claim. On July 18, 2000, the Court established the general deadline for filing proofs of claim against the Debtors (the "Bar Date") as August 25, 2000 for prepetition claims not listed on the Debtors' Schedules or that were listed as contingent, unliquidated or disputed. Additionally, on September 12, 2000, the Court established the deadline for governmental units to file proofs of claim against the Debtors (the "Government Bar Date") as November 29, 2000. As of January 10, 2003, 2,636 proofs of claim had been filed asserting approximately $9.1 billion in claims, and 179 statements of cure claims had been filed asserting approximately $196 million in claims.

                  Following the claims objections described below, as of January 10, 2003, the number and amount of the remaining Unsecured Claims against the SWINC Consolidated Estate on the Official Claims Register totals approximately 200 claims in the aggregate amount of $1.3 billion, much of which is subject to dispute. As of the same date, the number and amount of the remaining Unsecured Claims against the SWE&C Consolidated Estate on the Official Claims Register totals approximately 782 claims in the aggregate amount of $392 million, much of which is subject to dispute. The foregoing does not include additional claims on the Official Claims Register which as of January 10, 2003 remained unclassified, consisting of approximately 702 claims in the aggregate amount of $1.6 billion, many of which are the subject of pending motions or objections. The foregoing also does not include the remaining active scheduled claims which have not been superseded by timely filed proofs of claim and have not been otherwise assumed by Shaw pursuant to the Shaw Sale. The foregoing estimates do not include intercompany claims. As of January 10, 2003, the Equity Committee estimates that the SWINC Consolidated Estate holds a Claim against the SWE&C Consolidated Estate in the approximate amount of $50 million, after giving the SWE&C Consolidated Estate full credit for amounts owed to it by the SWINC Consolidated Estate.

                  2. Claims Objections and Claims Reconciliation. The Creditors' Committee, the Equity Committee and the Debtors have been reviewing, analyzing and resolving Claims on an ongoing basis as part of the Claims reconciliation process. As of January 10, 2003, the Debtors have filed nine (9) omnibus objections to proofs of claim and scheduled amounts; the Creditors' Committee has filed six (6) omnibus objections to proofs of claim and scheduled amounts as well as objections to certain individual claims; and Shaw has filed six (6) omnibus objections to certain proofs of claim and statements of cure relating to certain claims assumed by Shaw. The Debtors have also settled numerous Claims, including those claims more fully described in Article III, section L(4) of this Disclosure Statement.

                  By order dated December 18, 2001, the Court approved a settlement with General Electric Capital, the then Chair of the Creditors' Committee, whereby General Electric Capital released the $111 million claim that it had filed against the Debtors in exchange for the Debtors' release of Claims that they might hold against General Electric Capital. (Docket #2278.)

                  The Equity Committee anticipates that additional omnibus and individual Claims objections will be filed in the near future, including in advance of the deadline for Holders of Claims to return Ballots accepting or rejecting the Plan. The effect of certain objections could be to prohibit certain holders of Claims from voting absent the Bankruptcy Court's temporary allowance of such Claims for voting purposes.

                  As shown in Exhibit B to the Plan, the Equity Committee estimates that Allowed Unsecured Claims against the SWINC Consolidated Estate will ultimately be $81.9 million to $88 million with no Allowed Prepetition Intercompany Claims. Also as shown in Exhibit B to the Equity Plan, the Equity Committee believes that the Allowed Unsecured Claims against the SWE&C Consolidated Estate will be between $110.3 million and $152.3 million, excluding the SWINC Consolidated Estate's prepetition claim against the SWE&C Consolidated Estate in the approximate net amount of $50 million (which will be waived if the Unsecured Creditors of the SWE&C Consolidated Estate accept the Plan).

                  Notwithstanding the ongoing Claims reconciliation process, the ultimate aggregate amount of Allowed Claims may differ from this estimate and the estimates set forth in Article IV, "THE PLAN OF LIQUIDATION." Though the amount, if any, of the distribution that will ultimately be received by any particular Holder of a Claim against or an Interest in the SWINC Consolidated Estate or the SWE&C Consolidated Estate may be affected by the outcome of the Claims resolution process, the Equity Committee believes the prospects of a materially adverse effect on projected distributions to be remote.

                  3. Preparation of Claims Estimates. The Equity Committee has been engaged in reviewing and analyzing the Claims asserted in these cases. As a result of these efforts, substantial progress has been made in (a) reconciling the amount and classification of outstanding Claims and (b) asserting and prosecuting objections to Claims. In addition, the Equity Committee, working with the Debtors, has, among other things, (i) identified Claims or categories of Claims for future resolution, and (ii) identified existing or potential Claims disputes.

                           Through these various activities, the Equity
Committee has developed estimates of Allowed Claims in each Class established under the Plan. The Equity Committee has prepared these estimates based primarily on the following: (a) the outcome of the claims reconciliation process and objections to Claims filed to date, (b) projections based on pending and anticipated future Claim objections, (c) the comparison of asserted Claims against the Debtors' books and records, (d) the Equity Committee's experience in reconciling Claims prior to and following the commencement of the Chapter 11 Cases, (e) the historical experience of the Equity Committee's professionals in other chapter 11 cases, (f) an analysis of the litigation risks associated with Disputed Claims, and (g) other legal and factual analyses unique to particular types of Claims based upon information provided by the Debtors or independently researched by advisors to the Equity Committee.

                           The Equity Committee's estimates of Allowed Claims
against each Consolidated Estate form the basis of projected recoveries for each Class. See Article IV, "THE PLAN OF LIQUIDATION."

                           Notwithstanding the Equity Committee's substantial
efforts in developing its Claims estimates, the preparation of such estimates is inherently uncertain, and accordingly there is no assurance that such estimates will accurately predict the actual amount of Allowed Claims in these cases. As a result, the actual amount of Allowed Claims may differ significantly from the Equity Committee's claims estimates contained herein.

                  4.       Material Claims Litigation Matters.

                  During the Chapter 11 Cases to date, the Debtors commenced or were involved in a number of lawsuits. A summary of the material litigation matters, based upon information provided by the Debtors and information of public record, is set forth herein.

                  a.       Maine Yankee Litigation

                           Effective August 1998, SWEC and Maine Yankee
entered into a contract for the decommissioning of Maine Yankee's nuclear power plant in Wiscasset, Maine (the "Decommissioning Agreement"). The Decommissioning Agreement was priced in excess of $250 million. SWE&C and, later, SWINC executed guarantees of SWEC's performance. On May 4, 2000, Maine Yankee purported to terminate the Decommissioning Agreement because of SWEC's alleged insolvency and certain alleged performance-related defaults. Maine Yankee filed proofs of claim against SWEC, SWINC, and SWE&C in the amount of $78.2 million. After a series of preliminary matters, which among other results, yielded a decision that capped Maine Yankee's claims at $65 million, an eight-day proceeding was held to address the Maine Yankee Claims (the "Claims Litigation"). The Debtors challenged all grounds for termination, Maine Yankee's interpretation of the scope of work in the Decommissioning Agreement, and Maine Yankee's calculation of damages.

                           On May 30, 2002, the District Court of Delaware
issued a memorandum opinion in the Claims Litigation estimating Maine Yankee's claim under the Decommissioning Agreement at $20.8 million, in addition to the $44 million prior payment made to Maine Yankee by Federal Insurance Company ("Federal"), for a total estimated claim of $64.8 million (the "Maine Yankee Claim Estimation"). Maine Yankee has requested reconsideration of the Main Yankee Claim Estimation. The Debtors and other parties in interest, including the Equity Committee, are likely to appeal the Maine Yankee Claim Estimation. As of April 22, 2003, the reconsideration of the Main Yankee Claim Estimation was pending in the District Court, awaiting the assignment of a new judge to the matter.

                           Subsequent to the Claims Litigation, SWEC filed
suit (the "SWEC Suit") against Maine Yankee for affirmative recovery of damages for out-of-scope work that SWEC performed but for which Maine Yankee did not compensate SWEC, for in-scope work that SWEC performed but for which Maine Yankee did not compensate SWEC, and for the failure to pay the termination-for-convenience fees. SWEC, SWINC, and SWE&C also sued to subordinate any allowed Maine Yankee claim to all other Unsecured Claims because of Maine Yankee's inequitable conduct during and after the performance of the Decommissioning Agreement. In total, through the SWEC Suit, SWEC seeks recovery of more than $7 million. As of April 22, 2003, the SWEC suit was pending in the District Court, awaiting the assignment of a new judge to the matter.

                           Meanwhile, in the Court of Appeals for the First
Circuit, SWEC and SWINC had been prosecuting an appeal (the "Appellate Litigation") of a lower court decision by which the court rejected SWEC and SWINC's arguments that certain discovery procedures undertaken by Maine Yankee in its litigation with Federal Insurance Company -- SWEC's surety on the Maine Yankee project -- violated the Bankruptcy Code's protections of debtors. Through the Appellate Litigation, SWEC and SWINC were seeking recovery of costs associated with complying with the subpoenas served on SWEC and SWINC by Maine Yankee and punitive damages. The Appellate Litigation could have impacted SWEC's and SWINC's potential liability to Federal on the performance and payment bonds issued by Federal on behalf of SWEC on the Maine Yankee project. However, on November 19, 2002, the First Circuit Court of Appeals entered an Order dismissing the Appellate Litigation and taxing costs in favor of Maine Yankee.

                  b.       Isobord

                           Isobord Enterprises Inc. ("Isobord") sued Stone &
Webster Canada Ltd. ("SWCL") and SWEC in the Superior Court of Justice in Ontario, Canada, for CN$150,000,000 in June 2000 (the "Canadian Proceedings"), and filed a proof of claim against SWEC for the same amount in August 2000, alleging breach of contract against SWCL and SWEC as SWCL's guarantor (collectively, the "Isobord Claims"). The Isobord Claims arise out of a December 24, 1996 contract between Isobord and SWCL in which SWCL agreed to build by January 10, 1999, a facility to manufacture straw-based particle board using a process technology developed and patented by Isobord and another company named Kvaerner Panel Systems GmbH ("Kvaerner"). Although construction of the facility went smoothly, the facility was unable to meet the guarantees SWCL made in its contract with Isobord due to certain problems with the manufacturing process. Isobord, Kvaerner, and SWCL attempted to solve these process problems until Isobord terminated SWCL's right to work at the facility on May 4, 2000. SWCL and SWEC are defending both the Canadian and bankruptcy proceedings by arguing that the facility failed to meet the contractual guarantees because of problems with the manufacturing process, which the contract renders the sole responsibility of Isobord and Kvaerner. In addition, SWCL and SWEC argue that the contract limits any liability to CN$36,590,755.41.

                           On March 14, 2002, the Debtor filed an objection
under 11 U.S.C. ss.502(b) to the Proof of Claim filed by Isobord Enterprises, Inc. (the "Isobord Objection"), seeking the disallowance of the Isobord Claims. Thereafter, on July 15, 2002, the Debtors filed a Motion for Summary Judgment on the Proof of Claim filed by Isobord Enterprises, Inc., (the "Isobord Summary Judgment Motion"). In response, Isobord filed pleadings requesting the Bankruptcy Court to stay prosecution of the Isobord Objection and the Isobord Summary Judgment Motion and further requesting that the Bankruptcy Court abstain from prosecuting the same in favor of allowing the Isobord Claim to be liquidated in the Canadian Proceedings (the "Abstention Motion"). The Creditors' Committee and Equity Committee have joined the Debtors in requesting that the Bankruptcy Court allow the Isobord Objection to go forward in the Bankruptcy Court in order to expedite the claims resolution process and enable the all parties-in-interest to proceed with their respective competing plans of liquidation. On September 13, 2002, the Bankruptcy Court directed Isobord, Federal, and SWEC to participate in mediation efforts in Toronto, Canada to be held in connection with the Canadian Proceedings. The Court also set December 18, 2002 as a hearing date on the Isobord Summary Judgment Motion and Isobord's Abstention Motion in the event no progress was made in those mediation efforts.

                           Following hearings on December 18, 2002 and January
2, 2003 on the Isobord Summary Judgment Motion, the Bankruptcy Court: 1) granted partial summary judgment in favor of SWEC, ruling that the Isobord Claim is limited to a maximum amount of the contract price under the terms of the EPC Contract between Isobord and SWEC, and 2) found that Isobord's notice to SWEC's of a default on its guarantee obligations was deficient (Docket #3866). The Debtors estimate the cap imposed by the Court's ruling resulted in a maximum allowable amount for the Isobord Claim of CN$36,590,755.41. The Court has yet to rule on the remaining issues raised by SWEC in the Summary Judgment Motion, including determining the consequences of Isobord's deficient notice to SWEC under the Guaranty. In a separate order, the Court also denied Isobord's Abstention Motion (Docket #3865).

                           On March 21, 2003, counsel for the Debtors and
Isobord announced a settlement in principle pursuant to which Isobord will withdraw the Isobord Claim. The terms of that settlement are subject to final documentation and court approval.

                  c.       CanFibre of Riverside

                           On or about April 1, 1997, CanFibre of Riverside
Inc. ("CanFibre Riverside") and SWEC entered into a contract (the "EPC Contract") for the engineering, procurement, and construction of a medium density fibreboard facility in Riverside, California (the "Facility"). Under the terms of the EPC Contract, SWEC was to design, engineer, supply, install, construct, start-up, and commission the Facility. In return, CanFibre was to pay SWEC the fixed price of $70,000,000. On or about April 1, 1997, CanFibre Riverside and Stone & Webster Operating Corporation ("SWOC") entered into a contract for the operation and maintenance of the Facility (the "OM Contract"). Under the terms of the OM Contract, SWOC was to perform certain operational and maintenance services with respect to the Facility. In return, CanFibre Riverside was to pay SWOC for certain reimbursable costs. On January 28, 2000, CanFibre Riverside purported to terminate the EPC Contract. CanFibre Riverside subsequently purported to terminate the OM Contract.

                           On or about August 25, 2000, CanFibre Riverside
filed a proof of claim (the "CanFibre Claim") against SWEC asserting a general unsecured claim in an amount in excess of $31,500,000 for an alleged breach of the EPC Contract and various other contract and tort causes of action. On October 24, 2000, CanFibre Riverside filed a petition for bankruptcy protection. On July 3, 2001, SWEC commenced an adversary proceeding in the Chapter 11 Cases against CanFibre, seeking turnover of estate property and damages arising out of the EPC Contract. On or about May 8, 2001, SWEC filed a proof of claim against CanFibre Riverside in the CanFibre Riverside bankruptcy case asserting a secured claim in the amount of $26,198,138.50 for breach of the EPC Contract, turnover of estate property, and execution upon a mechanic's lien SWEC had secured and filed on the Facility, as well as other causes of action arising out of the EPC Contract. Moreover, on or about October 23, 2001, SWOC filed a proof of claim against CanFibre Riverside in the CanFibre Riverside bankruptcy case asserting a general unsecured claim in excess of $2,000,000 for CanFibre Riverside's breach of the OM Contract, as well as other causes of action arising out of the OM Contract.

                           After extensive negotiations among the Debtors and
CanFibre Riverside, the Debtors and CanFibre Riverside achieved a global settlement of all of their Claims against each other arising out of the EPC Contract, the OM Contract, and litigation over a proposed sale of CanFibre's assets. The settlement provided in pertinent part as follows: (i) SWEC makes a one-time cash payment to CanFibre Riverside's bondholders in the amount of $500,000 and (ii) the CanFibre Claim is allowed against SWEC in the amount of $3,500,000.

                  d.       CanFibre of Lackawanna

                           CanFibre of Lackawanna LLC ("CanFibre Lackawanna")
filed a proof of claim against SWEC on August 24, 2000, seeking in excess of $22,500,000 (the "CanFibre Lackawanna Claim"). On June 26, 2001, SWEC objected to the CanFibre Lackawanna Claim (the "Objection") and filed a complaint against CanFibre Lackawanna (the "Complaint"). By its Complaint, SWEC sought declaratory relief and damages in excess of $16,390,197.

                           The CanFibre Lackawanna Claim and the Complaint
arise under the EPC Contract between SWEC and CanFibre Lackawanna. The EPC Contract was originally executed on December 15, 1997, and was subsequently amended and re-executed on September 15, 1998. Pursuant to the EPC Contract, SWEC agreed to engineer, procure, and construct the Facility in Lackawanna, New York. In consideration, CanFibre Lackawanna agreed to pay SWEC a lump sum price of $71,500,000. On May 2, 2000, CanFibre Lackawanna purported to terminate the EPC Contract. According to CanFibre Lackawanna, its decision was based on SWEC's alleged inability to pay its debts, and SWEC's alleged failure to pay certain subcontractors and vendors in a timely manner.

                           The CanFibre Lackawanna Claim sought to recover the
costs allegedly incurred by CanFibre Lackawanna to complete the Facility. According to CanFibre Lackawanna, this amount exceeds $22,500,000. By its Complaint, SWEC sought to recover damages in excess of $16,390,197 for unpaid invoices and out-of-scope work performed by SWEC on the Facility. Additionally, SWEC sought damages due to CanFibre Lackawanna's draw of a $3.5 million letter of credit posted by SWEC for the benefit of the Facility as well as damages related to certain unpaid invoices submitted by SWOC pursuant to the OM Contract entered into between SWOC and CanFibre Lackawanna.

                           SWEC and CanFibre Lackawanna have reached an
agreement in principle, subject to Court approval, to settle the CanFibre Lackawanna Claims, the Objection, and the Complaint (the "Settlement"). Pursuant to the Settlement, (i) CanFibre Lackawanna will have an Allowed Claim against SWEC in the amount of $2,600,000, subject to reduction to $2.1 million upon approval of the Harbourview settlement described below, and (ii) SWEC will make a one-time cash payment to CanFibre Lackawanna in the amount of $300,000.

                           The settlement further provides that (i) if any
mechanics' liens that related to goods and/or services provided prior to May 2, 2000, are not expunged by SWEC by the end of September 2002, CanFibre will have an additional allowed Claim up to $1,000,000 to resolve the remaining mechanics' liens (the "Subcontractor Pool Claim"), and (ii) Debtors will own a five percent equity interest in CanFibre of Lackawanna LLC.

                           The Debtors have resolved virtually all proofs of
claim and adversarial proceedings filed against SWEC by various subcontractors for work related to the Facility, except for certain Claims asserted by Harbourview Electric Ltd. ("Harbourview"), which are the subject of a pending settlement proposal before the Bankruptcy Court. As of March 14, 2003, the Debtors, CanFibre Lackawanna and Harbourview have reached a settlement which, subject to Court approval, provides for (i) Harbourview to have an allowed unsecured claim solely against SWEC in the amount of $1.2 million; (ii) SWEC to make a one-time cash payment of $575,000 to Harbourview; (iii) a reduction of the CanFibre Lackawanna Allowed Claim against SWEC to $2.1 million; and
(iv) reduction of the Subcontractor Pool Claim to $300,000.

                  e.       Abdullah Bugshan & SAMBA

                           On May 31, 1980, SWEC and Abdullah Said Bugshan &
Brothers ("AB&B") formed Bugshan Stone & Webster Company Limited ("BS&W"), which later entered into an agreement with the Saudi Arabian Oil Company for the engineering, procurement, and construction of the Ras Tanura Oil Refinery Utilities Upgrade Package #2 Project (the "Ras Tanura Project") in Saudi Arabia. Saudi American Bank ("SAMBA") issued certain letters of credit on behalf of BS&W. On or about October 11, 1994, SWEC guaranteed 50% of all obligations of BS&W to SAMBA. On August 24, 1994, BS&W subcontracted to Mohammad A1-Mo'jil Group ("MMG") various construction work relating to the Ras Tanura Project (the "MMG Contract"). During the course of MMG's performance, MMG failed to act in accordance with approved schedules and other terms of the MMG Contract, and, consequently, in June and July 1997, BS&W terminated portions of MMG's scope of work under the MMG Contract. Through arbitration (the "Arbitration"), MMG sought $62 million in damages from BS&W for added expenses and duties incurred on the Ras Tanura Project as a result of alleged delays and other wrongdoing attributable to BS&W. On or about May 21, 2001, the arbitrator entered judgment against BS&W for approximately $51 million. Neither BS&W nor AB&B has made any payment to MMG. BS&W is pursuing its appeal rights in Saudi Arabia.

                           On August 24, 2000, SAMBA filed a cure claim and a
separate proof of claim against SWEC for $6,872,979 (Cure Claim No. 22220169) and $730,843 (Claim No. 3014), respectively. SAMBA alleges the claims arise from SWEC's guaranty of certain BS&W letters of credit and other financial obligations.

                           On August 23, 2000, AB&B filed a contingent Claim
for reimbursement or contribution against SWEC (the "Original AB&B Claim") alleging that SWEC is liable for at least 50% of any judgment that might result from the then-pending Arbitration and for costs incurred in defending against the Arbitration. On or about July 13, 2001, AB&B amended its proof of claim (the "Amended AB&B Claim"), which supersedes the Original AB&B Claim and contains specific dollar amounts reflecting the final arbitral award and the costs AB&B allegedly incurred in the defense of the Arbitration. Neither BS&W nor MMG has filed a proof of claim against SWEC or any affiliated Debtor. AB&B has not filed a proof of claim on behalf of MMG pursuant to Bankruptcy Rule 3005. On or about August 24, 2000, SAMBA filed a cure claim and a proof of claim against SWEC alleging that SWEC had outstanding financial obligations under certain letter of credit agreements and an existing promissory note issued to BS&W. The Debtors have prepared an objection to the Amended AB&B Claim on various grounds, including that SWEC has no liability to AB&B because neither BS&W nor MMG filed a Claim in the Debtors' cases.

                           The Debtors also filed a complaint against SAMBA
for recovery of preferences, for disallowance of the SAMBA Claims, for reduction of Claims to reflect amounts owed according to the Debtors' books and records, and to estimate the SAMBA claims (the "SAMBA Litigation"). The Debtors have undertaken expedited resolution of the SAMBA Litigation. On July 23, 2000, the Debtors filed an assented to Motion for Partial Summary Judgment resolving certain claims relating to the letters of credit, which Motion has been allowed.

                           On May 31, 2002, the Debtors commenced an action
against Saudi Arabian Oil Company claiming certain amounts owed to BS&W. On or about January 2, 2003, the Debtors announced a settlement in principle with AB&B for the complete withdrawal of the Amended AB&B claim. Under the settlement, the complete terms of which have not yet been disclosed, SWEC may collect $2.5 million as its share of certain proceeds due to BS&W. SAMBA filed a Motion to Intervene in the action against Saudi Aramco claiming a prior assignment of the rights to payments from Saudi Aramco. No action has been taken on the Motion to Intervene. As of January 10, 2003, the SAMBA Litigation trial date was scheduled for April 7, 2003 to April 9, 2003. The Court has ruled that SAMBA may proceed to take certain witness depositions in the SAMBA Litigation. In the interim, the Debtors may have reached an as yet undisclosed settlement in the SAMBA Litigation, the terms of which are not expected to have any material adverse effect on projected returns to creditors or equity security holders.

                  5.       Asbestos Claims

                           a. Description of Claims. As of January 10, 2003,
the Official Claims Register contained 553 proofs of claim for a total aggregate amount of $18.9 million in Unsecured Claims filed against SWINC and 414 proofs of claim for a total aggregate amount of $41.4 million in Unsecured Claims filed against SWEC by claimants asserting claims related to asbestos. In the case of SWEC, 410 of the 414 proofs of claim were filed by a single agent and none of the 414 proofs of claim contains adequate supporting documentation. In the case of SWINC, several agents filed virtually all of the proofs of claim and similarly failed to provide any supporting documentation to support 413 of the 414 claims, and the supporting documentation for the one remaining claim is not adequate with respect to SWINC. One such agent represented 120 claimants that had already executed general releases of their claims against SWEC, SWINC and all Subsidiary Debtors and has since agreed to withdraw those claims. Further, many such claims have been improperly docketed against SWINC merely because the proofs of claim have stated the Joint Case Caption on the face of the proof of claim, whereas the supporting documentation names SWEC as the alleged responsible Debtor.

                           The Equity Committee believes that all such proofs
of claim should be asserted only against the SWE&C Consolidated Estate because only operating SWE&C Subsidiaries have been in privity or contact with the claimants; whereas neither SWINC nor any of the SWINC Subsidiaries had any contact with such claimants, and therefore should not have any liability for any such claims. SWEC, SWE&C, and the SWE&C Subsidiaries have substantial defenses to such claims, all of which are expressly preserved under the Plan.

         M.       Management of the Debtors

                  Following the sale to Shaw, the Debtors, with the approval of the Court, employed Thomas Langford, James Jones, James Carroll and Gerry Halpin, all former employees of the Debtors, to act as management for the Debtors. Messrs. Langford, Jones and Halpin have since resigned.

                  The Equity Plan provides that on or prior to the Effective Date, the Equity Committee shall designate a minimum of three (3) and a maximum of five (5) individuals to serve as members of the SWINC Liquidation Board. Subject to approval of such individuals by the Court, each of the individuals so designated shall become a member of the SWINC Liquidation Board, and the designated members shall comprise the SWINC Liquidation Board as of the Effective Date. The members of the SWINC Liquidation Board will also comprise the members of the board of directors of Reorganized SWINC and the trustees of the SWINC Liquidating Trust. The Equity Committee anticipates that the designees will include: (1) Mr. James Kjorlien of CRT Capital Group, LLC, a current stockholder; (2) a designee to be named from Grace Brothers Ltd., Chair of the Equity Committee; and (3) a designated new manager to be named in a separate filing by not later than May 2, 2003. The Equity Committee anticipates it will nominate an additional two persons to serve on the SWINC Liquidation Board by not later than fifteen (15) days prior to the Confirmation Hearing. It is anticipated that upon confirmation of the Equity Plan, Mr. James Carroll will resign and cooperate in turning over the Debtors' books and records and related information to new management in order to provide continuity in the administration of the Debtors after the Effective Date of the Plan.

                  Daily management of the liquidation process for the SWINC Consolidated Estate and Reorganized SWINC, though supervised by the SWINC Liquidation Board, will be implemented by the designated new manager. The Equity Committee believes that management by a new person will provide a needed change in light of the more than $35 million in professional fees that has been incurred in a three year to date, but as yet unresolved liquidation.

                  On or prior to the Effective Date, the Equity Committee, the Debtors and the Creditors' Committee shall each designate one (1) individual, for a total of three (3) individuals to serve as members of the SWE&C Liquidation Board. Subject to approval of such individuals by the Court, each of the individuals so designated shall become a member of the SWE&C Liquidation Board, and the designated members shall comprise the SWE&C Liquidation Board as of the Effective Date. If the Holders of Unsecured Claims against SWE&C and the SWE&C Subsidiaries vote to reject the Plan, however, the SWINC Liquidation Board shall designate the individual that would otherwise be designated by the Creditors' Committee. Daily management of the liquidation process for the SWE&C Consolidated Estate though supervised by the SWE&C Liquidation Board, will be implemented by a designated new manager.

                  The Plan provides that the SWINC Liquidation Board for the SWINC Consolidated Estate, and the SWE&C Liquidation Board for the SWE&C Consolidated Estate, shall each implement and supervise the liquidation of their respective estates as rapidly, efficiently and prudently as practicable. Each is authorized to pursue their respective objections to Claims, causes of action belonging to their Consolidated Estate and to pay ratable distributions to Holders of Allowed Claims against their respective Consolidated Estate.

         N.       Pension Plan

                  The primary asset of the SWINC Consolidated Estate, besides its share of the proceeds of the Shaw sale and its claim against the SWE&C Consolidated Estate, is its ownership interest in the Pension Reversion. The Debtors and their court-approved pension advisors have informed the Equity Committee that the Pension Plan may be over-funded by approximately $54 million or more. The information in Exhibit B to the Plan assumes the Pension Plan is over-funded by approximately $54.2 million, net of excise taxes at a 20% tax rate.

                  A 50% tax rate could apply to withdrawals of the Pension Plan over-funding. However, section 4980(a) of the United States Tax Code expressly authorizes a 20% tax rate when the employer, as of termination of the Pension Plan, is in bankruptcy liquidation under chapter 7 of title 11 of the United States Code or is in similar proceedings under state law. The Equity Committee believes that the dissolution under Delaware General Corporation Law would qualify Reorganized SWINC for the 20% tax rate. The Plan thus provides that Reorganized SWINC will assume all obligations under the Pension Plan, that all ownership interests in the Pension Plan will vest in Reorganized SWINC, and that Reorganized SWINC will, after the Effective Date, commence dissolution proceedings under Delaware General Corporation Law.

                  The Plan will not release or otherwise affect any claim that any person may have against the fiduciaries of the Pension Plan, the Employee Stock Ownership Plan of the Stone & Webster, Inc., the Group Life Insurance and Spouses Insurance Plan of Stone & Webster and the Employee Investment Plan of Stone & Webster. The Equity Committee anticipates that all Pension Plan obligations will be satisfied before any distribution of funds to reorganized SWINC are made from the Pension Plan over-funding.

                  The Equity Committee believes that the Pension Reversion belongs to SWINC as the contractual owner of the Pension Reversion under the express terms of the Pension Plan documents and applicable state and federal law. Further, the Equity Committee believes that neither SWE&C nor any of the SWE&C Subsidiaries have any ownership interest in the Pension Reversion. Under the Equity Plan, any claims asserted by the SWE&C Consolidated Estate and any SWE&C Subsidiaries to the Pension Reversion will be extinguished.

                  The Debtors and Creditors' Committee assert that SWEC has an ownership interest in the pension over-funding and allege that the Pension Plan was historically carried on SWEC's books and records. The Equity Committee disagrees and notes that ERISA and the Pension Plan documents expressly govern any dispute as to ownership of the reversion in the Pension Plan. Under the Pension Plan documents and applicable provisions of ERISA, after payment of employee pension obligations, any surplus remaining in the Pension Plan rightfully belongs to SWINC. The Equity Committee does not believe that the alleged fact that SWEC may have listed a "prepaid pension cost" asset on its books is sufficient under applicable law to confer any ownership rights in the pension surplus. The Bankruptcy Court is expected to resolve this dispute as well.

                          IV. THE PLAN OF LIQUIDATION

                  THE DISCUSSION OF THE EQUITY PLAN SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE EQUITY PLAN AND THE OTHER EXHIBITS AND SCHEDULES TO THIS DISCLOSURE STATEMENT, THE TERMS OF WHICH ARE CONTROLLING. HOLDERS OF CLAIMS OR INTERESTS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE EQUITY PLAN AND THE EXHIBITS AND SCHEDULES TO THIS DISCLOSURE STATEMENT IN THEIR ENTIRETY SO THAT THEY MAY MAKE AN INFORMED JUDGMENT CONFIRMING THE EQUITY PLAN.

         A. Summary of Payments to Creditors and Interest Holders.

                  1. The SWINC Consolidated Estate. On the Effective Date, the SWINC Consolidated Estate will pay all Allowed Administrative Claims, Priority Tax Claims and Priority Claims against it in full. Further, as soon as practicable after the Effective Date the SWINC Liquidation Board shall determine when there is cash available for distribution from Reorganized SWINC and the SWINC Consolidated Estate. At such time, the SWINC Consolidated Estate will distribute such cash pro rata to Holders of Allowed Unsecured Claims against it. At all times, and as determined by the SWINC Liquidation Board, the SWINC Consolidated Estate shall maintain the SWINC Consolidated Estate Implementation Reserve and the Disputed Claims Reserve required under
Article X of the Equity Plan pending the completion of the claims resolution process and the liquidation of its remaining assets. Exhibit B to the Equity Plan lists the expected assets and liabilities of the SWINC Consolidated Estate and incorporates the Equity Committee's estimates for the projected amount of Allowed Claims against the SWINC Consolidated Estate as well as the projected amounts to be realized from the liquidation of the assets of the SWINC Consolidated Estate. At such times as may be determined by the SWINC Liquidation Board, the SWINC Consolidated Estate will make additional distributions Pro Rata to Holders of Allowed Unsecured Claims against it as funds become available. THE PLAN PROPONENT ESTIMATES THAT HOLDERS OF ALLOWED UNSECURED CLAIMS AGAINST THE SWINC CONSOLIDATED ESTATE WILL BE PAID IN FULL WITH INTEREST, AS SHOWN ON EXHIBIT B TO THE EQUITY PLAN.

                  The Equity Committee's estimates of the assets and liabilities of the SWINC Consolidated Estate are listed on Exhibit B to the Equity Plan. As shown in the Cash Funding Analysis attached as Exhibit B-1 to the Plan, the Equity Committee estimates that the SWINC Consolidated Estate will have Cash of approximately $38.7 million on the Effective Date after payment of Administrative Claims, Priority Tax Claims and Priority Claims. The $38.7 million amount does not include the Pension Plan over-funding estimated at an additional $54.2 million which will not be liquidated by the Effective Date, or additional funds in the aggregate amount of $12.8 million from recoveries due to the SWINC Consolidated Estate, including $7.9 million due from the SWE&C Consolidated Estate to the SWINC Consolidated Estate on account of Claims arising from subrogation rights and administrative expenses. The Equity Plan provides that the SWINC Consolidated Estate will retain all of this Cash, including the funds necessary to fund the SWINC Consolidated Estate Implementation Reserve and pay all Allowed Administrative, Priority, and Priority Tax Claims, except for Pension Plan related assets and the funds necessary to fund the Reorganized SWINC Implementation Reserve which shall be vested exclusively in Reorganized SWINC on the Effective Date. The SWINC Consolidated Estate will maintain the SWINC Consolidated Estate Implementation Reserve to fund its duties under the Equity Plan, including the resolution of objections to Claims, the prosecution of litigation Claims which are being retained by the SWINC Consolidated Estate, and the liquidation of other assets. Any surplus remaining from the SWINC Consolidated Estate Implementation Reserve, Cash on hand, plus the Net Proceeds of the litigation Claims and other assets constituting Distributable Cash will be distributed to Holders of Allowed Claims against the SWINC Consolidated Estate when and as determined by the SWINC Liquidation Board. The Equity Committee anticipates that the SWINC Consolidated Estate will make an interim distribution of at least $30 million shortly after the Effective Date and will make subsequent distributions as claims are resolved and additional monies are received from Reorganized SWINC and other sources.

                  Reorganized SWINC shall issue one share of common stock and that share will be distributed to the SWINC Liquidating Trust and shall be deemed to be held for the benefit of Holders of Common Stock of SWINC. The Common Stock of SWINC will be cancelled.

                  Under Article XII of the Equity Plan, Reorganized SWINC will pay cash in excess of its implementation reserve to the SWINC Consolidated Estate as necessary for the SWINC Consolidated Estate to make the payments required under the Plan to Holders of Allowed Administrative Claims, Priority Tax Claims, and Allowed Claims and Interests in Classes 1A, 2A, 3A, 4A, 5A, and 6A and maintain the reserves required under the Plan. Further, Reorganized SWINC shall be liable to pay the SWINC Liquidating Trust, for the benefit of Allowed Class 5A Interests (SWINC Common Stock), all Distributable Cash remaining after the foregoing payments have been made or said Claims and Interests have been paid in full. Reorganized SWINC will maintain the Reorganized SWINC Implementation Reserve in such amount, as determined by the SWINC Liquidation Board, as necessary to ensure its ability to fund the completion of its duties under the Plan, including its dissolution under Delaware General Corporation Law. The initial amount of this reserve will be $1 million.

                  As promptly after the Effective Date as Reorganized SWINC has cash available for distribution, as determined by the SWINC Liquidation Board and subject to the Delaware dissolution proceedings, such funds will be paid over to the SWINC Consolidated Estate, which, under the supervision of the SWINC Liquidation Board, will pay, together with cash available for distribution held by the SWINC Consolidated Estate, to each Holder of an Allowed Unsecured Claim against the SWINC Consolidated Estate an amount equal to:

              Amount of Unsecured Claim                  X    Cash Available
---------------------------------------------------
  Total of Allowed and Disputed Unsecured Claims              for Distribution


                  After the Effective Date, Reorganized SWINC will commence a dissolution proceeding under Delaware General Corporation Law. After the commencement of the dissolution proceeding, Reorganized SWINC will terminate the Pension Plan and will otherwise pursue the dissolution proceeding toward the end of providing for the distribution of the remaining assets of Reorganized SWINC to Holders of Allowed Claims against the SWINC Consolidated Estate and Holders of the beneficial interests in the SWINC Liquidating Trust. The Equity Committee believes that Reorganized SWINC will be able to pay the balance of all Allowed Unsecured Claims against the SWINC Consolidated Estate in full, with money remaining for distribution to stockholders of SWINC by means of the distribution of the remaining money to the SWINC Liquidating Trust, as the Holder of the sole share of Common Stock in Reorganized SWINC.

                  2. The SWE&C Consolidated Estate. On the Effective Date, the SWE&C Consolidated Estate will pay all Allowed Administrative Claims, Priority Tax Claims, Priority Claims and Convenience Claims against it in full. As soon as the SWE&C Liquidation Board deems practicable after the Effective Date, the SWE&C Consolidate Estate will distribute its remaining cash in excess of its implementation reserve to Holders of Allowed Unsecured Claims against it. At all times, and as determined by the SWE&C Liquidation Board, the SWE&C Consolidated Estate shall continue to maintain the SWE&C Consolidated Estate Implementation Reserve and the Disputed Claims Reserve required under Article X of the Equity Plan pending the completion of the claims resolution process and the liquidation of its remaining assets. Exhibit B to the Equity Plan lists the expected assets and liabilities of the SWE&C Consolidate Estate and incorporates the Equity Committee's estimates for the projected amount of Allowed Claims against the SWE&C Consolidated Estate as well as the projected amounts to be realized from the liquidation of the assets of the SWE&C Consolidated Estate. At such times as may be determined by the SWE&C Liquidation Board the SWE&C Consolidate Estate will make additional distributions Pro Rata to Holders of Allowed Unsecured Claims against it as funds become available.

                  THE PLAN PROPONENT ESTIMATES THAT HOLDERS OF ALLOWED UNSECURED CLAIMS AGAINST THE SWE&C CONSOLIDATED ESTATE WILL RECEIVE DISTRIBUTIONS IN THE RANGE OF 7.5% TO 10.4%, AS SHOWN ON EXHIBIT B TO THE EQUITY COMMITTEE'S PLAN IF THE CLASS OF UNSECURED CLAIMS (CLASS 4B-1) VOTES TO ACCEPT THE EQUITY COMMITTEE'S PLAN. IF, HOWEVER, THE CLASS OF UNSECURED CLAIMS (CLASS 4B-1) VOTES TO REJECT THE EQUITY COMMITTEE'S PLAN, THE ALLOWED CLASS 6B INTERCOMPANY CLAIM HELD BY THE SWINC CONSOLIDATED ESTATE AGAINST THE SWE&C CONSOLIDATED ESTATE, IN THE ESTIMATED AMOUNT OF $50 MILLION, WILL BE ENTITLED TO PARTICIPATE IN DISTRIBUTIONS TO CLASS 4B-1, THEREBY DILUTING THE FOREGOING RETURNS TO AN ESTIMATED RANGE OF 5.7% TO 7.2%.

                  The Equity Committee's estimates of the assets and liabilities of the SWE&C Consolidated Estate are listed on Exhibit B to the Equity Plan. As shown in the Cash Funding Analysis attached as Exhibit B-1 to the Plan, the Equity Committee estimates that the SWE&C Consolidated Estate will have Cash of approximately $10.4 million on the Effective Date. The Equity Plan provides that after payment of Administrative Claims, Priority Tax Claims, Priority Claims and Convenience Claims (Claims of $1,500 or less or that are voluntarily reduced to $1,500), all remaining Cash shall be held by the SWE&C Consolidated Estate, including the funds for the SWE&C Consolidated Estate Implementation Reserve and any funds necessary to fund the Disputed Claims Reserve for the SWE&C Consolidated Estate, and all other assets of SWE&C and the SWE&C Subsidiaries will be held by the SWE&C Consolidated Estate under the supervision of the SWE&C Liquidation Board.

                  As shown on Exhibit B-1 to the Equity Plan, the Equity Committee estimates that the SWE&C Consolidated Estate will ultimately have approximately $11.5 million in cash available for payments to Holders of Allowed Unsecured Claims (Class 4B) against the SWE&C Consolidated Estate. As promptly after the Effective Date as the SWE&C Consolidated Estate has cash available for distribution, as determined by the SWE&C Liquidation Board, such funds will be paid to each Holder of an Allowed Unsecured Claim against the SWE&C Consolidated Estate in an amount equal to:

             Amount of Unsecured Claim                    X     Cash Available
--------------------------------------------------
  Total of Allowed and Disputed Unsecured Claims               for Distribution


                  The SWE&C Consolidated Estate will reserve payments payable to Holders of Disputed Unsecured Claims pending allowance or disallowance of such Claims.

                  3. Information in Exhibits to the Equity Plan. All of the information set forth in this Disclosure Statement and the Exhibits to the Plan is subject to the Disclaimer set forth in Article I, Section G herein and to the risks discussed in more detail in Article V, Section D herein.

                           The information summarized in Exhibit B to the
Equity Plan is based on information provided to the Equity Committee and its financial advisors during the pendency of the Debtors' jointly administered bankruptcy cases. The Debtors do not concur with the results arrived at by the Equity Committee and its financial advisors as set forth in Exhibit B to the Equity Plan.

                           Exhibit B to the Equity Plan references the assets
and liabilities indicated in the Debtors' consolidating balance sheets as of July 14, 2000, the date of the sale of assets to Shaw under the Shaw Asset Purchase Agreement. The estimates of asset values were derived from information provided by the Debtors and their advisors to the Equity Committee and its financial advisors. The amounts shown for Unsecured Claims in Exhibit B are based upon claims docket information provided to the Equity Committee by Trumbull Services, the Debtors' court-approved claims processing agent, as of January 10, 2003 and claims estimates prepared by the Equity Committee as more fully discussed in Article III, Section L of this Disclosure Statement.

                           Exhibit B to the Equity Plan includes cash and cash
equivalents for the SWINC Consolidated Estate representing the U.S. cash on hand at December 31, 2002 (approximately $50.6 million) for SWINC and the SWINC Subsidiaries, and zero for SWE&C and the SWE&C Subsidiaries, which amounts are based upon information provided by the Debtors. The SWE&C Consolidated Estate, however, is scheduled to receive foreign cash of approximately $27.5 million, located in the United Kingdom and owned by Debtor SW Overseas Group, a SWE&C Subsidiary. This cash is projected to be transferred to the SWE&C Consolidated Estate pursuant to the Equity Plan. The cash in Canada at December 31, 2002, estimated at $5.5 million, is not reflected in the Canadian entity as it has restrictions on its repatriation to the United States due to claims of Canadian creditors. The expected Canadian liabilities have been adjusted accordingly.

                           The cash proceeds realized from the Shaw Sale are
allocated to each of the Debtors in accordance with generally accepted accounting principles, that is, on a pro-rata basis based on each Debtor's positive net assets as reflected on their respective balance sheets at July 14, 2000, the date of the sale of assets to Shaw under the Shaw Asset Purchase Agreement, with an adjustment to the Nordic Business net assets to reflect the value of a recorded independent sale transaction from Shaw to an unaffiliated third party for approximately $72.5 million. With respect to intercompany receivables and payables, the Shaw cash allocation calculation includes a receivable from the entities with negative net assets to the entities with positive net assets to reflect the reduced cash proceeds for the entities in which Shaw assumed liabilities.

                           With respect to accounts receivable from
non-affiliated third parties, Exhibit B to the Equity Plan represents the estimate of a zero recovery by the Debtors' legal and financial advisors. The outstanding accounts receivable balance as of March 31, 2001 was $7.0 million. The Debtors have informed the Equity Committee and its financial advisors that they expected to recover $0 to $1.0 million, 0% to 14% respectively, due to the fact that the majority of the accounts are substantially greater than one year past due. The assumption estimates the recovery to the individual legal entities based on the pro-rata portion of the accounts receivable balances at May 31, 2000. At May 31, 2000, SWINC's percentage of net accounts receivable was 9.9%. Therefore, for this analysis approximately $99,000 of the accounts receivable balance would be recovered by SWINC in the Summary Exhibit. As a conservative estimate, however, it is assumed that the recovery will be $0.

                           Intercompany prepetition payables resulting in the
intercompany claim (Class 6B) held by the SWINC Consolidated Estate against the SWE&C Consolidated Estate, estimated to be $50 million, are based on amounts reflected in the Debtors' books and records as of July 14, 2000, the date of the sale of assets to Shaw under the Shaw Asset Purchase Agreement. The source of the data is a listing of intercompany assets and liabilities provided by the Debtors to the Equity Committee during discovery and information verified with the Debtors that the data reflects intercompany loans made between the Debtors. The Debtors filed certain liquidation analyses with the Court on April 11, 2002 which reflect these intercompany balances [Docket # 2962]. No further analysis of underlying documentation related to the intercompany liabilities has been undertaken by the Equity Committee. As set forth in the Plan, the SWINC Consolidated Estate's claim against the SWE&C Consolidated Estate (Class 6B) will be subordinated to the claims of other general unsecured creditors of the SWE&C Consolidated Estate (Class 4B-1) if the Holders of Class 4B-1 Claims vote to accept the Plan. If these Holders vote to reject the Plan, however, the Class 6B Intercompany Claim will be entitled to participate pari passu in distributions to Holders of Class 4B-1 Claims.

                           There is a post-petition intercompany payable from
the SWE&C Consolidated Estate to the SWINC Consolidated Estate in the amount of $4,868,000 shown in Exhibit B to the Equity Plan. This post-petition claim arises due to post-petition administrative costs and expenses paid by SWINC for the benefit of the SWE&C Subsidiaries during the pendency of the Chapter 11 Cases and is based upon information provided by the Debtors as of February 13, 2003. This administrative claim is deemed filed by the SWINC Consolidated Estate against the SWE&C Consolidated Estate pursuant to Article II, section
2.3 of the Plan. Exhibit B presumes that post-petition administrative expenses have been properly allocated to each Consolidated Estate until such time as the Equity Committee has completed an investigation of the actual allocation made by the Debtors from the Petition Date to the Confirmation Date. It is not yet certain whether the SWE&C Consolidated Estate is indebted to the SWINC Consolidated Estate for additional sums expended by SWINC in paying for administrative expenses, including legal expenses, incurred solely for the benefit of SWE&C and/or certain SWE&C Subsidiaries such as SWEC during the pendency of the Chapter 11 Cases.

                           The Consolidated Estate Implementation Reserves
shown on Exhibit B to the Equity Plan for the SWINC Consolidated Estate and the SWE&C Consolidated Estate, $3 million each, are described in Article XII of the Equity Plan and are designed to ensure that each Consolidated Estate will have sufficient funds reserved to pay for all action to be taken under the Equity Plan by the Consolidated Estate. These reserves are based upon forecasts prepared for the Equity Committee by its financial advisors based upon information provided by the Debtors.

                           The General Administrative Reserves shown on
Exhibit B to the Equity Plan represent reserves for projected Administrative Claims likely to be incurred before the Effective Date under the Equity Plan, as forecast by the Equity Committee and its financial advisors based upon information provided by the Debtors.

                           The Reorganized SWINC Implementation Reserve shown
on Exhibit B to the Equity Plan is described in Article XII of the Plan. This reserve is based upon forecasts prepared for the Equity Committee by its financial advisors based upon information provided by legal advisors to the Equity Committee and information provided by the Debtors.

                           The reserves for Accrued Professional Fees in the
amount of $5.4 million shown on Exhibit B to the Equity Plan are based upon actual legal and professional fees billed to the Debtors' estates and unpaid through December 31, 2002. This amount includes approximately $1.2 million billed by the Equity Committee's financial advisor, Ernst & Young LLP ("E&Y"). The Accrued Professional Fees have been allocated to the SWINC and SWE&C Consolidated Estates, respectively, based upon information provided by the Debtors as of February 13, 2003 and without prejudice to the Equity Committee's right to challenge such allocation and its impact on any additional Administrative Claims which may be owed from one Consolidated Estate to another. The Equity Committee expressly reserves the right to investigate whether any or all such fees are properly allocated to or payable by the SWINC Consolidated Estate and to file any objections to professional fees paid by or payable from the SWINC Consolidated Estate.

                  4. Non-Debtor Subsidiaries. A list of the Subsidiaries that are not Debtors and estimates of their assets and liabilities is attached as Exhibit A-3 to the Equity Plan.

                  5. The SWINC and SWE&C Liquidation Boards. After the Effective Date, the SWINC Liquidation Board will supervise and control the execution of the duties and obligations of the SWINC Consolidated Estate under the Equity Plan and the SWE&C Liquidation Board will supervise and control the execution of the duties and obligations of the SWE&C Consolidated Estate under the Equity Plan. The Equity Committee will name a minimum of three and up to five members of the SWINC Liquidation Board, all of whom will also serve as the trustees of the SWINC Liquidating Trust and initial members of the Reorganized SWINC Board of Directors, as provided in the Plan. The Equity Committee anticipates that Mr. James Kjorlien of CRT Capital Group, LLC, a current SWINC stockholder, a designee to be named from Grace Brothers, Ltd., Chair of the Equity Committee and the designated new manager will initially serve as members. With respect to the SWE&C Consolidated Estate, the SWE&C Liquidation Board shall be comprised of three members, with one member to be designated by each of the Equity Committee, the Debtors and the Creditors' Committee. However, as provided in section 13.2.2 of the Plan, if Holders of Unsecured Claims against the SWE&C Consolidated Estate (Class 4B-1) vote to reject the Equity Plan, the SWINC Liquidating Board will appoint that member of the SWE&C Liquidating Board that would otherwise be appointed by the Creditors' Committee. Pursuant to section 13.4 of the Plan, the compensation, indemnification rights and material terms for retention of such individuals shall be filed with the Court five (5) days prior to the Confirmation Date.

                  6. Distributions. The chart below sets forth the estimated distributions to Holders of Claims and Interests in the event that the Equity Plan becomes effective:

                           ALTHOUGH THE EQUITY COMMITTEE BELIEVES THAT THE
ESTIMATED PERCENTAGE RECOVERIES ARE REASONABLE AND WITHIN THE RANGE OF ASSUMED RECOVERY USED IN PREPARATION OF THE EQUITY PLAN, THERE IS NO GUARANTEE THAT THE ACTUAL AMOUNTS OF ALLOWED CLAIMS IN EACH CLASS WILL NOT EXCEED THE ESTIMATED AGGREGATE AMOUNTS SHOWN IN THE TABLE BELOW. The actual recoveries under the Equity Plan thus will be dependent upon a variety of factors including, but not limited to, whether, and in what amount, contingent Claims against the SWINC Consolidated Estate and the SWE&C Consolidated Estate, respectively, become non-contingent and fixed and whether, and to what extent, Disputed Claims are resolved in favor of the Debtors. Accordingly, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below will be realized by the Holder of an Allowed Claim in any particular Class. There is no reason to believe, however, that recoveries to general unsecured creditors of the SWINC Consolidated Estate (Class 3A) will be less than the payment in full plus interest as provided in the Equity Plan.

         B. Summary of Treatment for Holders of Allowed Claims and Allowed Interests Against the SWINC Consolidated Estate:


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Proponent's Estimate of
                      Description                       Entitled to                               Amount of Allowed Claims and
      Class            of Class          Impaired           Vote         Treatment of Claims     Estimated Percentage Recovery
--------------------------------------------------------------------------------------------------------------------------------
Class 1A           Secured                  No         No              Paid in Full in Cash on   $  -0-
                   Claims--SWINC                       Presumed  to    or after Effective Date.
                   CONSOLIDATED                        Accept                                                $100%
                   ESTATE
--------------------------------------------------------------------------------------------------------------------------------
Class 2A           Priority                 No         No              Paid in Full in Cash on                 $0
                   Claims--SWINC                       Presumed  to    Effective Date.
                   CONSOLIDATED                        Accept                                                $100%
                   ESTATE
--------------------------------------------------------------------------------------------------------------------------------
Class 3A           Other Unsecured          No         No              Paid lesser of (i) Pro    $81.9 to $88 million
                   Claims--SWINC                       Presumed  to    Rata Share of
                   CONSOLIDATED                        Accept          Distributable Cash and
                   ESTATE                                              (ii) amount of Allowed    100%
                                                                       Claim plus
                                                                       Post-petition Interest    The Equity Committee expects
                                                                       as promptly after the     that at least $30 million
                                                                       Effective Date as the     will be available for an
                                                                       SWINC Liquidation Board   interim distribution soon
                                                                       deems practicable.        after the Effective Date.
                                                                       Reorganized SWINC         The timing of subsequent
                                                                       liable to SWINC           distributions is dependent
                                                                       Consolidated Estate for   upon the claims resolution
                                                                       unpaid balance of         process and termination of
                                                                       Allowed Class 3A Claims.  the Pension Plan.
--------------------------------------------------------------------------------------------------------------------------------
Class 4A           Subordinated             No         No              Paid lesser of (i) Pro    $  -0-
                   Claims--SWINC                       Presumed to     Rata Share of
                   CONSOLIDATED                        Accept          Distributable Cash        100%
                   ESTATE                                              remaining after
                                                                       payment to Class 3A.
                                                                       Reorganized SWINC liable
                                                                       for unpaid balance of
                                                                       Class 4A Claims.
--------------------------------------------------------------------------------------------------------------------------------
Class 5A           Common                   Yes        Yes             Receives Pro Rata         Estimated $.83 to $1.43 per
                   Stock--SWINC                                        beneficial interest in    share  of  SWINC Common Stock
                   CONSOLIDATED                                        SWINC Liquidating         as of Equity Record
                   ESTATE                                              Trust.  Will receive      Distribution Date, if Class
                                                                       Distributable Cash        4B-1 votes to accept Plan.
                                                                       after payments to
                                                                       Classes 3A and 4A.        Estimated $1.02 to $1.67 per
                                                                                                 share if Class 4B-1 rejects
                                                                       SWINC Common Stock to     the Plan.  The timing of
                                                                       be cancelled - see        distributions is dependent
                                                                       ss.12.8 of the Plan.      upon the claims resolution
                                                                                                 process and termination of
                                                                                                 the Pension Plan.
--------------------------------------------------------------------------------------------------------------------------------
Class 6A           510(b)                   Yes        Yes             If Class 6A accepts the    --
                   Claims--SWINC                                       Plan, holders of Class
                   (Securities                                         6A Allowed Claims
                   Fraud Class                                         receive a Pro Rata
                   Action Lawsuits)                                    share of $100,000 from
                                                                       amounts otherwise
                                                                       payable to Holders of
                                                                       Class 5A Interests, and
                                                                       retain rights against
                                                                       insurance or proceeds of
                                                                       applicable insurance.

                                                                       If Class 6A rejects the
                                                                       Plan, holders of Class
                                                                       6A Allowed Claims shall
                                                                       retain said insurance
                                                                       rights and participate
                                                                       in Class 5A
                                                                       distributions Pro Rata
                                                                       and on a pari passu
                                                                       basis to the extent of
                                                                       any deficiency claims
                                                                       not paid by such
                                                                       insurance.
--------------------------------------------------------------------------------------------------------------------------------

          C. Summary of Treatment for Holders of Allowed Claims and Allowed
             Interests Against the SWE&C Consolidated Estate:

--------------------------------------------------------------------------------------------------------------------------------
                                                                                               Proponent's Estimate of Amount
                    Description                        Entitled to                                  of Allowed Claims and
     Class            of Class          Impaired           Vote         Treatment of Claims     Estimated Percentage Recovery
--------------------------------------------------------------------------------------------------------------------------------
Class 1B         Secured                   No         No              Paid in Full in Cash     $  -0-
                 Claims--SWE&C                        Presumed to     on or after Effective
                 CONSOLIDATED                         Accept          Date.                                  100%
                 ESTATE
--------------------------------------------------------------------------------------------------------------------------------
Class 2B         Priority                  No         No              Paid in Full in Cash     $4.51 million
                 Claims--SWE&C                        Presumed to     on Effective Date.
                 CONSOLIDATED                         Accept                                                 100%
                 ESTATE
                                                                                               (Includes funds to establish
                                                                                               Asbestos Trust)
--------------------------------------------------------------------------------------------------------------------------------
Class 3B         Convenience               Yes        Yes             Paid in Full in Cash     $18,000 to $86,000
                 Claims--SWE&C                                        on Effective Date.
                 CONSOLIDATED                                                                               $100%
                 ESTATE (Claims of
                 $1,500 or less or
                 that are reduced
                 to $1,500)
--------------------------------------------------------------------------------------------------------------------------------
Class 4B-1       Other Unsecured           Yes        Yes             Paid lesser of (i) Pro   $110.3 to 152.3 million
                 Claims--SWE&C                                        Rata Share of
                 CONSOLIDATED                                         Distributable Cash and   7.5% to 10.4% , IF CLASS VOTES
                 ESTATE                                               (ii) amount of Allowed   TO ACCEPT PLAN;
                                                                      Claim as promptly
                                                                      after the Effective               OR
                                                                      Date as the SWE&C
                                                                      Liquidation Board        If Class votes to reject Plan,
                                                                      deems practicable.       Class 6B Intercompany Claim
                                                                                               participates in Class 4B-1
                                                                                               Distributions for total
                                                                                               projected claims of $160.3
                                                                                               million to $202.3 million,
                                                                                               resulting in projected
                                                                                               distributions of:  5.7% to
                                                                                               7.2%.  The timing of
                                                                                               distributions is dependent
                                                                                               upon the claims resolutions
                                                                                               process.
--------------------------------------------------------------------------------------------------------------------------------
Class 4B-2       Asbestos Claims           Yes        Yes             Assigned Debtors'        $  TBD
                                                                      rights to applicable
                                                                      insurance policies and   100%
                                                                      proceeds thereof shall
                                                                      be distributed on a
                                                                      Pro Rata basis among
                                                                      all Allowed Class 4B-2
                                                                      Claims.  Any
                                                                      deficiency claims or
                                                                      shortfall claims shall
                                                                      be treated as Class
                                                                      4B-1 Unsecured Claims
                                                                      of SWEC.
--------------------------------------------------------------------------------------------------------------------------------
Class 5B         Subordinated              Yes        No              Paid lesser of (i) Pro   $  -0-
                 Claims--SWE&C                                        Rata Share of
                 CONSOLIDATED                                         Distributable Cash       0%
                 ESTATE                                               remaining after
                                                                      payment to Class
                                                                      4B-1.
--------------------------------------------------------------------------------------------------------------------------------
Class 6B         Intercompany              Yes        No              If Class 4B-1 votes to   $50 million
                 Claim- SWE&C                                         accept Plan, Class 6B
                 CONSOLIDATED                                         is treated as a Class    0%
                 ESTATE                                               5B Claim.
                                                                                               If Class 4B-1 votes to accept;
                                                                      If Class 4B-1 votes to
                                                                      reject the Plan, Class            OR
                                                                      6B is treated as a
                                                                      Class 4B-1 Claim.        5.7% to 7.2% if Class 4B-1
                                                                                               votes to reject


--------------------------------------------------------------------------------------------------------------------------------
Class 7B         SWE&C & SWE&C             Yes        No              No Distributions         N/A
                 Subsidiary Stock
                 Interests- SWE&C
                 CONSOLIDATED
                 ESTATE
--------------------------------------------------------------------------------------------------------------------------------

         D. Overview of the Requirements for a Plan Under the Bankruptcy Code

                  Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall designate classes of a debtor's claims and interests. The Equity Plan divides the Claims and Interests into Classes and sets forth the treatment offered each Class. Section 101(5) of the Bankruptcy Code defines "claim" as any "right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, disputed, undisputed, secured or unsecured."

                  Section 1122 of the Bankruptcy Code requires that each class of claims and interests contain only claims and interests which are substantially similar to each other. The Equity Committee believes that it has classified all Claims and Interests in compliance with the provisions of section 1122. The Classes in the Equity Plan take into account the differing nature and, with respect to certain categories of Classes, priority under the Bankruptcy Code of the various Claims and Interests. It is possible, although not likely, however, that the Court may find that a different classification is required for the Equity Plan to be confirmed. In such event, it is the present intent of the Equity Committee, to the extent permitted by the Court and applicable law, to modify the classifications in the Equity Plan as required by the Court and to use any acceptances received for the purpose of obtaining approval of the Class or Classes of which the accepting holder is a member.

         E.       Partial Consolidation

                  The Equity Plan implements consolidation among A) the assets and liabilities of SWINC with those of the SWINC Subsidiaries identified on Exhibit A-1 to the Equity Plan; and B) the assets and liabilities of SWE&C with those of the SWE&C Subsidiaries identified on Exhibit A-2 to the Plan, as provided in section 12.1 of the Equity Plan.

                  The Equity Plan contemplates that Holders of Allowed Claims or Interests against SWINC and/or a SWINC Subsidiary will be paid only from assets of the SWINC Consolidated Estate, and that Holders of Allowed Claims or Interests against SWE&C or a SWE&C Subsidiary will be paid only from assets of the SWE&C Consolidated Estate. The SWINC Consolidated Estate will retain and consist of the assets of SWINC and the SWINC subsidiaries as provided in the Plan. The SWE&C Consolidated Estate will retain and consist of the assets of SWE&C and the SWE&C subsidiaries as provided in the Plan.

         F.       Treatment of Unclassified Claims

                  The Bankruptcy Code provides that certain types of Claims need not be classified as part of a plan. The proposed treatment of such unclassified Claims under the Equity Plan is as follows:

                  1. Administrative Claims. Administrative Claims consist of any Claim constituting a cost or expense of administration of the Chapter 11 Cases asserted under section 503(b) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses after the Petition Date of operating the businesses of any of the Debtors, any indebtedness or obligations incurred or assumed by any Debtor in connection with the conduct of its business or for the acquisition or lease of property or the procurement or rendition of services, any costs and expenses of a Debtor for the management, maintenance, preservation, sale or other disposition of any assets, the administration and implementation of the Plan, the administration, prosecution or defense of Claims of or against a Debtor and distributions under the Plan, any Claims for compensation and reimbursement of expenses arising during the period from and after the Petition Date and prior to the Confirmation Date or otherwise in accordance with the provisions of the Plan, and any fees or charges assessed against the Estate of a Debtor under section 1930, Chapter 123, Title 28, United States Code.

                  Pursuant to the Equity Plan, except to the extent that an Allowed Administrative Claim has been paid by a Debtor or Debtors before the Effective Date or the Holder of such Claim agrees to a different treatment, each Holder of an Allowed Administrative Claim against any Debtor will be paid in full in Cash by the Consolidated Estate in which such Debtor is included on the later of the (i) Effective Date and (ii) the date such Administrative Claim becomes due, by its terms and (iii) the date, if any, specified by the Court for payment of such Claim, or such Claim shall be satisfied upon such other terms more favorable to the Estates as may be agreed by the Holders of such Claims and the SWINC or SWE&C Consolidated Estate, whichever is applicable. All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b), 506 and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, without limitation, any compensation requested by any professional or any other Person for making a substantial contribution in the Case and any application for payment or reimbursement of Administrative Claims from one Consolidated Estate against another Consolidated Estate) shall file and serve on SWINC, the Equity Committee, the Creditors' Committee and the United States Trustee, or, after the Effective Date, the SWINC Liquidation Board, the SWE&C Liquidation Board and the United States Trustee, an application for final allowance of compensation and reimbursement of expenses not later than thirty (30) days after the Effective Date. The Equity Committee has not yet determined the nature or extent of any Administrative Claims that may be asserted from one Consolidated Estate against another in excess of a $4.8 million post-petition Administrative Claim due from the SWE&C Consolidated Estate to the SWINC Consolidated Estate, as shown on Exhibit B to the Plan, which Administrative Claim is deemed filed pursuant to section 2.3 of the Plan. Any additional Administrative Claims from one Consolidated Estate against another, however, must be filed on or before thirty (30) days after the Effective Date or be forever barred. Notwithstanding the foregoing, to the extent that any Administrative Claims were incurred by the Debtors in the ordinary course of business, such Claims may be repaid on or after the Effective Date without further notice or order of the Court.

                  2. Priority Tax Claims. Unless otherwise agreed by a Holder of a Priority Tax Claim and its applicable Consolidated Estate, each Holder of a Priority Tax Claim against any of the Debtors shall receive on account of such Claim from its applicable Consolidated Estate equal, semi-annual Cash payments over a period not exceeding six (6) years after the date of assessment of such Claim, of an aggregate value, as of the Effective Date, equal to the Allowed Amount of such Claim, with simple interest at the deficiency rate as determined on the Effective Date under section 6621(c)(3) of the Internal Revenue Code of 1986, as amended, for underpayments other than large corporate underpayments, as therein defined on the outstanding balance of such Claim from the Effective Date until such Allowed Claim is Paid in Full. The Equity Committee estimates that the Priority Tax Claims chargeable to and payable by the SWINC Consolidated Estate will be approximately $0 to $500,000 and that the Priority Tax Claims chargeable to and payable by the SWE&C Consolidated Estate will be approximately $0 to $500,000. The source of the cash to pay these Claims is cash on hand for the SWINC Consolidated Estate for claims against the SWINC Consolidated Estate, and cash on hand for the SWE&C Consolidated Estate for claims against that Consolidated Estate, as of the Effective Date as shown in the Cash Funding Analysis attached as Exhibit B-1 of the Equity Plan.

         G. Treatment of Classified Claims Against and Interests in the Debtors included in the SWINC Consolidated Estate:

                  1. Treatment of Class 1A Claims (Secured Claims--SWINC Consolidated Estate). Class 1A is not impaired. As promptly as reasonably practicable following the later of (i) the Effective Date and (ii) the date such Class 1A Claim becomes an Allowed Claim; the SWINC Consolidated Estate shall, in its sole discretion, elect one of the following treatments for each Allowed Class 1A Claim:

                       (a) The SWINC Consolidated Estate shall execute a written undertaking in favor of the Holder of such Allowed Class 1A Claim, whereby the SWINC Consolidated Estate assumes such Allowed Class 1A Claim and leaves unaltered such Holder's legal, equitable and contractual rights concerning such Allowed Class 1A Claim;

                       (b) Notwithstanding any contractual provision or applicable law that would entitle the Holder of such Allowed Class 1A Claim to demand or receive accelerated payment after the occurrence of a default, the SWINC Consolidated Estate shall (w) cure any such default that occurred before or after the Petition Date (other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code), (x) reinstate the maturity of such Allowed Class 1A Claim that existed before such default, (y) compensate the Holder of such Allowed Class 1A Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law, and (z) execute a written undertaking in favor of such Holder whereby the SWINC Consolidated Estate assumes such Allowed Class 1A Claim and, except as permitted in clauses (w), (x) and (y) of this subparagraph (b), does not otherwise alter the legal, equitable or contractual rights of such Holder concerning such Allowed Class 1A Claim;

                       (c) The SWINC Consolidated Estate shall pay the
Holder of such Allowed Class 1A Claim the Allowed Amount thereof (x) in cash as promptly as reasonably practicable following the later of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim or (y) at such other later date(s) and upon such other terms more favorable to the SWINC Consolidated Estate as may be agreed to by the Holder of such Allowed Class 1A Claim and the SWINC Consolidated Estate; or

                       (d) As promptly as reasonably practicable following the later of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim, the SWINC Consolidated Estate shall transfer to the Holder of such Allowed Class 1A Claim any property securing such Allowed Class 1A Claim in full satisfaction of such Allowed Class 1A Claim.

                  The SWINC Consolidated Estate need not elect the same alternative for all Allowed Claims in Class 1A, but rather may elect different alternatives for any portion of the Allowed Claims in such Class. Notwithstanding the foregoing, for each Allowed Class 1A Claim in respect of which an election pursuant to section 1111(b) of the Bankruptcy Code has been made, the SWINC Consolidated Estate shall transfer to the Holder of the Claim any property securing the Claim or shall pay the Holder of such Allowed Class 1A Claim property of a value, as of the Effective Date, that is not less than the value of such Holder's interest in the SWINC Consolidated Estate's interest in the property that secures such Claim.

                  In the event the SWINC Consolidated Estate elects, with respect to any Class 1A Claim to pay cash to the Holder of the Claim, the Holder of such Class 1A Claim shall, simultaneously with the delivery by the SWINC Consolidated Estate of the cash as provided in section 5.1.1(c) of the Plan, (a) release such Holder's security interest in all collateral securing such Allowed Class 1A Claim, (b) take such further action as the SWINC Consolidated Estate may request to effectuate or evidence such release and (c) deliver or cause to be delivered to the SWINC Consolidated Estate any collateral securing such Allowed Class 1A Claim in such Holder's possession or control suitable for transfer to the SWINC Consolidated Estate. The Equity Committee believes that there will be no Allowed Class 1A Claims. To the extent such claims are to be paid in cash, the source of the cash to pay these claims is cash on hand for the SWINC Consolidated Estate as of the Effective Date as shown in the Cash Funding Analysis attached as Exhibit B-1 to the Plan.

                  2.      Treatment of Class 2A Claims (Priority
Claims--SWINC Consolidated Estate). Class 2A is not impaired. As promptly as reasonably practicable following the later of (i) the Effective Date and (ii) the date such Class 2A Claim becomes an Allowed Claim, the SWINC Consolidated Estate shall pay an Allowed Class 2A Claim by one of the following treatments:
(x) the payment in full in cash of the Allowed Amount of such Class 2A Claim; or (y) upon such other terms more favorable to the SWINC Consolidated Estate as may be agreed upon by the Holder of such Allowed Class 2A Claim and the SWINC Consolidated Estate. The Equity Committee estimates that there will be no Allowed Class 2A Claims. To the extent such claims are to be paid in cash, the source of the cash to pay these claims is cash on hand for the SWINC Consolidated Estate as of the Effective Date as shown in the Cash Funding Analysis attached as Exhibit B-1 to the Plan.

                  3. Treatment of Class 3A Claims (Unsecured Claims--SWINC Consolidated Estate). Class 3A is not impaired. As promptly as reasonably practicable following the later of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim, the SWINC Consolidated Estate shall pay each Holder of an Allowed Class 3A Claim the lesser of (a) a Pro Rata distribution of the remaining SWINC cash available for distribution (net of the implementation reserve) and (b) the amount of its Allowed Claim plus Post-petition Interest. The Equity Committee expects that the SWINC Consolidated Estate will have at least $30 million available for an interim distribution soon after the Effective Date. The timing of subsequent distribution depends on the claims resolution process and the receipt of additional cash from Reorganized SWINC and other sources, but Post-Petition Interest will continue to accrue until paid. The SWINC Consolidated Estate shall be entitled to a subrogation claim under section 509 of the Bankruptcy Code and all rights of subrogation under applicable law with respect to any Allowed Claim arising from the Guaranty by SWINC or a SWINC Subsidiary of an Allowed Claim against SWE&C or a SWE&C Subsidiary that is an Allowed Claim paid by the SWINC Consolidated Estate, such rights having been expressly preserved under Article XVI of the Plan. Such subrogation claims are being preserved regardless of how the Holders of Unsecured Claims against the SWE&C Consolidated Estate vote on the Equity Plan and are in addition to SWINC's prepetition claim against the SWE&C Consolidated Estate that will be waived if Class 4B-1 votes to accept the Equity Plan. The Equity Committee estimates the total amount of Allowed Class 3A Claims will be approximately $81.9 to $88 million. The SWINC Consolidated Estate shall be liable for the balance of the Class 3A Claims and shall ratably pay Holders of Allowed Class 3A Claims as cash becomes available. Reorganized SWINC will pay the Consolidated SWINC Estate its cash available for distribution until such time as the balance of the Allowed Class 3A and Class 4A Claims are paid in full. The Equity Committee estimates that Reorganized SWINC will have cash to pay to the SWINC Consolidated Estate for distributions to the Holders of such Claims from the proceeds realized in its dissolution proceeding.

                  4. Treatment of Class 4A (Subordinated Claims-SWINC Consolidated Estate). Class 4A is not impaired. As promptly as reasonably practicable following the later of (i) the Effective Date, (ii) the date such Class 4A Claim becomes an Allowed Claim, and (ii) the payment of any Senior Debt in accordance with the terms of any applicable Subordination Agreement, each Holder of an Allowed Class 4A Claim shall be paid the lesser of (a) a Pro Rata distribution of any part of the SWINC Consolidated Estate's cash remaining after the payments made to Holders of Class 3A Claims and the amounts held on account of Disputed Claims pursuant to section 10.2 of the Plan, and (b) the amount of its Allowed Claim plus Post-Petition Interest. The SWINC Consolidated Estate shall be liable for the balance of the Class 4A Claims and the Plan shall not otherwise affect the priority of Classes 2A and 3A as against Class 4A Claims. The Equity Committee does not believe that there are any Allowed Class 4A Claims.

                  5. Treatment of Class 5A Interests (Common Stock--SWINC). Class 5A is impaired. Upon the Effective Date, Holders of Class 5A Interests of record as of the date that is thirty days before a distribution date (the "Record Date") shall be deemed to hold a beneficial interest in the SWINC Liquidating Trust equal to such Holder's Pro Rata share of the SWINC Common Stock as of the Record Date. Pursuant to section 12.8 of the Plan all shares of SWINC Common Stock will be cancelled. The Holders of Allowed Class 5A Interests will receive no property on account of such beneficial interest unless and until Allowed Class 2A, 3A and 4A Claims have been paid in full by the SWINC Consolidated Estate pursuant to the Equity Plan. Reorganized SWINC and the SWINC Consolidated Estate shall pay the SWINC Liquidating Trust all Distributable Cash remaining after paying the monies necessary to make the payments described above and the amounts required for a Disputed Claim Reserve pursuant to section 10.2 of the Plan. The SWINC Liquidating Trust shall then pay Holders of Allowed Class 5A Interests on a Pro Rata basis equal to such Holders' Pro Rata share of the beneficial interests in the SWINC Liquidating Trust as of the Record Date. The Equity Committee estimates that the SWINC Consolidated Estate will not have cash available for distribution to such Holders of Allowed Class 5A Interests on the Effective Date. The Equity Committee estimates that Holders of Allowed Class 5A Interests will ultimately receive a distribution from the SWINC Liquidating Trust as a result of their beneficial interests in that Liquidating Trust and that such distributions will equate to in excess of approximately $.83 to $1.43 per share of Common Stock of SWINC if Class 4B-1 votes to accept the Equity Plan and in excess of approximately $1.02 to $1.67 if Class 4B-1 votes to reject the Equity Plan. The beneficial interests in the SWINC Liquidating Trust will not be represented by certificates and will not be transferable except by operation of law.

                  6. Treatment of Class 6A Claims (510(b) / Securities Litigation Claims--SWINC Consolidated Estate). Class 6A is impaired. Holders of Class 6A Claims consist of Holders of Securities Litigation Claims, including the plaintiffs in various securities fraud class action lawsuits described above filed by and on behalf of purchasers of common stock of SWINC, generally for the period between January 22, 1998 through May 8, 2000. The Debtors have advised the Equity Committee that they expect all Class 6A Claims to be covered by the proceeds of applicable insurance. If Class 6A accepts the Equity Plan, the Holders of Class 6A Claims shall receive the first $100,000 from the amount otherwise payable to the Holders of Class 5A Interests in addition to retaining any right they may have to a Pro Rata share, with other claimants to such proceeds, to the proceeds of any applicable insurance subject to the provisions of section 7.2 of the Equity Plan. If Class 6A rejects the Equity Plan, the Holders of Class 6A Claims shall not receive the $100,000 distribution but shall retain any right they may have to a Pro Rata share, with other Class 6A Claimants to the proceeds of any applicable insurance. Any deficiency claims of such Class 6A Claim Holders remaining after exhaustion of such insurance shall be entitled to participate Pro Rata and pari passu in Class 5A distributions.

         H. Treatment of Classified Claims Against and Interests in the Debtors included in the SWE&C Consolidated Estate:

                  1. Treatment of Class 1B Claims (Secured Claims-- SWE&C Consolidated Estate). Class 1B is not impaired. The SWE&C Consolidated Estate shall, in its sole discretion, elect one of the following treatments for each Allowed Class 1B Claim as promptly as reasonably practicable following the later of (i) the Effective Date and (ii) the date such Class 1B Claim becomes an Allowed Claim:

                  (a) The SWE&C Consolidated Estate shall execute a written undertaking in favor of the Holder of such Allowed Class 1B Claim, whereby the SWE&C Consolidated Estate assumes such Allowed Class 1B Claim and leaves unaltered such Holder's legal, equitable and contractual rights concerning such Allowed Class 1B Claim;

                  (b) Notwithstanding any contractual provision or applicable law that would entitle the Holder of such Allowed Class 1B Claim to demand or receive accelerated payment after the occurrence of a default, the SWE&C Consolidated Estate shall (w) cure any such default that occurred before or after the Petition Date (other than a default of a kind specified in section 365(b)(2) of the Bankruptcy
                           Code), (x) reinstate the maturity of such Allowed Class 1B Claim that existed before such default,
                           (y) compensate the Holder of such Allowed Class 1B Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law and
                           (z) execute a written undertaking in favor of such holder whereby the SWE&C Consolidated Estate assumes such Allowed Class 1B Claim and, except as permitted in clauses (w), (x) and (y) of this subparagraph (b), does not otherwise alter the legal, equitable or contractual rights of such Holder concerning such Allowed Class 1B Claim;

                  (c) The SWE&C Consolidated Estate shall pay the Holder of such Allowed Class 1B Claim the Allowed Amount thereof (x) in cash as promptly as reasonably practicable following the later of (i) the Effective Date, and (ii) the date such Claim becomes an Allowed Claim or (y) at such other later date(s) and upon such other terms more favorable to the SWE&C Consolidated Estate as may be agreed to by the Holder of such Allowed Class 1B Claim and the SWE&C Consolidated Estate.

                  (d) As promptly as reasonably practicable following the later of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim, the SWE&C Consolidated Estate shall transfer to the Holder of such Allowed Class 1B Claim any property securing such Allowed Class 1B Claim in full satisfaction of such Allowed Class 1B Claim.

                  The SWE&C Consolidated Estate need not elect the same alternative for all Allowed Claims in Class 1B, but rather may elect different alternatives for any portion of the Allowed Claims in such Class. Notwithstanding the foregoing, for each Allowed Class 1B Claim in respect of which an election pursuant to section 1111(b) of the Bankruptcy Code has been made, the SWE&C Consolidated Estate shall transfer to the Holder of the Claim any property securing the claim or shall pay the Holder of such Allowed Class 1B Claim property of a value, as of the Effective Date, that is not less than the value of such Holder's interest in the SWE&C Consolidated Estate's interest in the property that secures such Claim.

                  In the event the SWE&C Consolidated Estate elects, with respect to any Class 1B Claim, to pay cash to the Holder of the Claim, the Holder of such Class 1B Claim shall, simultaneously with the delivery by the SWE&C Consolidated Estate of the cash as provided in section 5.1.1(c) of the Plan, (i) release such Holder's security interest in all collateral securing such Allowed Class 1B Claim, (ii) take such further action as the SWE&C Consolidated Estate may request to effectuate or evidence such release, and
(iii) deliver or cause to be delivered to the SWE&C Consolidated Estate any collateral securing such Allowed Class 1B Claim in such Holder's possession or control suitable for transfer to the SWE&C Consolidated Estate. The Equity Committee believes that there will be no Allowed Class 1B Claims.

                  2.     Treatment of Class 2B Claims (Priority
Claims--SWE&C Consolidated Estate). As promptly as reasonable practicable following the later of (a) the Effective Date, and (b) the date such Claim becomes an Allowed Claim, each Holder of an Allowed Class 2B Claim shall be paid by the SWE&C Consolidated Estate, in respect of such Claim, cash equal to one hundred percent (100%) of the Allowed Amount of such Claim, or such Claim shall be satisfied upon such other terms more favorable to the SWE&C Consolidated Estate as may be agreed upon by the Holder of such Claim and the SWE&C Consolidated Estate. The Equity Committee estimates that Allowed Class 2B Claims will total approximately $4.5 million, consisting of the funds reserved for an Asbestos Trust to be established by the Equity Committee. The Equity Committee believes there will be no other Allowed Class 2B Claims.

                  3. Treatment of Class 3B Claims (Unsecured Claims of $1,500 or less or that are Voluntarily Reduced to $1,500 - SWE&C Consolidated Estate). Class 3B is impaired. As promptly as reasonably practicable following the later of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim, the SWE&C Consolidated Estate shall pay each Holder of an Allowed Class 3B Claim the amount of the Allowed Claim in Cash. The Equity Committee estimates that the total amount of Class 3B Claims will be between $18,000 and $86,000.

                  4. Treatment of Class 4B-1 Claims (Unsecured Claims -- SWE&C Consolidated Estate). Class 4B-1 is impaired. As promptly as reasonably practicable following the later of (i) the Effective Date and (ii) the date such Claim becomes an Allowed Claim, the SWE&C Consolidated Estate shall pay each Holder of an Allowed Class 4B-1 Claim a Pro Rata distribution of the SWE&C Consolidated Estate's cash available for distribution (net of its implementation reserve). At such times as may be determined by the SWE&C Liquidation Board, the SWE&C Consolidated Estate shall ratably pay Holders of Allowed Class 4B-1 Claims against it from additional funds that become available to the SWE&C Consolidated Estate. The Equity Committee estimates the total amount of Allowed Class 4B Claims will be approximately $110.3 to $152.3 million and the range of distributions to Holders of Allowed Claims will be 7.5% to 10.4% of Allowed Claims if Class 4B-1 votes to accept the Equity Plan; or in the range of 5.7% to 7.2% if Class 4B-1 votes to reject the Equity Plan (and the SWE&C Consolidated Estimate's claim shares in Class 4B-1 distributions.) Class 4B-1 includes any subrogation claims of the SWINC Consolidated Estate and any such subrogation claims are preserved pursuant to
Article XVI of the Plan regardless of how Class 4B-1 votes on the Equity Plan.

                  5. Treatment of Class 4B-2 Claims (Asbestos Claims - SWE&C Consolidated Estate). Class 4B-2 is impaired. As of the Effective Date of the Equity Plan, liability if any, for all Asbestos Claims shall be automatically and without further act or deed assumed by and shall be the sole responsibility of the Asbestos Trust. Each holder of an Allowed Asbestos Claim shall receive in full satisfaction settlement, release and discharge of, and in exchange for such Allowed Class 4B-2 Claim: (a) its pro rata share of the Asbestos Trust assets subject to the terms and conditions of the Asbestos Trust Agreement, or (b) such other treatment as to which the Asbestos Trustee and the holder of an Allowed Class 4B-2 Claim shall have agreed in writing.

                  Under the Equity Plan, Allowed Class 4B-2 Asbestos Claims are impaired because the Equity Committee is unable to determine whether the Available Trust Cash plus any Asbestos Insurance Proceeds with respect to a specific Allowed Class 4B-2 Asbestos Claim will be adequate to pay all Allowed Class 4B-2 Asbestos Claims in full. The Equity Committee believes, however, based on the Debtors' historical liability and an understanding of the Asbestos Insurance Coverage, that holders of Allowed Class 4B-2 Asbestos Claims will receive from the Available Asbestos Trust Cash and the Asbestos Insurance Proceeds at least the same percentage recovery as they would receive if they held Allowed Unsecured Claims in Class 4B-1 (against the SWE&C Consolidated Estate). Accordingly, the Equity Plan seeks a vote of Class 4B-2 Asbestos Claims to bind all members of said class to the treatment proposed in the Equity Plan.

                  6. Treatment of Class 5B (Subordinated Claims-SWE&C Consolidated Estate). Class 5B is impaired. As promptly as reasonably practicable following the later of (i) the Effective Date, (ii) the date such Class 5B Claim becomes an Allowed Claim, and (iii) the payment of any Senior Debt under the terms of any Subordination Agreement, each Holder of an Allowed Class 5B Claim shall be paid the lesser of (a) a Pro Rata distribution of any part of the SWE&C Consolidated Estate's Distributable Cash remaining after the payments described in subparagraphs 2 through 5 above and the amounts held on account of Disputed Claims pursuant to section 10.2 of the Equity Plan, and
(b) the amount of its Allowed Claim. The SWE&C Consolidated Estate shall be liable for the balance of the Class 5B Claims and the Equity Plan shall not otherwise affect the priority of Classes 2B, 3B, and 4B-1 as against Class 5B. The Equity Committee does not believe that there will be any amount available for distributions to Holders of Allowed Class 5B Claims. If Class 4B-1 votes to accept the Equity Plan, then the SWINC Consolidated Estate's claim against the SWE&C Consolidated Estate (Class 6B) shall be treated as a Class 5B Claim. Otherwise, the Equity Committee does not believe that there are any Allowed Class 5B Claims and does not believe that any amounts would be available for distribution if there were such claims.

                  7. Treatment of Class 6B (SWINC Intercompany Claim against the SWE&C Consolidated Estate). Class 6B is impaired. If Class 4B-1 votes to accept the Equity Plan, then the SWINC Intercompany Claim shall be treated as a Class 5B Subordinated Claim and shall receive nothing. If Class 4B-1 votes to reject the Equity Plan, then on, or as soon as reasonably practicable after the Effective Date of the Plan, Class 6B shall be entitled to participate pari passu with any holders of Allowed Class 4B-1 Claims in any distributions otherwise payable to holders of Allowed Class 4B-1 Claims. The Equity Committee estimates that the amount of the SWINC Intercompany Claim is $50 million. Class 6B does not include any subrogation claims of the SWINC Consolidated Estate. Such subrogation claims are preserved as Class 4B-1 Claims.

                  8. Treatment of Class 7B (SWE&C & SWE&C Subsidiary Interests). Class 7B is impaired. There shall be no distributions to Holders of Class 7B Interests. On the Effective Date, or such other date set by Order of the Court, all Interests in SWE&C and the SWE&C Subsidiaries shall be eliminated and the holders of Class 7B Interests shall not receive or otherwise be entitled to receive or retain any property or interest.

         I. The Asbestos Trust. On the Effective Date, and pursuant to the terms of the Asbestos Trust Agreement substantially in the form attached as Exhibit F to the Equity Plan, the SWE&C Consolidated Estate shall transfer to the Asbestos Trust Cash in the amount of $4.5 million and an Allowed Unsecured (Class 4B-1) Claim in the amount of $1.0 million for distribution to holders of Allowed Asbestos Claims and to pay the reasonable and necessary costs and expenses associated with administering the Asbestos Trust, any litigation related to the liquidation, resolution, settlement or compromise of the Asbestos Claims or any litigation related to the resolution, settlement or compromise regarding Asbestos Insurance Issues. The Asbestos Trustee shall liquidate all Asbestos Claims. On the Effective Date, and pursuant to the terms of the Asbestos Trust Agreement, the Debtors shall transfer to the Asbestos Trustee all of their rights with respect to, among other things, indemnification, contribution or reimbursement under the insurance policies issued by the Asbestos Insurance Carriers (but not the policies themselves) and all of their rights under any other policies that provide coverage for Asbestos Claims (but not those policies themselves), but only to the extent of such coverage under those policies. Notwithstanding anything to the contrary herein, the Debtors or their respective successors and assigns under this Plan shall retain any and all rights under policies issued by the Asbestos Insurance Carriers or the policies providing coverage for Asbestos Claims with respect to coverage for any Claims other than Asbestos Claims. The Asbestos Trust shall remain in existence until dissolved by the Asbestos Trustee, and upon termination, any remaining assets of the Asbestos Trust shall revert and be paid over to the SWE&C Consolidated Estate.

                  a.       The Asbestos Trustee.

                           (1) Appointment. From and after the Effective Date,
_______________ shall serve as the Asbestos Trustee pursuant to the Plan, until death, resignation, discharge or the appointment of a successor Asbestos Trustee. The Asbestos Trustee shall have and perform all duties, responsibilities, rights and obligations set forth in the Asbestos Trust Agreement.

                           (2) Rights, Powers and Duties of the Asbestos
Trustee. The Asbestos Trustee shall retain and have all the rights, powers and duties necessary to carry out her responsibilities under the Plan and the Asbestos Trust Agreement. Such rights, powers and duties, which shall be exercisable by the Asbestos Trustee on behalf of the Debtors pursuant to the Plan and the Asbestos Trust Agreement, shall include, among others:

                           (a) maintaining any Unclaimed Distribution Reserve
for the benefit of the Holders of Allowed Asbestos Claims;

                           (b) investing Cash in the Asbestos Trust in (i)
direct obligations of the United States of America or obligations of any agency or instrumentality thereof which are guaranteed by the full faith and credit of the United States of America; (ii) money market deposit accounts, checking accounts, savings accounts, certificates of deposit, or other time deposit accounts that are issued by a commercial bank or savings institution organized under the laws of the United States of America or any state thereof; or (iii) any other investment that may be permissible under (x) Bankruptcy Code section 345 or (y) any order of the Court entered in the Debtors' Chapter 11 Cases;

                           (c) calculating and paying of all distributions to
be made under the Plan, the Asbestos Trust Agreement, and other orders of the Court, to Holders of Allowed Asbestos Claims that have become undisputed, non-contingent, and liquidated claims;

                           (d) employing, supervising and compensating
professionals, if any, necessary to represent the interests of and serve on behalf of the Asbestos Trust;

                           (e) objecting to, defending against and settling
Asbestos Claims, and seeking estimation of contingent or unliquidated Asbestos Claims under section 502(c) of the Bankruptcy Code;

                           (f) dissolving the Asbestos Trust;

                           (g) exercising all powers and rights, and taking
all actions, contemplated by or provided for in the Asbestos Trust Agreement;

                           (h) taking any and all other actions necessary or
appropriate to implement the provisions of the Asbestos Trust Agreement;

                           (i) making and filing any tax returns for the
Asbestos Trust;

                           (j) taking any actions necessary to ensure that the
Asbestos Trustee will receive timely notice of any Asbestos Claim including, without limitation, taking action to maintain the corporate existence of one or more of the Debtors; and

                           (k) shall enter into one or more coverage in place
agreements with the Asbestos Insurance Carriers on terms satisfactory to the Asbestos Trustee or take other appropriate action with respect to insurance provided by the Asbestos Insurance Carriers; and

                           (l) shall take any actions necessary to ensure the
preservation of the Debtors' documents to the extent such documents may be necessary to the defense of Asbestos Claims, including, without limitation, the entry into long-term storage agreements with respect to such documents.

                           (3) Compensation of the Asbestos Trustee. The
Asbestos Trustee shall be compensated pursuant to the terms of the Asbestos Trust Agreement. Any professionals retained by the Asbestos Trust shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the Asbestos Trust. The payment of the fees and expenses of the Asbestos Trustee and her retained professionals, if any, shall be made in the ordinary course of business and shall not be subject to the approval of the Court.

                           (4) Indemnification. The Asbestos Trust shall, to
the fullest extent permitted by the laws of the State of Delaware, indemnify and hold harmless the Asbestos Trustee (in her capacity as such) and the Asbestos Trustee's and the Asbestos Trust's agents, representatives, professionals, and employees (collectively, the "Indemnified Parties"), from and against and in respect to any and all liabilities, losses, damages, claims, costs, and expenses, including but not limited to attorneys' fees, arising out of or due to their actions or omissions, or consequences of such actions or omissions, with respect to the Asbestos Trust or the implementation or administration of the Plan and the Asbestos Trust Agreement, if the Indemnified Party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Asbestos Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its conduct was unlawful. To the extent that the Asbestos Trust must indemnify and hold harmless the Indemnified Parties as provided above, the legal fees and related costs incurred by counsel to the Asbestos Trustee in monitoring and participating in the defense of such claims giving rise to the right of indemnification shall be paid out of the Asbestos Trust. The indemnification provisions of the Asbestos Trust Agreement shall remain available to and be binding upon any future Asbestos Trustee or the estate of any decedent Asbestos Trustee and shall survive the termination of the Asbestos Trust Agreement.

                           (5) Insurance. The Asbestos Trustee shall be
authorized to obtain all reasonably necessary insurance coverage for herself, her agents, representatives, employees and independent contractors, including, but not limited to, coverage with respect to (i) any property that is or may in the future become the property of the Asbestos Trust and (ii) the liabilities, duties, and obligations of the Asbestos Trustee and her agents, representatives, employees, independent contractors under the Asbestos Trust Agreement (in the form of an errors and omissions policy or otherwise), the latter of which insurance coverage may, at the sole option of the Asbestos Trustee, remain in effect for a reasonable period (not to exceed five years) after the termination of the Asbestos Trust Agreement.

                           (6) Asbestos Insurance Policies. This Plan shall
not expand the scope of, the amount of, or alter in any way the Asbestos Insurance Carriers' obligations under their policies. The Plan shall not operate as a waiver of certain proofs of claim filed by the Asbestos Insurance Carriers in the Chapter 11 Cases, provided, however, that to the extent such Claims relate to Asbestos Claims, the Asbestos Insurers' Claims are deemed satisfied in full.

         J.       Miscellaneous Provisions.

                  1. Modification. The Equity Committee may propose amendments to or modifications of this Plan as permitted by section 1127 of the Bankruptcy Code at any time prior to the Confirmation Date.

                  2. Authorization of Corporate Action. All matters and actions provided for under this Plan involving the corporate structure of the Debtors or corporate action to be taken by or required of the Debtors shall be deemed to have occurred and be effective as provided herein, and shall be deemed to be authorized and approved in all respects without any requirement for further action by the stockholders or board of directors of any of the Debtors.

                  3. Substantial Consummation. The Equity Plan shall be deemed substantially consummated within the meaning of section 1101(2) of the Bankruptcy Code upon the Effective Date. Notwithstanding the entry of a Final Decree closing the Chapter 11 Cases, the Court shall continue to have jurisdiction over the matters set forth herein and under Article XVII of the Plan.

         K. Assumption or Rejection of Executory Contracts and Unexpired
Leases.

                  1. Rejection. Except as otherwise provided herein, any and all leases or executory contracts not previously rejected by a Debtor, unless specifically assumed pursuant to order of the Court, shall be deemed rejected by such Debtor on the Confirmation Date, and all leases or executory contracts so assumed shall remain unaffected by the Plan. All Claims arising from rejection of leases or executory contracts pursuant to the Plan must be filed within thirty (30) days after the Confirmation Date, and all other Claims arising from rejection must be filed on or prior to such date. Any Holder of a Claim arising from rejection of any lease or executory contract shall have, to the extent such Claim becomes an Allowed Claim, the rights of a Holder of an Unsecured Claim (Class 3A or Class 4B-1) against the applicable Consolidated Estate. Any Claim arising from rejection of a lease or executory contract shall be conclusively deemed to be an Allowed Claim unless prior to one hundred twenty (120) days after the Confirmation Date either an objection to such Claim has been filed (including objections based on section 502(d) of the Bankruptcy Code) or a notice from the applicable Consolidated Estate or the Equity Committee has been sent to the Holder of such Claim evidencing an intention to object to such Claim.

                  2. Pension Plan. The Pension Plan shall be and is an executory contract and is assumed by SWINC and assigned to Reorganized SWINC pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, as provided in Article XI of the Plan. The Plan does not purport to release or affect any causes of action pursuant to ERISA concerning the Pension Plan, the Employee Stock Ownership Plan of Stone & Webster, Inc., the Group Life Insurance and Spouses Insurance Plan of Stone & Webster and the Employee Investment Plan of Stone & Webster, or limit any potential claim of the Secretary of Labor, United States Department of Labor, pursuant to the stipulated agreement between SWINC and the Secretary of Labor, United States Department of Labor, as set forth in section 16.4 of the Plan.

         L. Reserves. From and after the Effective Date, the SWINC Consolidated Estate, Reorganized SWINC and the SWE&C Consolidated Estate shall maintain the following reserves:

                  1. SWINC Consolidated Estate. The SWINC Consolidated Estate shall maintain the SWINC Consolidated Estate Implementation Reserve, as more fully set forth in Article XII of the Plan, to ensure the ability to fund the implementation and effectuation of the intents and purposes of the Plan, including without limitation the resolution of objections to Claims against the SWINC Consolidated Estate, pursuit of actions retained by the SWINC Consolidated Estate under Articles XVI and XVII of the Plan, the liquidation of all other assets of the SWINC Consolidated Estate, and making distributions to the Holders of Allowed Claims against and Interests in the SWINC Consolidated Estate as provided in the Plan. The initial amount of SWINC Consolidated Estate Implementation Reserve will be $3 million.

                  2. SWE&C Consolidated Estate. The SWE&C Consolidated Estate shall maintain the SWE&C Consolidated Estate Implementation Reserve, as more fully set forth in Article XII of the Plan, to ensure the ability to fund the implementation and effectuation of the intents and purposes of the Plan, including without limitation the resolution of objections to Claims against the SWE&C Consolidated Estate, pursuit of actions retained by the SWE&C Consolidated Estate under Articles XVI and XVII of the Plan, and the liquidation of all other assets of the SWE&C Consolidated Estate, and making distributions to the Holders of Allowed Claims against the SWE&C Consolidated Estate as provided in the Plan. The initial amount of SWE&C Consolidated Estate Implementation Reserve will be $3 million.

                  3. Reorganized SWINC. Reorganized SWINC shall maintain the Reorganized SWINC Implementation Reserve, in an amount to be determined by the board of directors of Reorganized SWINC, as more fully set forth in
Article XII of the Plan, to ensure its ability to fund the implementation and effectuation of the intents and purposes of the Plan and the dissolution of Reorganized SWINC as provided for in Article XII of the Plan. The initial amount of the Reorganized SWINC Implementation Reserve will be $1 million.

                           In the event the monies in any of the foregoing
reserves are exhausted, the SWINC Liquidation Board and the SWE&C Liquidation Board may, with respect to each of their estates and in their sole discretion, replenish their Implementation Reserve from cash otherwise available in their respective Consolidated Estates, including from a Disputed Claims Reserve to the extent such Reserve has excess cash in it because of the disallowance of Disputed Claims. Similarly, the SWINC Liquidation Board and/or the board of directors for Reorganized SWINC may replenish the Reorganized SWINC Implementation Reserve from cash otherwise available to Reorganized SWINC, or if no cash is available, from cash otherwise available to the SWINC Consolidated Estate. In the event any cash remains in an Implementation Reserve after the final resolution of Claims and Interests, the remaining cash shall be distributed to the respective Consolidated Estate for distribution to Holders of Allowed Claims and Interests against such Consolidated Estate as otherwise provided for in the Plan.

         M. Objections to Claims and Pursuit of Causes of Action. After the Effective Date, each Debtor and its successor-in-interest, including the SWINC Consolidated Estate on behalf of SWINC and any SWINC Subsidiary, and the SWE&C Consolidated Estate on behalf of SWE&C and any SWE&C Subsidiary, will have the sole authority to pursue any causes of action for the benefit of their respective Consolidated Estates and to object to and contest the allowance of any Claims filed with the Court against their respective Consolidated Estates, with the exception of Claims assumed by Shaw in connection with the Shaw Sale, as to which Shaw has standing to object as approved by prior order of the Bankruptcy Court as provided in Articles IX and XVI of the Plan. The Equity Committee has not yet analyzed potential avoidance actions or the amount of potential recoveries available to each of the Debtor's respective estates.

         N. Payment of Fees Under 28 U.S.C. ss.1930. Any fees due under 28 U.S.C. ss.1930 after the Effective Date shall be paid by the Consolidated Estate for the Debtors included in that Consolidated Estate and charged with such fees, from the appropriate Implementation Reserve for such Consolidated Estate as described in Article XII of the Equity Plan.


                  V. CONFIRMATION REQUIREMENTS AND PROCEDURES

                  The Bankruptcy Court may confirm the Equity Plan only if it determines that the Equity Plan complies with the requirements of chapter 11, including, among other things, that (a) the Equity Plan has properly classified Claims and Interests, (b) the Equity Plan complies with applicable provisions of the Bankruptcy Code, (c) the Equity Committee has complied with applicable provisions of the Bankruptcy Code, (d) the Equity Committee has proposed the Plan in good faith and not by any means forbidden by law, (e) disclosure of "adequate information" as required by section 1125 of the Bankruptcy Code has been made, (f) the Equity Plan has been accepted by the requisite votes of all Classes of Creditors (or that "cramdown" would be ordered under section 1129(b) of the Bankruptcy Code), (g) the Equity Plan is in the "best interests" of all Holders of Claims or Interests in an Impaired Class, and (h) all fees and expenses payable under 28 U.S.C. ss. 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Equity Plan provides for the payment of such fees on the Effective Date.

         A.       Who May Vote or Object

                  In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 1A, 1B, 2A, 2B, 3A and 4A are unimpaired under the Equity Plan and are therefore conclusively presumed to have accepted the Equity Plan. As such, the Holders of such Claims as of the date of the entry of the Order approving the Disclosure Statement (the "Voting Record Date") are not entitled to vote. Thus, the only Holders of Claims and Interests against the SWINC Consolidated Estate entitled to vote are the Holders of Class 5A Interests (the stockholders of SWINC) and the Holders of Class 6A Claims (holders of securities litigation claims).

                  The Claims and Interests in Classes 3B, 4B-1, 4B-2, 5A and 6A are non-insider Claims that are impaired under the Plan. The Holders of Claims and Interests in these Classes as of the Voting Record Date are entitled to vote to accept or reject the Equity Plan. These Classes will be solicited for votes by the Equity Committee. Thus, the Holders of Claims against the SWINC Consolidated Estate entitled to vote are Classes 3B, 4B-1 and 4B-2.

                  The Claims and Interests in Classes 6B and 7B are held by Debtors. The Holders of such Claims and Interests are "insiders," and their votes, if cast, would therefore be disregarded. In addition, the Holders of Claims in Class 5B are sufficiently unlikely to receive or retain any property on account of such Claims and, as a result, are conclusively deemed to have rejected the Equity Plan under the Bankruptcy Code. Accordingly, the votes of Holders in these Classes will not be solicited.

                  Voting will be by Consolidated Estate. That is, for example, with respect to the SWINC Consolidated Estate, Holders of Claims and Interests will vote based upon their classification within the designated classes for the SWINC Consolidated Estate, and with respect to the SWE&C Consolidated Estate, Holders of Claims and Interests will vote based upon their classification within the designated classes for the SWE&C Consolidated Estate.

                  The Claims identified in Exhibit E to the Equity Plan shall not be entitled to vote unless the holder of such a claim files a motion pursuant to Federal Bankruptcy Rule 3018(a) seeking the temporary allowance of such claim for voting purposes and such motion is granted on or before the Rule 3018 Motion Deadline to be set by the Court, as more fully set forth in the proposed Disclosure Statement Order attached as Exhibit C to the Equity Plan.

         B.       Vote Required for Class Acceptance.

                  As to the classes of claims and interests entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in amount, and more than one-half in number, of the claims of that class that actually cast ballots for acceptance or rejection of the plan determined without including any acceptance of the plan by an insider. The Bankruptcy Code defines acceptance of a plan by a class of interests as acceptance by holders of at least two-thirds in amount of the allowed interests held by holders of such interests that actually cast ballots for acceptance or rejection of the plan. The Code does not require that each claim or interest holder vote in favor of a plan of reorganization in order for the Court to confirm the plan. At a minimum, however, the plan must be accepted by the required number of holders of claims and interests in a class actually voting.

                  HOLDERS OF CLAIMS OR INTERESTS WHO FAIL TO VOTE WILL NOT BE COUNTED AS EITHER ACCEPTING OR REJECTING THE EQUITY PLAN. TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE EQUITY PLAN MUST BE RECEIVED NO LATER THAN 4:00 P.M., ON [ ______________,] 2003.

         C.       The Confirmation Hearing; Requirements for Confirmation.

                  The Bankruptcy Code requires the Court, after notice, to hold a Confirmation Hearing. The Confirmation Hearing in respect of the Equity Plan has been scheduled for August 27, 2003 at 9:30 a.m. before the Honorable Peter J. Walsh, United States Bankruptcy Judge for the Bankruptcy Court for the District of Delaware, at the United States Bankruptcy Court, 824 Market Street, Wilmington, Delaware, 19801. The Confirmation Hearing may be adjourned from time to time by the Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any party in interest may object to confirmation. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim against or the Interest in a Debtor held by the objector. Any such objection must be filed with the Court and served so that it is received on or before [_________________], at 4:00 p.m., prevailing Delaware time by the Clerk of the Court at 824 Market Street, Wilmington, Delaware 19801 and the following persons:

                             Bell, Boyd & Lloyd LLC
                             70 West Madison Street
                             Suite 3300
                             Chicago, Illinois  60602
                             Attn:  Carmen H. Lonstein

                             Bifferato, Bifferato & Gentilotti
                             1308 Delaware Avenue
                             Wilmington, Delaware 19806
                             Attn:  Ian C. Bifferato

                             Office of the United States Trustee
                             District of Delaware
                             844 North King Street, Room 2313
                             Wilmington, Delaware 19801
                             Attn:  Julie Compton, Esq.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

                  Even if all classes of claims and interests were to accept a plan, the Court must make certain findings set forth in section 1129 of the Bankruptcy Code before confirming a plan. At the Confirmation Hearing, the Court will confirm the Equity Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (a) accepted by all impaired Classes of Claims and Interests or, if rejected by an impaired Class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such Class, (b) feasible and (c) in the "best interests" of creditors and stockholders that are impaired under the plan. Section 1129 of the Bankruptcy Code requires, among other things, that a plan be in the "best interests" of creditors, which generally requires that the value of the consideration to be distributed to the creditors under a plan may not be less than creditors would receive if the debtor were liquidated under a hypothetical liquidation occurring under chapter 7 of the Bankruptcy Code. A plan must also be "feasible," which requires there is a reasonable probability that the Debtor will be able to perform the obligations imposed by the plan, and that the Debtor will be able to continue operations without the need for further financial reorganization.
Section 1129 of the Bankruptcy Code additionally requires, among other things, that a plan comply with the applicable provisions of title 11 and other applicable law, that the Plan be proposed in good faith, and that at least one impaired class of creditors has voted to accept the plan. The Equity Committee believes that the Equity Plan will satisfy all the applicable requirements of section 1129 of the Bankruptcy Code.

                  1. Unfair Discrimination and Fair and Equitable Tests. To obtain non-consensual confirmation of the Equity Plan, it must be demonstrated to the Court that the Equity Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cramdown" tests for secured creditors, unsecured creditors and equity holders, as follows:

                  a. Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

                  b. Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains, under the plan, property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

                  c. Equity Interests. Either (i) each holder of an equity interest will receive or retain, under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

                  As described above, Holders of Claims and Interests in Classes 5B and 7B either are unlikely to receive or retain any property under the Equity Plan or will not receive or retain any property under the Equity Plan on account of their Claims Interests. Accordingly, under section 1126(g) of the Bankruptcy Code, these Classes are presumed to have rejected the Plan.

                  The Equity Committee (a) requests confirmation of the Equity Plan under section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Equity Plan by Classes 5B and 7B and (b) reserves the right to seek confirmation of the Equity Plan under section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Equity Plan by other Classes of Claims or Interests. The Equity Committee believes that the Equity Plan may be confirmed pursuant to the above-described "cramdown" provisions, over the dissent of certain Classes of Claims and Interests, in view of the treatment proposed for such Classes.

                  The Equity Committee believes that the treatment under the Equity Plan of the Holders of Claims and Interests in Classes 5B and 7B satisfies the "fair and equitable" test since, although no distribution will be made in respect of Claims and Interests in such Classes and, as a result, such Classes will be deemed to have rejected the Equity Plan, no Class junior to such non-accepting Classes will receive or retain any property under the Equity Plan. In addition, the Equity Committee does not believe that the Equity Plan unfairly discriminates against any dissenting Class because all dissenting Classes of equal rank are treated equally under the Equity Plan.

                  2. Best Interests Test. With respect to each impaired class of claims and interests, confirmation of the plan requires that each holder of a claim or interest against a debtor either (a) accept the plan or
(b) receive or retain under the plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code.

                           A substantial part of each Debtor's assets has
already been liquidated pursuant to the Shaw Asset Purchase Agreement and during the pendency of the Chapter 11 Cases. As shown on Exhibit B to the Equity Plan, the assets of the SWINC Consolidated Estate and the SWE&C Consolidated Estate consist of their respective allocable share of the remaining proceeds of the Shaw Sale, various causes of action and certain other assets owned by the Debtors included in each Consolidated Estate. The Equity Plan's proposed liquidation includes the liquidation of all SWE&C Consolidated Estate assets for the benefit of the SWE&C Consolidated Estate and the liquidation of all SWINC Consolidated Estate assets for the benefit of the SWINC Consolidated Estate, including the dissolution of Reorganized SWINC under Delaware General Corporation Law. Although the Equity Plan's proposed liquidation and a chapter 7 liquidation would have the same goal of liquidating the remainder of assets owned by the respective Consolidated Estates and distributing all proceeds to their respective creditors, the Equity Committee believes that the Equity Plan provides a more efficient vehicle to accomplish this goal. Liquidating each Debtor's Estate pursuant to a chapter 7 liquidation would require the appointment of a chapter 7 trustee. The appointment of the chapter 7 trustee, as well as any professionals retained by the chapter 7 trustee, would increase the operating costs associated with the liquidation of the Debtors' Estates. Further, a chapter 7 trustee might not have the benefit of the historical knowledge of the Debtors' businesses and the significant litigation developments during the Chapter 11 Cases to resolve the Disputed Claims efficiently. Therefore, the Equity Committee believes that a chapter 7 trustee, on average, might settle Disputed Claims for higher amounts than would the SWINC Liquidation Board and the SWE&C Liquidation Board for their respective estates. The Equity Committee also believes that distributions might occur in a shorter time period pursuant to the Equity Plan than if the Debtors' Estates were liquidated pursuant to a chapter 7 liquidation. A conversion to chapter 7 would take time. In addition, the chapter 7 trustee, once appointed, and any professionals hired by the chapter 7 trustee, would need to gain familiarity with the Debtors and their creditors, thus further delaying the initial distribution to creditors.

                           After considering the effects that a chapter 7
liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, the Equity Committee has determined that a chapter 7 liquidation would result in a diminution in the value to be realized by the Holders of certain Claims, the diminution and possible elimination of any return to Holders of Class 5A Interests, and a delay in making distributions to all Classes of Claims and Interests entitled to a distribution. Therefore, the Equity Committee believes that the Equity Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

                  3. Feasibility. Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of the Equity Plan not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successors to the Debtors under the Equity Plan, unless such liquidation or reorganization is proposed in the Plan. The Plan proposed by the Equity Committee provides for a liquidation of the assets of SWE&C and the SWE&C Subsidiaries for the benefit of the SWE&C Consolidated Estate and the liquidation of the assets of SWINC and the SWINC Subsidiaries for the benefit of the SWINC Consolidated Estate, including the dissolution of Reorganized SWINC, and a distribution of cash to creditors holding Allowed Claims against each of the Consolidated Estates in accordance with the priority scheme of the Bankruptcy Code and the terms of the Equity Plan. The ability of the SWINC Consolidated Estate and the SWE&C Consolidated Estate to make the distributions described in the Equity Plan does not depend on the future earnings of any Debtor and the Equity Committee believes that the Equity Plan is feasible and meets the requirements of section 1129(a)(11) of the Bankruptcy Code.

         D.       Risks Associated with the Equity Plan

                  HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. This information, however, should not be regarded as the only risk involved in connection with the Equity Plan and its implementation. The primary risk faced by Holders of Unsecured Claims against and Interests in the SWINC Consolidated Estate and the SWE&C Consolidated Estate is that the amount of Allowed Claims in the various Classes may be higher than estimated in Exhibit B to the Equity Plan. The Equity Committee believes however that the probability of materially higher claims or lesser assets is remote. Therefore, the Equity Committee believes that the risk that there will ultimately be insufficient cash to pay all Claims in full, plus post-petition interest is remote, though payments to SWINC stockholders (Class
5A) could be materially less in that event. If total Allowed Claims, including Administrative, Secured, or Priority Claims, sufficiently exceed the Equity Committee's estimates for the SWE&C Consolidated Estate, Holders of Claims against the SWE&C Consolidated Estate could receive less than the projected payments under the Equity Plan.

                  Another risk concerns the allocation of the proceeds of the Shaw Sale among the Debtors. The proceeds were allocated based on the net book value of each Debtor's assets, except with respect to the Nordic Business. Allocations to the Nordic Business were based on the market value of the Business' assets. If this allocation is challenged or revised, the allocation of the proceeds may ultimately be different from the allocation on which this Plan is based. Administrative Claims were similarly allocated among the Debtors. Any Administrative Claims from one Consolidated Estate in excess of the $4.8 million Administrative Claim owed from the SWE&C Consolidated Estate to the SWINC Consolidated Estate pursuant to Article II of the Equity Plan may also have a significant effect on creditors of the SWINC Consolidated Estate and the SWE&C Consolidated Estate. Further, this Plan assumes that the Pension Reversion belongs solely to SWINC. Creditors' Committee counsel has advised counsel for the Equity Committee that the SWE&C Consolidated Estate may allege it is entitled to some or all of the Pension Reversion. If the Court were to find that other Debtors had an interest in the Pension Reversion, the effect on creditors of the SWINC Consolidated Estate and the SWE&C Consolidated Estate may be significant. The Equity Committee believes that this possibility would be remote given (i) applicable facts and law and (ii) that these issues are ultimately to be resolved at the Confirmation Hearing.

                  Because the Pension Reversion is a significant asset for the SWINC Consolidated Estate, a determination that Reorganized SWINC would not qualify for a 20% tax (as opposed to 50%) rate would negatively affect Holders of Claims and Interests in the SWINC Consolidated Estate. The Equity Committee believes however that section 4980(a) of the United States Tax Code expressly authorizes a 20% tax rate and that the probability of a higher tax rate being imposed is remote. Additional risks that exist from tax implications which may arise from liquidation of the Pension Plan include: (i) there may be federal income tax implications from the change in the Pension Plan's ownership, (ii) net operating losses may not be available to offset such tax implications,
(iii) net operating losses may be eliminated and/or income realized as a result of SWINC's treatment as constructively liquidated. The Equity Committee, however, believes that any chance of a reduction in projected distributions to a creditor or equity security holder as a result of these risks under the Equity Plan would be remote.

                  Further, the Debtors have filed a competing plan of liquidation and there is uncertainty whether the Equity Plan would be confirmed instead of the Debtors' Plan. The Equity Committee believes that the Equity Plan is more fair and equitable to the interests of all Holders of Claims and Interests against the Debtors' estates because: (i) the assets legally owned by each of the Debtors are grouped for the benefit of its own creditors in its respective Consolidated Estate as referenced in the Equity Plan and in accordance with the priorities provided for under the Bankruptcy Code; and (ii) the Equity Plan provides a reasonable return to the stockholders of SWINC, whereas the Debtors' Joint Plan is based on a transfer of assets from the SWINC Consolidated Estate to the SWE&C Consolidated Estate for the benefit of creditors of the SWE&C Consolidated Estate at the expense of the creditors and stockholders of SWINC without any legal or factual basis, in the opinion of the Equity Committee.

                  Other risks include: (i) the Court may deny confirmation of the Equity Plan even if all impaired Classes vote to accept the Equity Plan or the cramdown requirements are satisfied, (ii) significant uncertainty exists with respect to the ultimate resolution of and recovery from litigation, (iii) several lawsuits and administrative proceedings against the Debtors are pending, and (iv) termination of the Pension Plan requires government approval, which approval may not be obtained.


                      VI. EFFECT OF CONFIRMATION OF PLAN

         A.       General Authority.

                  During the period from the Confirmation Date up to but not including the Effective Date, the Court shall retain custody and jurisdiction of each Debtor, its property and its operations in accordance with the provisions of the Bankruptcy Code.

         B.       Compromise and Settlement of Certain Class of Controversies.

                  From and after the Confirmation Date, all controversies pending before any court other than the Court shall constitute a class of controversies under Rule 9019(b) of the Bankruptcy Rules, and the SWINC Liquidation Board with respect to the SWINC Consolidated Estate, and the SWE&C Liquidation Board with respect to the SWE&C Consolidated Estate, may compromise or settle any controversy in such class without further approval by the Court.

         C.       Vesting of Assets. As provided in Article XII of the Equity
Plan:

                  1. SWINC Consolidated Estate. On the Effective Date, the SWINC Consolidated Estate shall be vested in and entitled to retain: a) all Cash held by SWINC and the SWINC Subsidiaries including without limitation the Cash necessary to fund the SWINC Consolidated Estate Implementation Reserve (in the initial amount of $3 million) but excluding the Cash necessary to fund the Reorganized SWINC Implementation Reserve; b) all causes of action of SWINC retained for enforcement; and c) all property of any kind of the SWINC Subsidiaries and all causes of action of the SWINC Subsidiaries retained for enforcement pursuant to Articles XVI and XVII of the Plan.

                  2. SWE&C Consolidated Estate. On the Effective Date, the SWE&C Consolidated Estate shall be vested in and entitled to retain, subject to the provisions of this Plan: a) the SWE&C Consolidated Estate Implementation Reserve (in the initial amount of $3 million; and b) all assets of any kind whatsoever owned by SWE&C and any SWE&C Subsidiary, including without limitation all causes of action of SWE&C and any SWE&C Subsidiary retained for enforcement.

                  3. Reorganized SWINC. On the Effective Date, all SWINC assets other than those retained by the SWINC Consolidated Estate pursuant to section 12.2.1 of the Equity Plan, shall vest exclusively in Reorganized SWINC. Specifically, and without limitation, as of the Effective Date, Reorganized SWINC shall be vested exclusively in: (a) any and all property interests in and to any reversion in the Pension Plan and any Pension Plan related property interests of any kind; (b) any Letters of Credit in which SWINC owned a proprietary interest of any kind as of the Petition Date and which remain to be liquidated as of the Effective Date; and (c) the Cash necessary to fund the Reorganized SWINC Implementation Reserve, the initial amount of which shall be $1 million. On the Effective Date, subject to the provisions of this Plan, no other Debtors or Debtors' Estates shall have any claim, equitable or otherwise, to such reversionary interest in the Pension Plan, any such claims being extinguished on the Effective Date. Reorganized SWINC shall remain liable to the SWINC Consolidated Estate for the payment of all Allowed Claims against the SWINC Consolidated Estate and shall further remain liable to the SWINC Liquidating Trust for the payment of any monies remaining after payment of such obligations for distributions to the Holders of beneficial interests in the SWINC Liquidating Trust, as provided in section
12.2 of the Plan.

            D. Discharge Provisions. The confirmation of the Equity Plan does not discharge any Debtor from any debt that arose prior to the Effective Date or any debt of any kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, except any Claims disallowed under the Plan including without limitation Claims not filed by any deadline set by the Bankruptcy Code, order of the Court or this Plan.

                  1. Notwithstanding the foregoing, Reorganized SWINC shall be discharged from liabilities to Holders of any and all Claims against any Debtor arising prior to the Petition Date, any debt of any kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, and any Claims disallowed under the Equity Plan including without limitation Claims not filed by any deadline set by the Bankruptcy Code or order of the court, except for liability for payment to the SWINC Consolidated Estate of such cash as necessary to pay all Allowed Claims against the SWINC Consolidated Estate in full, plus Post-Petition Interest.

                  2. Pursuant to section 19.7.2 of the Plan, in the event Reorganized SWINC files a state court dissolution proceeding, any Holders of Claims against any Debtor arising prior to the Petition Date shall be barred from filing such Claims in such dissolution proceeding; however, the Holders of Claims against any Debtor included in the SWINC Consolidated Estate shall retain all rights to seek payment of their Allowed Claims from the SWINC Consolidated Estate in accordance with the terms of the Plan. Pursuant to section 12.2.3 of the Equity Plan, Reorganized SWINC shall remain liable to the SWINC Consolidated Estate for payment of all cash necessary to pay Allowed Claims against the SWINC Consolidated Estate in full, plus Post-Petition Interest, in accordance with the terms of the Equity Plan.

         E. Term of Existing Injunctions or Stays.

                  Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall continue, to the extent permitted by applicable law, as to all Persons until each Case is closed pursuant to applicable law. The stay of any act provided by section 362 of the Bankruptcy Code shall also apply to the property of Reorganized SWINC until Reorganized SWINC commences a dissolution proceeding under Delaware General Corporation Law, at which time Delaware General Corporation Law will govern the stay of any action against Reorganized SWINC.

         F. Exculpation. As of the Effective Date, none of the Equity Committee or any of its respective current or former members, or any officers, directors, employees, advisors, professionals or agents of members or the Equity Committee (the "Exculpated Parties") shall have or incur any liability to any Holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Case of any Debtor, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan, or the property to be distributed under the Plan, except for with respect to any such Exculpated Party:

                  1. Any indebtedness of such Exculpated Party to a Debtor for money borrowed by such Exculpated Party;

                  2. Any setoff or counterclaim a Debtor may have or assert against such Exculpated Party, provided that the aggregate amount thereof shall not exceed the aggregate amount of any Claims held or asserted by such Exculpated Party against such Debtor and provided further that such Debtor shall not be permitted to assert any such setoff or counterclaim against any Post-petition Indemnification Claims;

                  3. The uncollected amount of any Claim made by a Debtor (whether in a filed pleading, by letter or otherwise) prior to the Effective Date against such Exculpated Party; or

                  4. Any Claims arising from the fraud, gross negligence or willful misconduct of such Exculpated Party; or

                  5. Any Claim against a fiduciary of the Pension Plan, the Employee Stock Ownership Plan of Stone & Webster, Inc., the Group Life Insurance and Spouses Insurance Plan of Stone & Webster or the Employee Investment Plan of Stone & Webster with respect to the Pension Plan or such other Plan.

                  6. This release, embodied in section 16.4 of the Plan, is in addition to, and not in lieu of, any other release separately given, conditionally or unconditionally, by any person to any other Exculpated Party. Nothing in the Equity Plan shall affect or limit any action by the Secretary of Labor, United States Department of Labor (the "Department of Labor") consistent with the Stipulated Agreement between Stone & Webster, Inc. and the Department of Labor approved by the Court (Docket #2946). Pursuant to that Stipulated Agreement, the Department of Labor compromised certain claims against SWINC in exchange for agreement as to the termination of the EIP, ESOP and Pension Plan and payment of $300,000 to be allocated pro rata to EIP Participants.

         G. Preservation of Rights of Action.

                  1. Except as otherwise provided in the Equity Plan or in any contract, instrument, release, or other agreement entered into in connection with the Equity Plan, in accordance with section 1123(b) of the Bankruptcy Code, each Debtor shall retain the sole and exclusive authority to enforce any claims, rights and causes of action that the Debtor or its Estate may hold against any entity. As successors in interest to such Debtors, the SWE&C Consolidated Estate on behalf of SWE&C and the SWE&C Subsidiaries, and the SWINC Consolidated Estate on behalf of SWINC and the SWINC Subsidiaries, shall each retain the sole and exclusive right to pursue or retain any Claims, rights and causes of action that such Debtors may hold against any entity, as provided in Article XVI of the Equity Plan.

         H. Injunction.

                  1. Except as provided in the Equity Plan, as of the Effective Date, all persons are permanently enjoined from commencing or continuing in any manner, any action or proceeding, whether directly, derivatively, on account of or respecting any claim, debt, right or cause of action of any Debtor as to which a Debtor retains sole and exclusive authority to pursue in accordance with the Plan or which has been released by a Debtor in accordance with the Equity Plan.

                  2. In the event Reorganized SWINC files a state court dissolution proceeding, any Holders of Claims arising prior to the Petition Date including Holders of any Claims discharged under section 16.3 of the Plan shall be barred from filing or asserting such Claims against Reorganized SWINC and shall instead be required to assert any rights to payment they may have against the SWINC Consolidated Estate in accordance with the terms of the Equity Plan. Pursuant to section 12.2.3 of the Equity Plan, Reorganized SWINC shall be liable to the SWINC Consolidated Estate for payment of Allowed Claims against the SWINC Consolidated Estate in accordance with the terms of the Equity Plan.

                  3. Pursuant to sections 19.7.3 and 19.7.4 of the Equity Plan, except as otherwise provided in the Plan or the Confirmation Order, as of the Confirmation Date, all entities that have held, hold or may hold a Claim or other debt or liability against either (a) SWINC, a SWINC Subsidiary or the SWINC Consolidated Estate or an Interest in SWINC or a SWINC Subsidiary or the SWINC Consolidated Estate or (b) SWE&C, a SWE&C Subsidiary or the SWE&C Consolidated Estate or an Interest in SWE&C or a SWE&C Subsidiary or the SWE&C Consolidated Estate, are (x) permanently enjoined from taking any of the following actions against any entity described in (a) or (b), or any of their property on account of any such Claims or Interests and (y) preliminary enjoined from taking any of the following actions against any entity described in (a) or (b) or their property on account of such Claims or Interests: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any entity described in (a) or (b); and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan, and provided, further, however, that the Plan does not release or otherwise affect any pre or post Effective Date Claim, except as to the Debtors, that any person may have against the fiduciaries of the Pension Plan, the Employee Stock Ownership Plan of Stone & Webster, Incorporated and Participating Subsidiaries, the Group Life Insurance and Spouse Insurance Plan of Stone & Webster or the Employee Investment Plan of Stone & Webster Incorporated and Participating Subsidiaries. The foregoing provisions shall not apply to Holders of Allowed Asbestos Claims seeking to enforce their rights against the Asbestos Trust in accordance with the Plan.

         I. Retention of Jurisdiction.

                  The Bankruptcy Court shall retain and have exclusive jurisdiction over the Chapter 11 Cases, as provided in Article XVII of the Equity Plan, including for the following purposes:

                  1. to resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which a Debtor is a party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

                  2. to adjudicate matters and enter such orders as may be necessary or appropriate to correct, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan;

                  3. to determine any and all adversary proceedings, applications and contested matters with respect to a Debtor, including proceedings for the recovery of assets and property of any of the Debtors, wherever located;

                  4. to assure performance by a Debtor, the SWINC Consolidated Estate, the SWE&C Consolidated Estate or the SWINC Liquidating Trust of its obligations to make distributions under the Plan and otherwise ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished as provided for in the Plan;

                  5. to hear and determine any timely objections to Administrative Claims or to proofs of claim and equity interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of the secured or unsecured status or any Claim, in whole or in part;

                  6. to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

                  7. to issue such orders in aid of execution, implementation or consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

                  8. to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order pursuant to section 1127(b) of the Bankruptcy Code;

                  9. to hear and determine all applications for awards of compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date pursuant to sections 330, 331, 507(a)(1), 503(b) and 1129(a)(4) of the Bankruptcy Code;

                  10. to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the extent of any entity's obligations incurred in connection with or released under the Plan;

                  11. to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation or enforcement of the Plan, except as otherwise provided herein;

                  12. to determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

                  13. to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code including any federal tax reporting and withholding issues which arise in connection with the confirmation and consummation of the Plan;

                  14. to hear any other matter not inconsistent with the Bankruptcy Code including the enforcement of prior Orders of the Bankruptcy Court in the Debtors' Chapter 11 Cases;

                  15. to assure the timely performance by the SWINC Consolidated Estate and the SWE&C Consolidated Estate of their respective obligations under the Plan; and

                  16.     to enter final decrees closing the Chapter 11 Cases.

         J. Alternatives To Confirmation of the Plan.

                  The Equity Committee believes that the Equity Plan affords Holders of Claims and Interests against each Debtor as a whole the potential for the greatest feasible realization from each Debtor's assets, and, therefore, is in the best interest of such Holders. The Equity Committee has considered alternatives to the Plan such as a chapter 7 liquidation. In the opinion of the Equity Committee, such alternatives would not afford Holders of Claims or Interests a return greater than may be achieved under the Equity Plan.

                  1. Liquidation Under Chapter 7. If no plan can be confirmed, a Debtor's Chapter 11 Case may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtor's assets for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. Although a liquidation under chapter 7 might result in payment in full to the Holders of all Allowed Claims against SWINC, the Equity Committee believes that a liquidation would result in a greater risk that Holders of Allowed Claims against SWINC would not be paid in full and in a greater risk that Holders of Allowed Class 5A Interests in SWINC would receive nothing. The Equity Committee further believes that a liquidation under chapter 7 might result in reduced distributions to holders of claims against and interests in SWE&C and the SWE&C Subsidiaries. This determination is based, in part, upon a consideration of the effects that chapter 7 liquidation would have on the ultimate proceeds available for distribution to Holders of Allowed Claims and Interests, including (i) the erosion in value of assets in chapter 7 cases in the context of the expeditious liquidation required under chapter 7; and (ii) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable on a priority basis to a chapter 7 trustee and professional advisors to such trustee who are not familiar with the Debtors' bankruptcy cases.

                  2. Alternative Plans of Reorganization. If the Plan is not confirmed, the Equity Committee or any other party in interest could attempt to formulate and confirm a different plan.

                          On or about August 10, 2001, the Creditors' Committee
filed the Disclosure Statement (the "UCC Initial Disclosure Statement") With Respect to Consolidated Liquidation Plan (the "Initial UCC Plan") which was subsequently amended by the First Amended Disclosure Statement (the "UCC Disclosure Statement") with Respect To First Amended and Restated Consolidated Liquidation Plan dated March 22, 2002, and further amended on April 14, 2002, (the "UCC Plan"). The UCC Plan was premised entirely upon the substantive consolidation of all of the Debtors' estates into a single estate. On or about December 6, 2002, the Creditors' Committee filed pleadings with the Court stating that they were joining the Debtors in the Debtors' proposed competing plan and that they had an "agreement in principle" for the parameters of a Debtors' Plan.

                          On March 14, 2003, the Debtors, Federal Insurance
Company and the Creditors' Committee filed the Debtors' Plan. The Debtors' Plan is premised upon the substantive consolidation of SWINC and certain of its subsidiaries and affiliates into one estate and the separate substantive consolidation of SWE&C and certain of its affiliates and subsidiaries into another separate estate, in a fashion similar to the Plan proposed by the Equity Committee. However, the Debtors' Plan proposes that SWINC will pay more than $21 million to the SWE&C Consolidated Estate on the alleged grounds of a "settlement" of substantive consolidation related legal issues arising under the Creditors' Committee Consolidation Motion and disputes concerning ownership of the Pension Reversion. THE EQUITY COMMITTEE BELIEVES THAT NO BONA FIDE LEGAL OR FACTUAL BASIS EXISTS FOR THE CONSOLIDATION OF THE SWE&C CONSOLIDATED ESTATE AND THE SWINC CONSOLIDATED ESTATE INTO A SINGLE ESTATE AND THEREFORE PAYMENT OF CONSIDERATION FROM ONE CONSOLIDATED ESTATE TO ANOTHER FOR THE ALLEGED SETTLEMENT OF SUCH ISSUES IS NOT PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT BE APPROVED BY THE BANKRUPTCY COURT.


               VII. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         A.       General

                  A summary description of certain federal income tax consequences of the Equity Plan is provided below. The description of tax consequences below is for informational purposes only and is subject to significant uncertainties. Only the principal consequences of the Equity Plan for the Debtors and for the Holders of Claims or Interests who are entitled to vote to confirm or reject the Equity Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan, and no tax opinion is given by this Disclosure Statement. No rulings or determinations of the Internal Revenue Service ("IRS") or any other tax authorities have been obtained or sought with respect to the Plan, and the description below is not binding upon the IRS or such other authorities.

                  The following discussion of federal income tax consequences is based on the Internal Revenue Code (the "Code"), regulations promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the IRS as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated in the future could alter the analyses and conclusions set forth below. Any such changes or interpretations may be retroactive and could significantly affect the federal income tax consequences discussed below.

                  This discussion does not address foreign, state or local tax consequences of the Equity Plan, nor does it purport to address the federal tax consequences of the Equity Plan to special classes of taxpayers (such as foreign entities, nonresident alien individuals, S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, broker/dealers and tax-exempt organizations). Furthermore, estate and gift tax issues are not addressed herein.

                  No representations are made regarding the particular tax consequences of the Equity Plan to any Holder of a Claim or Interest. Each Holder of a Claim or Interest is strongly urged to consult its own tax advisor regarding the federal, state, local and foreign tax consequences of the transactions described herein and in the Equity Plan.

         B. Federal Income Tax Consequences to the Debtors.

                  1. Regular Federal Income Tax. Federal income taxes, like many other taxes, are Priority Claims. Accordingly, such claims must be satisfied before most other Claims may be paid. With the possible exception of alternative minimum tax, the Equity Committee does not believe that any federal income taxes have accrued with respect to taxable years ending after the Petition Date because the Debtors have not, as an affiliated group filing consolidated tax returns, had positive taxable income for those periods.

                           Generally, the discharge of a debt obligation by a
debtor for an amount less than the adjusted issue price
(in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) gives rise to cancellation of debt ("COD") income, which must be included in the debtor's income. The Debtors should be able to utilize a special tax provision which excludes from income debts discharged in a Chapter 11 case. If debts are discharged in a Chapter 11 case, however, certain tax attributes otherwise available must be reduced, in most cases by the principal amount of the indebtedness forgiven. Tax attributes subject to reduction include net operating losses ("NOLs") and NOL carryforwards. If the Debtors have COD income as a result of the Equity Plan, the Debtors' NOLs would first be available to offset any gains recognized on the liquidation of the Debtors' assets. Accordingly, it is not expected that the Debtors will owe regular federal income tax with respect to taxable years ending after the Petition Date. If, however, the IRS were to prevail in assessing federal income tax for any of these years, payments of such taxes would reduce the amounts otherwise available for distribution under the Equity Plan.

                           Any remaining NOLs would then be reduced as a
result of the excluded COD income to the extent of such COD income. Because the Debtors are liquidating rather than continuing to operate, and because the Debtors' historic assets and businesses have been sold, any remaining NOLs will have no material value, except to the extent that they are expected to offset income that might otherwise be recognized as a result of the withdrawal of over-funding of the Pension Plan.

                  2. Alternative Minimum Tax. A corporation or a consolidated group of corporations may incur alternative minimum tax liability even where NOL carryovers and other tax attributes are sufficient to eliminate its taxable income as computed under the regular corporate income tax. It is possible that the Debtors will be liable for the alternative minimum tax.

         C. Federal Income Tax Consequences to Holders of Claims.

                  Holders of Claims or Interests should generally recognize gain (or loss) to the extent the amount realized under the Equity Plan in respect of their Claims or Interests exceeds (or is exceeded by) their respective tax bases in their Claims or Interests. The amount realized for this purpose will generally equal the amount of cash received under the Equity Plan in respect of their respective Claims or Interests. The tax consequences of distributions made on account of principal claim amounts may differ from the tax consequences for distributions made on account of interest, and thus Holders of Claims or Interests should consult with their own tax advisor as set forth below.

                  The tax treatment of Holders of Claims or Interests and the character and amount of income, gain or loss recognized as a consequence of the Equity Plan and the distributions provided for by the Equity Plan will depend upon, among other things, (i) the manner in which a Holder acquired a Claim or Interest; (ii) the length of time a Claim or Interest has been held;
(iii) whether the Claim or Interest was acquired at a discount; (iv) whether the Holder has taken a bad debt deduction in the current or prior years; (v) whether the Holder has previously included accrued but unpaid interest with respect to a Claim or Interest; (vi) the method of tax accounting of a Holder, and (vii) whether a Claim or Interest is an installment obligation for federal income tax purposes. Therefore, Holders of Claims or Interests should consult their own tax advisors for information that may be relevant to their particular situation and circumstances and the particular tax consequence to such Holders as a result thereof.

         D.       Information Reporting and Backup Withholding

                  Certain payments, including the payments of Claims or Interests pursuant to the Equity Plan, are generally subject to information reporting by the payor (the SWINC Consolidated Estate, the SWE&C Consolidated Estate, or the SWINC Liquidating Trust) to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances. Under the Code's backup withholding rules, a Holder of a Claim or Interest may be subject to backup withholding with respect to distributions or payments made pursuant to the Equity Plan, unless the Holder: (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. The backup withholding rate will decrease to 30% in 2003, 29% in 2004 and 2005, and 28% thereafter, until 2011, when the percentage will revert to 31% unless amended by Congress.

         E. Importance of Obtaining Professional Tax Assistance.

                  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EQUITY PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE EQUITY PLAN.


                      VIII. CONCLUSION AND RECOMMENDATION

                  THE EQUITY COMMITTEE BELIEVES THAT CONFIRMATION AND IMPLEMENTATION OF THIS PLAN IS PREFERABLE TO THE ALTERNATIVE PLAN PROPOSED BY THE DEBTORS OR TO A CHAPTER 7 LIQUIDATION BECAUSE IT WILL RESULT IN THE GREATEST RECOVERY TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN SWINC AND THE SWINC SUBSIDIARIES WHILE ALSO PROVIDING THE MAXIMUM RETURN AVAILABLE TO CREDITORS OF SWE&C AND THE SWE&C SUBSIDIARIES FROM THE LIQUIDATION OF THEIR OWN ASSETS. OTHER ALTERNATIVES WOULD INVOLVE SIGNIFICANT DELAY, UNCERTAINTY AND SUBSTANTIAL ADMINISTRATIVE AND LITIGATION COSTS OR WOULD UNJUSTIFIABLY BENEFIT HOLDERS OF CLAIMS AGAINST SWE&C AND THE SWE&C SUBSIDIARIES AT THE EXPENSE OF HOLDERS OF CLAIMS AGAINST AND INTERESTS IN SWINC AND THE SWINC SUBSIDIARIES.


                  Consequently, the Equity Committee urges all Holders of Claims and Interests entitled to vote to accept the Equity Plan and to evidence their acceptance by duly completing and returning their Ballots so that they are received on or before 5:00 p.m., prevailing Eastern Time, on __________, 2003.



Dated:   April 22, 2003
Wilmington, Delaware

                                Respectfully submitted,

                                THE OFFICIAL COMMITTEE OF EQUITY
                                HOLDERS OF STONE & WEBSTER,
                                INCORPORATED, et al.

                                By:  Grace Brothers, Ltd.

                           By:  /s/ Brian Brookover
                                --------------------------------------
                                Name:    Brian Brookover
                                Title:   Portfolio Manager
                                COUNSEL:

                                Bifferato, Bifferato & Gentilotti

                                By:  /s/ Ian C. Bifferato
                                    ----------------------------------
                                     Ian C. Bifferato (No. __________)
                                     1308 Delaware Avenue
                                     Wilmington, DE  19806
                                     Tel:  (302) 429-1900
                                     Fax:  (302) 429-8606
                                                  --  and  --
                                     David F. Heroy
                                     Robert V. Shannon
                                     Carmen H. Lonstein
                                     BELL, BOYD & LLOYD LLC
                                     70 West Madison Street, Suite 3300
                                     Chicago, IL  60602
                                     Tel:  (312)372-1121
                                     Fax:  (312)827-8000

                                     Counsel to the Official Committee
                                     of Equity Holders